EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HEICO CORPORATION,

MAGNOLIA MERGECO INC.,

JAZZ PARENT, INC.

and

JAZZ TOPCO GP LLC (solely in its capacity as the Representative for purposes of Section 2.10, Section 2.11, Section 3.02, Section 7.13, Section 7.14, Section 10.07, Section 10.13 and Section 10.21)

Dated as of MAY 15, 2023

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(continued)

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(continued)

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(continued)

Page

Section 10.20.	Interpretation	79
Section 10.21.	Representative	80
Section 10.22.	Debt Financing Sources	82

Exhibit A: Accounting Principles

iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 15, 2023, by and among HEICO Corporation, a Florida corporation (“Parent”), Magnolia MergeCo Inc., a Delaware corporation (“Merger Sub”), Jazz Parent, Inc., a Delaware corporation (the “Corporation”), and Jazz Topco GP LLC, a Delaware limited liability company (the “Representative”) (solely in its capacity as the Representative for purposes of Section 2.10, Section 2.11, Section 3.02, Section 7.13, Section 7.14, Section 10.07, Section 10.13 and Section 10.21).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Corporation has adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Merger (as defined below);

WHEREAS, the holders of the requisite number of Shares (as defined below) outstanding on the date of this Agreement have approved this Agreement and the transactions contemplated hereby, including the Merger (as defined below);

WHEREAS, the Board of Directors of Parent has approved and declared advisable and in the best interests of Parent this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and

WHEREAS, the Board of Directors of Merger Sub has approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

Article I

DEFINITIONS, TERMS AND INTERPRETIVE MATTERS

Section 1.01.                      Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“280G Approval” shall have the meaning set forth in Section 7.10.

“Accounting Firm” shall have the meaning set forth in Section 3.02(b).

“Accounting Principles” shall mean the accounting policies, principles, practices and methodologies set forth in Exhibit A.

“Acquisition Proposal” shall mean any offer, proposal or Contract relating to any transaction or series of related transactions, regarding, directly or indirectly, an acquisition, merger, business combination or recapitalization involving, or a purchase of a majority of the equity interests or purchase or disposition of a majority of the assets of, the Corporation and its Subsidiaries.

“Additional Merger Consideration” shall mean a non-transferable contingent right to the cash amounts, if any, payable to the holders of Shares pursuant to and in accordance with Section 3.02(e) and Section 10.21(e).

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“Adjustment Escrow Account” shall mean the escrow account established, designated and administered by the Escrow Agent pursuant to the Escrow Agreement.

“Adjustment Escrow Amount” shall mean $20,000,000.

“Aero-Glen Earnout” means the Earnout Amount as defined in that certain Membership Interest Purchase Agreement, dated as of February 7, 2023, by and among Wencor Group, LLC, Aero-Glen International, LLC, Isabelle Kay, Tyson Kay, Kathryn Lowenstein, Greg Lowenstein and the Class C Members (as defined therein).

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such first Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise. For the avoidance of doubt, in no event shall any shareholder of Parent be considered an Affiliate of Parent or the Merger Sub nor shall Parent or the Merger Sub be considered an Affiliate of any shareholder of Parent. Notwithstanding the foregoing, except for purposes of Section 5.08 and Section 7.17, in no event shall the Corporation or any of its Subsidiaries or Affiliates be considered an Affiliate of Warburg Pincus LLC or any investment fund affiliated with Warburg Pincus LLC or of any portfolio company of any investment fund affiliated with Warburg Pincus LLC, nor shall Warburg Pincus LLC or any investment fund affiliated with Warburg Pincus LLC or any portfolio company of any investment fund affiliated with Warburg Pincus LLC be considered an Affiliate of the Corporation or any of its Subsidiaries or Affiliates.

“Affiliate Agreement” shall have the meaning set forth in Section 5.08.

“Aggregate Stock Consideration” shall mean 1,137,656 fully paid and nonassessable shares of Parent Class A Common Stock less the aggregate number of fractional share interests, if any, in respect of which Parent will make a cash in lieu of payment pursuant to Section 2.11(f); provided that if, prior to the Closing, any change or the record date for any change shall occur, in the outstanding shares of Parent Class A Common Stock as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, the Aggregate Stock Consideration (and any other related terms used in this Agreement) shall be equitably adjusted to reflect such change.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Anticorruption Laws” shall have the meaning set forth in Section 5.20(a).

“Antitrust/FDI Laws” shall mean any foreign, federal or state Law, regulation or decree designed or intended to prohibit, restrict or regulate (i) actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition (including the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended) or (ii) foreign direct investments (including Section 721 of the U.S. Defense Production Act of 1950, as amended).

“Audited Balance Sheet Date” shall have the meaning set forth in Section 5.03.

“Audited Financial Statements” shall have the meaning set forth in Section 5.03(A).

“Aviation Permits” shall have the meaning set forth in Section 5.21(b).

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“Base Cash Consideration” shall mean an amount equal to the sum of (i) $1,900,000,000 plus (ii) the amount of any cash dividends declared by Parent with a record date after the date hereof, but prior to the Closing Date, that would have been payable in respect of the Aggregate Stock Consideration had such Aggregate Stock Consideration been issued and outstanding from and after the date hereof (other than Parent’s regular, semi-annual dividend not in excess of $0.10 per share per such dividend).

“Bankers’ Fees” shall mean the aggregate amount of fees and expenses payable to the Persons set forth on Schedule 1.01(a) to the extent (i) payable by the Corporation or its Subsidiaries and (ii) incurred in connection with the sale process conducted with respect to the Corporation or an Affiliate of the Corporation or the negotiation and execution of this Agreement.

“Books and Records” shall have the meaning set forth in Section 7.14(a).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by Law or executive order to close.

“CapEx Budget” shall have the meaning set forth in Section 7.01(i).

“Certificate of Merger” shall have the meaning set forth in Section 2.03(a).

“Chosen Courts” shall have the meaning set forth in Section 10.09(a).

“Closing” shall have the meaning set forth in Section 2.02.

“Closing Cash” shall mean the amount equal to all cash and cash equivalents, certificates of deposit, money-market accounts, money-market funds and similar deposits including wires, deposits or checks in transit, in each case, in accordance with GAAP to the extent not included as an asset in the calculation of Net Working Capital, held by the Corporation and its Subsidiaries as of the Measurement Time; provided, however, that Closing Cash shall be calculated net of (i) checks written by the Corporation or its Subsidiaries but not yet cashed to the extent not included as a current liability in the calculation of Net Working Capital and (ii) any Restricted Cash. Closing Cash shall be reduced for any payments made between the Measurement Time and the Closing which are not captured as a deduction to Closing Cash Merger Consideration through either a liability in Net Working Capital, Equity Holder Expenses or Indebtedness. Notwithstanding anything to the contrary, Closing Cash shall not exceed $50,000,000, it being understood that nothing in this Agreement shall be construed to limit or restrict the right of the Corporation or its Subsidiaries to declare or pay any distributions or pay down Indebtedness for borrowed money or, to the extent not prohibited under the terms of this Agreement, pay Equity Holder Expenses or make other payments, in each case, prior to the Measurement Time, for the purpose of reducing Closing Cash.

“Closing Date” shall have the meaning set forth in Section 2.02.

“Closing Indebtedness” shall mean the Indebtedness of the Corporation and its Subsidiaries as of immediately prior to the Closing.

“Closing Cash Merger Consideration” shall mean (i) the Base Cash Consideration, minus (ii) the Estimated Indebtedness, plus (iii) the Estimated Cash, plus (iv) the Estimated Net Working Capital Adjustment, minus (v) the Adjustment Escrow Amount, minus (vi) the Estimated Equity Holder Expenses, minus (vii) the Representative Expense Fund. The Closing Cash Merger Consideration shall be determined as contemplated by Section 3.01.

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“Closing Net Working Capital” shall mean the Net Working Capital as of the Measurement Time.

“Closing Net Working Capital Adjustment” shall mean the amount (which may be a positive or negative number) equal to (i) the Closing Net Working Capital, minus (ii) the Target Net Working Capital.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated February 14, 2023, by and between HEICO East Corp. and the Partnership.

“Consents” shall have the meaning set forth in Section 5.06(a).

“Contract” shall mean a written legally binding agreement that is not a Plan.

“Corporation” shall have the meaning set forth in the preamble hereto.

“Corporation 401(k) Plans” shall have the meaning set forth in Section 7.11.

“Corporation Certificate of Merger” shall have the meaning set forth in Section 2.03(a).

“Corporation Employees” shall have the meaning set forth in Section 7.09(a).

“Corporation Intellectual Property” shall mean all Corporation-Owned Intellectual Property and all Intellectual Property used or licensed for use by the Corporation and its Subsidiaries in the conduct of their respective businesses.

“Corporation Software” shall have the meaning set forth in Section 5.16(f).

“Corporation-Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Corporation or its Subsidiaries.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Credit Agreements” shall mean the credit agreements identified on Schedule 1.01(b), as amended, supplemented, modified, replaced or refinanced.

“D&O Expenses” shall have the meaning set forth in Section 7.08(b).

“D&O Indemnifiable Claim” shall have the meaning set forth in Section 7.08(b).

“D&O Indemnified Person” shall have the meaning set forth in Section 7.08(a).

“D&O Indemnifying Party” shall have the meaning set forth in Section 7.08(b).

“D&O Insurance” shall have the meaning set forth in Section 7.08(c).

“D&O Losses” shall have the meaning set forth in Section 7.08(b).

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“Damaged Party” shall have the meaning set forth in Section 9.03(a).

“Debt Commitment Letter” shall mean that certain Commitment Letter, dated as of the date hereof, among Parent, Truist Bank, and Truist Securities, Inc., as amended, restated, supplemented or otherwise modified from time to time.

“Debt Financing” shall have the meaning set forth in Section 7.16(a).

“Debt Financing Sources” shall have the meaning set forth in Section 7.16(a).

“DER Repairs” shall have the meaning set forth in Section 5.21(b).

“DGCL” shall mean the Delaware General Corporation Law.

“DOJ” shall mean the U.S. Department of Justice.

“EASA” shall have the meaning set forth in Section 5.21(a).

“Effective Time” shall have the meaning set forth in Section 2.03(b).

“Enforceability Limitations” shall have the meaning set forth in Section 5.02.

“Environmental Law” shall mean any Law relating to pollution or protection of the environment, including the Release of or exposure to any Hazardous Materials.

“Equity Holder Expenses” shall mean, solely to the extent that any of the following obligations have been incurred prior to the Closing and remain unpaid immediately prior to the Closing, the aggregate amount payable by the Corporation or its Subsidiaries for (a) the Bankers’ Fees, (b) other third party out-of-pocket fees, costs and expenses incurred by or on behalf of the Corporation or its Subsidiaries (solely to the extent, in each case, such amounts are payable by the Corporation or its Subsidiaries) in connection with the sale process conducted with respect to the Corporation or the Partnership in connection with the negotiation and execution of this Agreement (including any such fees and expenses of the Identified Counsel), and (c) any retention, transaction, sale or change of control bonuses payable to Service Providers, regardless of whether any expenses related to such amounts are payable after the Closing, as a result of, or in connection with the Closing (excluding any such payments resulting from the termination of any such Person at or after the Closing or any other action taken by, or at the written direction of, Parent or any of its Affiliates) and the employer’s share of any payroll or withholding Taxes and any social security, Medicare or other similar Taxes to the extent attributable to such amounts. Notwithstanding anything to the contrary contained herein, in no event shall “Equity Holder Expenses” include any (i) costs, fees or expenses related to the purchase of the “tail” policy pursuant to Section 7.08(c) or any RWI Policy, (ii) fees or other costs referred to in Section 7.04 and Section 7.05(a), (iii) except as contemplated by Section 7.13(a), Transfer Taxes, recording fees and other similar Taxes imposed in connection with the transactions contemplated by this Agreement, (iv) amounts paid or payable in connection with any of Parent’s or its Affiliates’ financing or (v) amounts to the extent taken into account in the calculation of Closing Indebtedness or Closing Net Working Capital.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“ERISA Affiliate” means, with respect to the Corporation or any of its Subsidiaries, any trade or business, whether or not incorporated, that together with the Corporation or any of its Subsidiaries

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would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA or that is a member of the same “controlled group” as the Corporation or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” shall have the meaning set forth in Section 2.10(a).

“Escrow Agreement” shall have the meaning set forth in Section 2.10(a).

“Estimated Cash” shall have the meaning set forth in Section 3.01(a).

“Estimated Equity Holder Expenses” shall have the meaning set forth in Section 3.01(a).

“Estimated Indebtedness” shall have the meaning set forth in Section 3.01(a).

“Estimated Net Working Capital Adjustment” shall have the meaning set forth in Section 3.01(a).

“Estimated Statement” shall have the meaning set forth in Section 3.01(a).

“Exhibits” shall mean the exhibits to this Agreement.

“Exigency Actions” shall mean all reasonable actions taken, or omitted to be taken, in response to COVID-19 or any other Exigency Event to (i) comply with Laws and Orders or (ii) comply with, or respond to, any official guidelines, directives, or requests of any Governmental Authority (including the Centers for Disease Control and Prevention and the World Health Organization).

“Exigency Event” shall have the meaning set forth in the definition of “Material Adverse Effect.”

“Existing Holders” shall mean Persons who were holders of limited partnership interests in the Partnership immediately prior to the Closing.

“FAA” shall have the meaning set forth in Section 5.21(a).

“FAA Permits” shall have the meaning set forth in Section 5.21(a).

“FCPA” shall have the meaning set forth in Section 5.20(a).

“Final Cash” shall have the meaning set forth in Section 3.02(e).

“Final Closing Cash Merger Consideration” shall have the meaning set forth in Section 3.02(e).

“Final Equity Holder Expenses” shall have the meaning set forth in Section 3.02(e).

“Final Indebtedness” shall have the meaning set forth in Section 3.02(e).

“Final Net Working Capital Adjustment” shall have the meaning set forth in Section 3.02(e).

“Final Statement” shall have the meaning set forth in Section 3.02(c).

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“Financial Statements” shall have the meaning set forth in Section 5.03(A).

“Foreign Plan” means each Plan maintained outside the jurisdiction of the United States that provides benefits in respect of any Service Provider that is primarily based outside the United States, including any such plan required to be maintained or contributed to by applicable Law, custom or rule of the relevant jurisdiction, but excluding any Plan that is sponsored or maintained by a Governmental Authority.

“Fraud” means (a) with respect to the Corporation, actual and intentional fraud under the Laws of the State of Delaware by the Corporation with respect to the making of the representations and warranties pursuant to Article V or the certificate delivered by the Corporation pursuant to Section 8.02(c); and (b) with respect to Parent or Merger Sub, actual and intentional fraud by such Person under the Laws of the State of Delaware with respect to the making of the representations and warranties pursuant to Article VI or the certificate delivered pursuant to Section 8.03(c). For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, constructive fraud, promissory fraud or any claim for fraud based on negligence or recklessness.

“FTC” shall mean the U.S. Federal Trade Commission.

“GAAP” shall mean U.S. generally accepted accounting principles, consistently applied.

“Government Contract” shall mean a Contract for the sale of supplies or services currently in performance or that has not been closed that is between the Corporation or any of its Subsidiaries as a contractor to a Governmental Authority or as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority.

“Governmental Authority” shall have the meaning set forth in Section 5.06(a).

“Hazardous Materials” shall mean any pollutant, contaminant, waste, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, and per- and polyfluoroalkyl substances, including all substances defined or regulated as “hazardous substances,” “pollutants,” or “contaminants” pursuant to any Environmental Law.

“HSR Act” shall mean the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder, as amended.

“Identified Counsel” shall have the meaning set forth in Section 10.07.

“Indebtedness” of any Person at any date shall mean, without duplication (a) all Obligations of such Person for borrowed money, (b) all Obligations of such Person that are evidenced by a note, bond, debenture or similar instrument (excluding, in the case of the Corporation and its Subsidiaries, any “seller notes” which are included in clause (g)), (c) all Obligations of such Person in respect of letters of credit, performance bonds, security bonds or acceptances issued or created for the account of such Person, but only to the extent drawn, (d) all obligations under leases required to be recorded as capital or finance leases in accordance with GAAP (provided, however, that any such Obligations associated with leases classified as, or which would have been classified as, operating leases prior to the adoption of ASC 842 shall be excluded form Indebtedness), (e) in the case of the Corporation and its Subsidiaries, the net amount required to be paid by the Corporation or the applicable Subsidiary of the Corporation to the applicable counterparty to settle contractual obligations relating to interest rate protection, hedging or swap arrangements, (f) in the case of the Corporation and its Subsidiaries, unpaid management, sponsor or advisory service fees to Warburg Pincus LLC or its Affiliates, (g) any deferred purchase price of property,

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business, assets, securities or services in respect of which such Person is liable, contingently or otherwise (including any “seller notes” and the Aero-Glen Earnout), other than trade payables in the ordinary course of business to the extent included in Net Working Capital, (h) any obligation secured by a Lien (other than Permitted Liens) on any property of such Person, (i) declared and unpaid dividends or distributions owed to its equityholders, including the Existing Holders or their Affiliates, (j) in the case of the Corporation and its Subsidiaries net unpaid income (including gross receipts or franchise imposed in lieu of income) Tax liabilities of the Corporation or any of its Subsidiaries for any Pre-Closing Tax Period (provided that such amounts shall: (A) not be an amount less than zero and (B) include the accrued and unpaid income Tax liabilities of the Corporation and its Subsidiaries for the current taxable period as a result of any inclusion under Sections 951 or 951A of the Code to the extent attributable to a Pre-Closing Tax Period), (k) any proceeds or loans received from a Governmental Authority in connection with COVID-19, in each case, to the extent such proceeds or loans have not been repaid or forgiven (if applicable), and (l) all guarantees of any of the foregoing for the benefit of another Person. Notwithstanding anything to the contrary contained herein, in the case of the Corporation and its Subsidiaries, in no event shall “Indebtedness” include any: (x) intercompany obligations between or among the Corporation or any of its Subsidiaries, or (y) liability or obligation to the extent taken into account in the calculation of Net Working Capital or Equity Holder Expenses.

“Intellectual Property” shall mean all intellectual property rights in and to whether registered or unregistered, (a) trademarks, service marks, logos, brand names, trade dress, trade names, other similar designations of origin and registrations and the goodwill associated with the foregoing, (b) patents, utility models, statutory invention registrations, registered designs or similar rights in inventions and designs, together with continuations, continuations-in-part, reissues and reexaminations thereof, (c) trade secrets, rights in know-how, inventions, invention disclosures, databases, confidentiality and proprietary business or technical information, and other rights in confidential information that derives independent economic value, actual or potential, from not being known to other Persons (“Trade Secrets”), (d) copyrights and any equivalent rights in works of authorship (including rights in software as a work of authorship) and any other related rights of authors, (e) computer software programs, including all source code, object code and firmware (“Software”), (f) World Wide Web addresses, domain names, uniform resource locators, social media handles and other names, identifiers and locators associated with Internet addresses, sites and services, and (g) similar, corresponding or equivalent intellectual property rights; in each case, including any registrations of, applications to register or issue, and renewals and extensions of any of the foregoing with or by any Governmental Authority in any jurisdiction throughout the world and all intellectual property rights therein provided by international treaties and conventions.

“Intentional Breach” shall mean, with respect to any representation, warranty, agreement or covenant, an action or omission taken or omitted to be taken that the breaching Person takes (or fails to take) and knows or reasonably should have known would cause a material breach of such representation, warranty, agreement or covenant. Notwithstanding anything to the contrary herein, the parties hereto acknowledge and agree that any failure by a party hereto to effect the Closing at the time the Closing is required to occur pursuant to Section 2.02 shall constitute an Intentional Breach.

“IRS” shall have the meaning set forth in Section 2.09.

“IT Assets” shall mean all computer systems, including Software and information technology hardware, firmware, middleware and platforms, interfaces, systems, networks, equipment, facilities, websites, infrastructure, workstations, switches and data communication lines owned or operated by the Corporation of any of its Subsidiaries in connection with the conduct of their businesses, but excluding networks generally available to the public.

“Latest Financial Statements” shall have the meaning set forth in Section 5.03(A).

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“Laws” shall mean any federal, state, local or foreign law, statute, ordinance, rule, or regulation.

“Leases” shall have the meaning set forth in Section 5.14(b).

“Liens” shall mean any lien, security interest, mortgage, pledge or similar encumbrance.

“Litigation” shall have the meaning set forth in Section 5.07.

“Material Adverse Effect” shall mean any effect, change, circumstance, occurrence, development or effect (each a “Change”) that, individually or in the aggregate, (i) would prevent or materially impair the ability of the Corporation to consummate the transactions contemplated by this Agreement by the Termination Date (for the avoidance of doubt, excluding the inability to obtain any approval or consent of any third-party or Governmental Authority) or (ii) has resulted in or would reasonably be expected to result in a material adverse effect on the business, results of operations or financial condition of the Corporation and its Subsidiaries, taken as a whole, but excluding, solely in the case of clause (ii), any such Change resulting or arising from, (a) the execution of this Agreement or the announcement thereof, the pendency or the consummation of the transactions contemplated by this Agreement or the compliance by the Corporation or any of its Subsidiaries with any terms of this Agreement (provided, that this clause (a) shall not apply to any representations or warranties set forth in Section 5.06(b) (subject to any disclosures set forth on Schedule 5.06 or the closing condition related thereto)), (b) the public announcement or public disclosure of Parent’s or any of its Affiliates’ plans or intentions with respect to the conduct of the business (or any portion thereof) of the Corporation or any of its Subsidiaries, (c) changes in global or United States or foreign national, regional or local economic, financial, regulatory, social or political conditions or events, including inflation and any actual complete or partial, sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority, (d) changes in the general credit, debt, financial, commodity or capital markets or changes in interest or exchange rates or monetary policy, (e) changes in Laws affecting the Corporation or any of its Subsidiaries or changes in GAAP or changes in the interpretation of any of the foregoing, (f) changes in the industries or the segments thereof or the markets in which the Corporation or any of its Subsidiaries operate, including changes in any of the segments of the aircraft, airline, aerospace or air travel industries (including any supply chain disruptions), (g) disasters, calamities, hurricanes, tropical storms, tropical depressions, earthquakes, floods, natural disasters, acts of God, force majeure events, other weather-related events or other comparable events, (h) military conflict, social unrest, civil disobedience, riots, sabotage, declared or undeclared war or hostilities or any escalation or worsening of any of the foregoing, (i) terrorism of any kind (including any cyber terrorism or internet or cyber-attack), (j) any epidemic, pandemic or disease outbreak (including COVID-19 and the worsening thereof) in the United States or elsewhere in the world where the Corporation or its Subsidiaries operate (the events and changes described in the foregoing clauses (g) through (j), “Exigency Events”), (k) any action taken or omitted to be taken by, with the prior written consent of, or at the written request of, Parent, (l) any failure by the Corporation or any of its Subsidiaries to meet any internal, published or other projections, forecasts, estimates, expectations, budgets or financial analyses for the Corporation or any such Subsidiary, including projections, forecasts, estimates or financial analyses prepared for, by or on behalf of Parent or any of its Affiliates (provided, however, that any Change that caused such failure to meet projections, forecasts, estimates or financial analyses shall not be excluded under this clause (l)), (m) any change in the Corporation’s credit rating or any change in credit default swap spreads with respect to indebtedness of the Corporation or any of its Subsidiaries (provided, however, that any Change that caused such change shall not be excluded under this clause (m)), or (n) any action or omission required by this Agreement or the Transaction Documents (including pursuant to Section 7.03, Section 7.04, Section 7.05 or Section 7.16) or the failure to take any action prohibited by this Agreement and or the Transaction Documents (including pursuant to Section 7.01); provided, that in the case of the foregoing clauses (c), (d), (e), (f), (g), (h), (i) and (j) solely to the extent such Change has had or would

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reasonably be expected to have a disproportionate adverse effect on the Corporation or its Subsidiaries compared to other similarly situated Persons or businesses that operate in the industry or the segments thereof or the markets in which the Corporation and its Subsidiaries operate, then the incremental disproportionate aspect of such effect may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.

“Material Contracts” shall have the meaning set forth in Section 5.12.

“Measurement Time” shall mean 11:59 p.m. (New York City time) on the day immediately preceding the Closing Date.

“Merger” shall have the meaning set forth in Section 2.01.

“Merger Sub” shall have the meaning set forth in the preamble hereto.

“Net Working Capital” shall mean (a) current assets (excluding any Closing Cash and, for the avoidance of doubt, any deferred Tax assets) of the Corporation and its Subsidiaries, minus (b) current liabilities (excluding Equity Holder Expenses, Indebtedness and, for the avoidance of doubt, any deferred Tax liabilities) of the Corporation and its Subsidiaries, in each case, using only those line items set forth on the illustrative Net Working Capital calculation set forth on Exhibit A and calculated in accordance with the Accounting Principles.

“Nonparty Affiliate” shall have the meaning set forth in Section 10.15.

“NYSE” shall mean the New York Stock Exchange.

“Objection Notice” shall have the meaning set forth in Section 3.02(b).

“Obligations” shall mean, with respect to any Indebtedness, any principal, accrued but unpaid interest, penalties, fees and reimbursements required to be paid under the documentation governing such Indebtedness.

“OFAC” means the United States Treasury Department’s Office of Foreign Assets Control.

“Order” shall have the meaning set forth in Section 5.06(b).

“Organizational Documents” shall mean (w) with respect to any corporation, the articles or certificate of incorporation, as applicable, and the bylaws or code of regulations, as applicable, of such corporation; (x) with respect to any limited liability company, the articles of organization or certificate of formation and the limited liability company agreement or operating agreement, as applicable, of such limited liability company; (y) with respect to any general partnership or limited partnership, the certificate of partnership or certificate of limited partnership, as applicable, and the partnership agreement or limited partnership agreement, as applicable, of such general partnership or limited partnership; and (z) with respect to any other business entity, any similar documents providing for such entity’s organization and governance.

“Other Indemnitors” shall have the meaning set forth in Section 7.08(e).

“Owned Realty” shall have the meaning set forth in Section 5.14(a).

“Parent” shall have the meaning set forth in the preamble hereto.

“Parent Arrangements” shall have the meaning set forth in Section 7.10.

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“Parent Material Adverse Effect” shall mean any Change that, individually or in the aggregate, (i) would prevent or materially impair the ability of the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement by the Termination Date (for the avoidance of doubt, excluding the inability to obtain any approval or consent of any third-party or Governmental Authority) or (ii) has resulted in or would reasonably be expected to result in a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, but excluding, solely in the case of clause (iii), any such Change resulting or arising from, (a) the execution of this Agreement or the announcement thereof, the pendency or the consummation of the transactions contemplated by this Agreement or the compliance by the Corporation or any of its Subsidiaries with any terms of this Agreement (provided, that this clause (a) shall not apply to any representations or warranties set forth in Section 6.03 (subject to any disclosures set forth on Schedule 6.03 or the closing condition related thereto)), (b) changes in global or United States or foreign national, regional or local economic, financial, regulatory, social or political conditions or events, including inflation and any actual complete or partial, sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority, (c) changes in the general credit, debt, financial, commodity or capital markets or changes in interest or exchange rates or monetary policy, (d) changes in Laws affecting Parent or any of its Subsidiaries or changes in GAAP or changes in the interpretation of any of the foregoing, (e) changes in the industries or the segments thereof or the markets in which Parent or any of its Subsidiaries operate, including changes in any of the segments of the aircraft, airline, aerospace or air travel industries (including any supply chain disruptions), (f) disasters, calamities, hurricanes, tropical storms, tropical depressions, earthquakes, floods, natural disasters, acts of God, force majeure events, other weather-related events or other comparable events, (g) military conflict, social unrest, civil disobedience, riots, sabotage, declared or undeclared war or hostilities or any escalation or worsening of any of the foregoing, (h) terrorism of any kind (including any cyber terrorism or internet or cyber-attack), (i) any epidemic, pandemic or disease outbreak (including COVID-19 and the worsening thereof) in the United States or elsewhere in the world where Parent or its Subsidiaries operate, (j) any failure by Parent or any of its Subsidiaries to meet any internal, published or other projections, forecasts, estimates, expectations, budgets or financial analyses for Parent or any such Subsidiary, including projections, forecasts, estimates or financial analyses prepared for, by or on behalf of the Corporation or any of its Affiliates (provided, however, that any Change that caused such failure to meet projections, forecasts, estimates or financial analyses shall not be excluded under this clause (j)), (k) any change in Parent’s credit rating or any change in credit default swap spreads with respect to indebtedness of Parent or any of its Subsidiaries (provided, however, that any Change that caused such change shall not be excluded under this clause (k)), or (l) any action or omission required by this Agreement or the Transaction Documents (including pursuant to Section 7.03, Section 7.04 or Section 7.05) or the failure to take any action prohibited by this Agreement and or the Transaction Documents); provided, that in the case of the foregoing clauses (b), (c), (d), (e), (f), (g), (h) and (i) solely to the extent such Change has had or would reasonably be expected to have a disproportionate adverse effect on Parent or its Subsidiaries compared to other similarly situated Persons or businesses that operate in the industry or the segments thereof or the markets in which Parent and its Subsidiaries operate, then the incremental disproportionate aspect of such effect may be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur.

“Parent Regulatory Termination Fee” means an amount in cash equal to $143,500,000.

“Parent Related Party” shall mean any former, current or future direct or indirect stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, trustees, attorneys, agents, representatives or Affiliates of Parent or Merger Sub, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, trustee, attorney, agent, representative or Affiliate of any of the foregoing.

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“Parent Released Person” shall have the meaning set forth in Section 10.19.

“Parent Releasing Person” shall have the meaning set forth in Section 10.19.

“Parent Stock Price” shall mean $131.85.

“Partnership” shall mean Jazz Topco L.P.

“Permits” shall have the meaning set forth in Section 5.09(b).

“Permitted Liens” shall mean (a) mechanics’, carriers’, workmen’s, materialmen’s repairmen’s or other similar Liens arising by operation of law or incurred in the ordinary course which are not yet due and payable or which are being contested in good faith by appropriate proceedings, (b) Liens for Taxes, assessments, fees or other governmental charges which are not yet due and payable, which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and reflected on the consolidated financial statements of the Corporation, (c) imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects, exceptions, encumbrances and other similar matters which affect title to the property or assets of the Corporation or its Subsidiaries but are not monetary in nature and do not materially detract from the value or marketability of the property or asset to which they relate or materially impair the ability of the Corporation or its Subsidiaries to use or operate the property or asset to which they relate, (d) any right, interest, Lien or title of a licensor, sublicensor, lessor, sublessor or other person in title under any license, lease or other agreement to or in the property being licensed, leased or occupied (excluding licenses of Intellectual Property), by the Corporation or any of its Subsidiaries (as licensee, sublicensee, lessee, sublessee, or other occupant), (e) Liens securing the obligations of the Corporation or its Subsidiaries under the Credit Agreements or any other Indebtedness reflected on the consolidated financial statements of the Corporation, (f) purchase money Liens and Liens securing rental payments under capital lease arrangements, (g) zoning or building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon, (h) matters that would be disclosed by an accurate survey or inspection of the relevant real property and which do not, individually or in the aggregate, materially detract from the value or marketability or impair the use or operation of the real property subject thereto, (i) Liens arising under workmen’s compensation, unemployment insurance, social security, retirement and similar Laws, (j) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (k) Liens on any estate superior to the interest of the Corporation or any of its Subsidiaries in any Leased Realty, (l) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, and (m) other Liens that would not be material and adverse to the Corporation and its Subsidiaries, taken as a whole.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization.

“Personal Data” shall have the meaning set forth in Section 5.17(a).

“Plans” shall mean, collectively, each employment, consulting, executive compensation, bonus, deferred compensation, incentive compensation, stock purchase, stock option, phantom stock or other equity-based, retention, change-in-control, severance or termination pay, gross-up, individual loan, restrictive covenant, vacation, hospitalization or other medical, dental, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other fringe or other employee benefit plan, program, policy, practice, agreement or arrangement

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(including, without limitation, any “employee benefit plan”, within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), in each case, (i) sponsored, maintained or contributed to or required to be contributed to by the Corporation or any of its Subsidiaries or (ii) under which any current or former employee, officer, director, consultant or independent contractor or former employee of the Corporation and its Subsidiaries (or any dependent or beneficiary thereof) has any present or future right to compensation or benefits.

“PMAs” shall have the meaning set forth in Section 5.21(a).

“Post-Closing Adjustment Amount” shall have the meaning set forth in Section 3.02(e).

“Post-Closing Adjustment Statement” shall have the meaning set forth in Section 3.02(a).

“Pre-Closing Period” shall have the meaning set forth in Section 7.01.

“Pre-Closing Tax Period” shall mean any taxable period (or portion of any Straddle Period) that begins before the Closing Date and ends before or on the Closing Date.

“Registered Corporation Intellectual Property” shall have the meaning set forth in Section 5.16(a).

“Related Persons” shall have the meaning set forth in Section 5.08.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching of any Hazardous Materials into the environment.

“Released Person” shall have the meaning set forth in Section 10.19.

“Releasing Person” shall have the meaning set forth in Section 10.19.

“Representative” shall have the meaning set forth in the Preamble hereto.

“Representative Expense Fund” shall mean $1,000,000.

“Representative Losses” shall have the meaning set forth in Section 10.21(b).

“Restricted Cash” means any cash which would not be freely usable by Parent at or following Closing because it is subject to restrictions or limitations on use or distribution applicable to the Corporation or its Subsidiaries by Law or Contract (including all cash posted as security deposits or to support letters of credit or performance bonds).

“RWI Policy” shall mean any buyer-side representations and warranties insurance policy obtained by Parent in connection with this Agreement and the transactions contemplated hereby.

“Sanctions” means all Laws, regulations, decrees, Orders, or other acts with the force of law of the United States, the United Kingdom, or the European Union, or United Nations Security Council concerning trade and economic sanctions, including embargoes; the freezing or blocking of assets of targeted Persons; or other restrictions on investment, payments, or other transactions targeted at particular Persons or countries.

“Schedules” shall mean the disclosure schedules delivered by the Corporation to Parent and Merger Sub concurrently with the execution and delivery of this Agreement.

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“SDN List” means OFAC’s Specially Designated Nationals and Blocked Persons List.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended.

“Seller Related Party” shall mean (i) any Persons that at any time prior to the Closing are or were direct or indirect stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, trustees, attorneys, agents, representatives or Affiliates of the Corporation and (ii) any former, current or future direct or indirect stockholder, equity holder, controlling person, portfolio company, director, officer, employee, general or limited partner, member, manager, trustee, attorney, agent, representative or Affiliate of any of the Persons referred to in clause (i) of this definition.

“Seller Released Person” shall have the meaning set forth in Section 10.19.

“Seller Releasing Person” shall have the meaning set forth in Section 10.19.

“Shares” shall mean the issued and outstanding shares of common stock of the Corporation, par value $0.01.

“Software” shall have the meaning set forth in the definition of “Intellectual Property.”

“Solvent” shall have the meaning set forth in Section 6.07.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” of any Person shall mean any other Person of which such first Person (either alone or with any other Subsidiary) is the managing member or general partner, or owns securities or equity or other interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or, if no such governing body exists, the ownership of a majority of the outstanding voting securities of such Person.

“Surviving Corporation” shall have the meaning set forth in Section 2.01.

“Target Net Working Capital” shall mean $290,000,000.

“Tax Law” shall mean any Law relating to Taxes.

“Tax Return” shall mean any and all returns, reports, information returns or other similar documents required to be filed with any Governmental Authority with respect to Taxes, including any schedules or attachments thereto or amendments thereof.

“Taxes” shall mean all taxes, charges, fees, duties, levies, imposts or other similar assessments imposed by any Governmental Authority, including income, gross receipts, excise, property, sales, gain, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes, including any interest, penalties, fines or additions attributable thereto.

“Termination Date” shall have the meaning set forth in Section 9.02(b).

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“Total Enterprise Value” shall mean $2,050,000,000.

“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property.”

“Transaction Documents” shall have the meaning set forth in Section 10.04.

“Transfer Taxes” shall have the meaning set forth in Section 7.13(a).

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Waived 280G Benefits” shall have the meaning set forth in Section 7.10.

“WARN Act” shall have the meaning set forth in Section 7.10.

Section 1.02.                      Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Article II

THE MERGER

Section 2.01.                      Merger. At the Closing, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Corporation (the “Merger”), whereupon the separate existence of Merger Sub shall cease and the Corporation shall continue as the surviving corporation (the “Surviving Corporation”).

Section 2.02.                      Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place by means of a virtual closing remotely via teleconference and through the electronic exchange of signatures at 10:00 a.m. (New York City time) on the third (3rd) Business Day following the satisfaction or, to the extent permitted, waiver of the conditions set forth in Article VIII (other than those conditions that require delivery of a document or certificate or the taking of an action at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing) or such other date or at such other time or place as Parent and the Corporation may mutually agree in writing (email of counsel sufficient for such purpose). The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 2.03.                      Effective Time.

(a)                The parties hereto shall deliver to the Secretary of State of the State of Delaware as soon as practicable following the Closing on the Closing Date a certificate of merger with respect to the Merger (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL.

(b)                The Merger shall become effective at the time of filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time as the parties hereto may agree in writing or as is provided in the Certificate of Merger in accordance with the DGCL. The date and time at which the Merger shall become so effective is herein referred to as the “Effective Time”.

Section 2.04.                      Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL, and, without limiting the foregoing, from and

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after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as a private nature, and shall be subject to all liabilities, obligations and penalties of, the Corporation and Merger Sub, all with the effect set forth herein and in the DGCL.

Section 2.05.                      Organizational Documents of the Surviving Corporation. Unless and until amended in accordance with applicable Law and the terms of this Agreement, subject to and without limiting Section 7.08, the certificate of incorporation of the Corporation as in effect immediately prior to the Effective Time shall be the certificate of limited incorporation of the Surviving Corporation and the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Corporation following the Effective Time.

Section 2.06.                      Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and each of the officers of Merger Sub immediately prior to the Effective Time shall be an officer of the Surviving Corporation, in each case until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal in accordance with the Surviving Corporation’s bylaws.

Section 2.07.                      Conversion of Shares in the Corporation. At the Effective Time, by virtue of the Merger and without any action on the part of the Corporation or Merger Sub or the holders of any securities of the Corporation or Merger Sub, except as otherwise agreed in writing by the holder of any Shares and Parent, the Shares shall automatically be converted into the right to receive, without interest, the Closing Cash Merger Consideration, the Aggregate Stock Consideration and any Additional Merger Consideration. Each Share shall be cancelled and shall cease to exist, and the holder of each such Share shall cease to have any rights with respect thereto, except the right to receive, without interest, a portion of the Closing Cash Merger Consideration, the Aggregate Stock Consideration and any Additional Merger Consideration.

Section 2.08.                      Conversion of Shares in Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the Corporation or Merger Sub or the holders of securities of the Corporation or Merger Sub, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time, shall automatically be converted into one share of common stock, par value $$0.01 per share, of the Surviving Corporation and such shares will constitute the only outstanding shares of capital stock of the Surviving Corporation at the Effective Time. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time, when converted in accordance with this Section 2.08, shall no longer be outstanding, shall automatically be cancelled and shall cease to exist.

Section 2.09.                      Withholding Taxes. Notwithstanding any other provision of this Agreement to the contrary, any Person that has any withholding obligation under the Code, or any applicable provision of Tax Law, shall be entitled (a) to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be withheld and paid over to the applicable Governmental Authority and (b) to request from the Representative or any other Person to whom a payment is required to be made pursuant to this Agreement any Tax forms, including Internal Revenue Service (“IRS”) Form W-9 or the appropriate series of IRS Form W-8, as is reasonably necessary to reduce or eliminate any withholding. To the extent that amounts are so withheld and timely paid to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Subject to the Partnership providing IRS Form W-9 in accordance with Section 2.10(c), Parent is not aware of any obligations under current applicable Law to deduct or withhold any Taxes with respect to any payment to the Partnership pursuant to this Agreement. In each case, other than (1) Taxes arising from a failure to comply with Section 2.10(c) or (2) with respect to compensatory payments, Parent (i) shall use

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commercially reasonable efforts to notify in writing the Representative at least five (5) days prior to the Effective Time if it identifies any obligation to deduct or withhold such Taxes, together with a reasonable explanation of the legal requirement for such deduction or withholding and (ii) shall cooperate in good faith with the Representative to (x) eliminate, reduce or mitigate such deduction or withholding of Taxes and (y) obtain any reasonably available refund of any amount deducted or withheld to the extent permitted under Tax Law.

Section 2.10.                      Exchange Procedures; Closing Deliveries.

(a)               Appointment of Escrow Agent. On or prior to the Closing Date, Parent, the Representative and the Corporation shall enter into a customary escrow agreement with SRS Acquiom (the “Escrow Agent”) effective as of the Closing Date, which shall be in form and substance reasonably acceptable to the Corporation and Parent and shall not contain any provisions that are not contemplated by this Agreement, other than customary mechanical provisions (the “Escrow Agreement”). All costs, fees, charges and expenses assessed by the Escrow Agent to maintain the Adjustment Escrow Account as required hereunder, and any and all penalties, obligations, and liabilities associated therewith or arising therefrom (except to the extent any such penalties, obligations or liabilities are attributable solely to the fault of the Representative), shall be paid by the Surviving Corporation.

(b)                Closing of Transfer Records. Immediately prior to the Closing, the transfer records of the Corporation shall be closed and there shall be no further registration of transfers of any Shares on the records of the Corporation.

(c)                Tax Forms. The Partnership shall deliver or cause to be delivered to Parent a properly completed and duly executed IRS Form W-9; provided that Parent’ sole remedy for failure of the Partnership to so deliver or cause to be delivered such IRS Form W-9 shall be to withhold in accordance with Section 2.09.

(d)                Evidence of Aggregate Stock Consideration. At the Closing, Parent shall deliver or cause to be delivered to the Partnership evidence of the Aggregate Stock Consideration in book-entry form (in accordance with Section 2.11(a)).

(e)                Registration Rights Agreement. At the Closing, each of Parent and the Partnership shall deliver a duly executed counterpart to the Registration Rights Agreement.

Section 2.11.                      Closing Payments.

(a)                Payment of Merger Consideration. At the Closing, Parent shall (i) pay, or cause to be paid, by wire transfer of immediately available funds to the Partnership an amount in cash equal to the Closing Cash Merger Consideration and the Fractional Cash Share Amount, in accordance with the payment instructions delivered by the Partnership to Parent at least two (2) Business Days prior to the Closing Date and (ii) issue or cause to be issued to the Partnership the Aggregate Stock Consideration, free and clear of all Liens (other than Liens created by the Partnership or arising under applicable securities Laws).

(b)                Debt Payoff. At the Closing, Parent shall pay or cause to be paid on behalf of the Surviving Corporation, the amounts payable under the Debt Payoff Letters (the “Debt Payoff Amount”), by wire transfer of immediately available funds to the account or accounts designated in the respective Debt Payoff Letters in order to terminate all applicable obligations and liabilities of the Corporation and its Subsidiaries under the Credit Agreements.

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(c)              Deposit of Escrow Amount. At the Closing, Parent shall deliver or cause to be delivered the Adjustment Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to the Adjustment Escrow Account.

(d)                Payment of Equity Holder Expenses. At the Closing, Parent shall pay or cause to be paid on behalf of the Surviving Corporation all Estimated Equity Holder Expenses by wire transfer of immediately available funds in accordance with the instructions delivered by the Representative no later than two (2) Business Days prior to the Closing Date.

(e)                Deposit of Representative Expense Fund. At the Closing, Parent shall pay or cause to be paid to the Representative, on behalf of the holders of Shares, the Representative Expense Fund by wire transfer of immediately available funds as directed by the Representative no later than two (2) Business Days prior to the Closing Date.

(f)                 Fractional Cash Share Amount. At least three (3) Business Days prior to the Closing Date, the Corporation shall notify Parent of the aggregate number of fractional share interests that would otherwise be issued in exchange for Shares to the Partnership or to the Existing Holders upon the hypothetical distribution of the shares of Aggregate Stock Consideration and the Closing Cash Merger Consideration received by the Partnership pursuant to this Section 2.11 to the Existing Holders in accordance with the Organizational Documents of the Partnership immediately following the Closing and the Fractional Share Cash Amount to be delivered in lieu thereof. Notwithstanding anything to the contrary contained herein, no fractional shares of Parent Class A Common Stock shall be issued in exchange for the Shares to the Partnership, no dividend or distribution with respect to Parent Class A Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, at Closing, Parent shall pay to the Partnership an aggregate amount in cash (rounded to the nearest cent) determined by multiplying (i) the Parent Stock Price by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Class A Common Stock which the Existing Holder would otherwise be entitled to receive upon the hypothetical distribution of all of the shares of Aggregate Stock Consideration and the Closing Cash Merger Consideration received by the Partnership pursuant to this Section 2.11 to certain of the Existing Holders, which shall in no event exceed $25,000 (such aggregate amount, the “Fractional Share Cash Amount”).

Article III

DETERMINATION OF CLOSING Cash MERGER CONSIDERATION AND POST-CLOSING ADJUSTMENTS

Section 3.01.                      Closing Estimates. Not less than three (3) Business Days prior to the Closing, the Corporation shall prepare and deliver to Parent:

(a)                A statement (the “Estimated Statement”) setting forth the Corporation’s good faith calculation of Closing Cash Merger Consideration for purposes of the Closing. In connection with calculating the Closing Cash Merger Consideration, the Corporation shall estimate in good faith the Closing Net Working Capital Adjustment (the “Estimated Net Working Capital Adjustment”), Closing Indebtedness (the “Estimated Indebtedness”), Closing Cash (“Estimated Cash”) and Equity Holder Expenses (the “Estimated Equity Holder Expenses”), which, in each case, shall be calculated on a basis consistent with this Agreement, including, as applicable, Exhibit A, and the

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Fractional Share Cash Amount. The Estimated Statement shall include reasonable supporting documentation for the calculations set forth in Estimated Statement. The Corporation shall consider any reasonable comments provided by Parent in good faith based on Parent’s review of the Estimated Statement and such documentation, provided that if there is a dispute over such documentation or the calculation of Closing Cash Merger Consideration, such dispute shall not delay the Closing and the calculation of Closing Cash Merger Consideration delivered by the Corporation (A) shall be conclusive and binding upon Parent for purposes of determining the amounts payable at the Closing pursuant to Article II and (B) shall only be subject to dispute in accordance with the procedures set forth in Section 3.02 and not to any other dispute or procedures.

Section 3.02.                      Post-Closing Adjustments.

(a)                As promptly as practicable after the Closing, but in no event later than sixty (60) days after the Closing Date, Parent shall prepare and deliver to the Representative a statement (the “Post-Closing Adjustment Statement”) setting forth Parent’s good faith calculation of the Closing Cash Merger Consideration, including the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash and Equity Holder Expenses, which shall be calculated on a basis consistent with this Agreement, including, as applicable, Exhibit A. The Post-Closing Adjustment Statement shall include reasonable supporting documentation for the calculations set forth in Post-Closing Adjustment Statement. The calculations included in the Post-Closing Adjustment Statement shall not include any purchase accounting adjustment arising out of the consummation of the transactions contemplated by this Agreement.

(b)               Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, (i) permit the Representative and its representatives to have reasonable access during normal business hours and with reasonable advance notice to the books, records and other documents (including work papers (subject to customary access letters), schedules, financial statements, and memoranda) of the Surviving Corporation and its Subsidiaries and Parent’s representatives pertaining to or used in connection with the preparation of the Post-Closing Adjustment Statement and provide the Representative with copies thereof (as reasonably requested by the Representative) and (ii) provide the Representative and its representatives reasonable access during normal business hours and with reasonable advance notice to the employees and accountants of Parent, the Surviving Corporation and their respective Subsidiaries as reasonably requested by the Representative in connection with the Representative’s review of the Post-Closing Adjustment Statement. If the Representative disagrees with any part of Parent’s calculation of the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash, or Equity Holder Expenses as set forth on the Post-Closing Adjustment Statement, the Representative shall, within forty-five (45) days after the Representative’s receipt of the Post-Closing Adjustment Statement, notify Parent in writing of such disagreement (an “Objection Notice”). The Objection Notice shall specify which aspects of the Post-Closing Adjustment Statement are being disputed and describe the basis for such dispute. If the Representative does not deliver an Objection Notice within such forty-five (45) day period, then the Representative shall be deemed to have accepted the Post-Closing Adjustment Statement and Parent’s calculations set forth on the Post-Closing Adjustment Statement, which shall be conclusive, final and binding on all of the parties for all purposes hereunder (in such instance, a “Final Statement”). If an Objection Notice is delivered to Parent, then Parent and the Representative shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash, and/or Equity Holder Expenses, and any such resolution shall be conclusive, final and binding on all of the parties (in such instance, a “Final Statement”). In the event that Parent and the Representative are unable to resolve all such disagreements within thirty (30) days after Parent’s receipt of such Objection Notice (or such longer period as Parent and the Representative may agree

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in writing (email of counsel being sufficient for such purpose)), Parent or the Representative shall submit such remaining disagreements to BDO USA, LLP, and if BDO USA, LLP is unable or unwilling to serve, a nationally recognized certified public accounting firm as is reasonably acceptable to Parent and the Representative (the “Accounting Firm”). All negotiations pursuant to this Section 3.02(b) shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence, and all negotiations and submissions to the Accounting Firm shall be treated as confidential information; provided, however, that compromised offers and negotiations pursuant to this Section 3.02(b) shall not be treated as compromise offers and negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence to the extent offered for purposes of establishing performance of, or the failure to perform, this Section 3.02(b).

(c)                Parent and the Representative shall use commercially reasonable efforts to cause the Accounting Firm to resolve all remaining disagreements with respect to the computation of the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash and/or Equity Holder Expenses identified in the Objection Notice as soon as practicable, but in any event shall direct the Accounting Firm to render a determination within thirty (30) days after its retention. The Accounting Firm shall act as an expert and not as an arbitrator. The Accounting Firm shall consider only those items and amounts in Parent’s and the Representative’s respective calculations of the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash, and/or Equity Holder Expenses that are identified as being items and amounts to which Parent and the Representative have been unable to agree. In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party in the Post-Closing Adjustment Statement or the Objection Notice, as the case may be. The scope of disputes to be resolved by the Accounting Firm shall be limited to correcting mathematical errors and determining whether the items in dispute were calculated in accordance with this Agreement, including, as applicable, Exhibit A. The Accounting Firm’s determination of the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash, and/or Equity Holder Expenses, as applicable, shall be based solely on written materials (copies of which will be delivered to each party substantially simultaneously with the submission to the Accounting Firm) submitted by Parent and the Representative (i.e., not on independent review) and on the definitions set forth in, and on a basis consistent with, this Agreement, including as applicable, Exhibit A. The determination of the Accounting Firm shall be conclusive, final and binding upon the parties hereto and shall not be subject to appeal or further review (other than with respect to errors in arithmetic calculations) (in such instance, a “Final Statement”).

(d)               The costs and expenses of the Accounting Firm in determining the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash, and Equity Holder Expenses shall be borne by the Representative and Parent based on the inverse of the percentage the Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Firm. For example, should the total items in dispute amount to $1,000 and the Accounting Firm awards $600 in favor of the Representative’s position, 60% of the costs of its review would be borne by Parent and 40% of the costs would be borne by the Representative.

(e)                The Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash, and Equity Holder Expenses set forth on any Final Statement as determined in accordance with this Section 3.02 are the “Final Net Working Capital Adjustment”, “Final Indebtedness”, “Final Cash”, “Final Equity Holder Expenses”, respectively. For purposes of this Agreement, “Final Closing Cash Merger Consideration” means, without duplication, (i) Base Cash

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Consideration, minus (ii) Final Indebtedness, plus (iii) Final Cash, plus (iv) Final Net Working Capital Adjustment, minus (v) the Adjustment Escrow Amount, minus (vi) Final Equity Holder Expenses, minus (vii) the Representative Expense Fund. For purposes of this Agreement, “Post-Closing Adjustment Amount” means (x) the Final Closing Cash Merger Consideration, minus (y) the Closing Cash Merger Consideration. The Post-Closing Adjustment Amount may be a positive or negative number. Within two (2) Business Days after the Final Closing Cash Merger Consideration and the Post-Closing Adjustment Amount are finally determined pursuant to this Section 3.02:

(i)                 If the Post-Closing Adjustment Amount is a positive amount, (A) Parent shall promptly pay to the Representative an amount equal to the lesser of (x) the value of the Post-Closing Adjustment Amount and (y) the Adjustment Escrow Amount and (B) Parent and the Representative shall provide joint written instructions to the Escrow Agent to release all amounts remaining in the Adjustment Escrow Account to the Representative, on behalf of the Partnership and the Existing Holders. Notwithstanding anything in this Agreement to the contrary, if the Post-Closing Adjustment Amount is a positive amount and the value of such amount is greater than the amount in the Adjustment Escrow Account, the Representative, on behalf of the Partnership and the Existing Holders, shall only be entitled to receive, pursuant to clause (A) above, an amount equal to the amount in the Adjustment Escrow Account and not any other amount and the Post-Closing Adjustment Amount shall be automatically reduced accordingly.

(ii)               If the Post-Closing Adjustment Amount is a negative amount, Parent and the Representative shall promptly provide joint written instructions to the Escrow Agent to (A) pay to Parent an amount equal to the lesser of (x) the absolute value of the Post-Closing Adjustment Amount and (y) the amount in the Adjustment Escrow Account, and (B) release any amounts remaining in the Adjustment Escrow Account to the Representative. Notwithstanding anything in this Agreement to the contrary, if the Post-Closing Adjustment Amount is a negative amount and the absolute value of such amount is greater than the amount in the Adjustment Escrow Account, Parent shall only be entitled to receive the amount in the Adjustment Escrow Account and not any other amount and the Post-Closing Adjustment Amount shall be automatically reduced accordingly.

(iii)               Any payment to be made to the Representative pursuant to this Section 3.02 shall be treated by all parties for Tax purposes as having been paid to the Partnership as additional purchase price, unless otherwise required under applicable Law.

Article IV

[RESERVED]

Article V

REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

Except as disclosed in the Schedules (it being understood that the disclosure of an item in one section of the Schedules as an exception to a particular representation or warranty will be deemed adequately disclosed as an exception with respect to other representations and warranties if the relevance of such item to such other representations and warranties is reasonably apparent on its face), the Corporation hereby, severally and not jointly with any other party hereto, represents and warrants to Parent and Merger Sub as follows:

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Section 5.01.                      Organization and Qualification.

(a)                The Corporation is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as it is currently being conducted. The Corporation is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the nature of its business as currently conducted or the ownership of its properties or assets makes such qualification necessary, except where the failure to be so qualified or in good standing has not had, or would not reasonably be expected to have a Material Adverse Effect.

(b)                Each Subsidiary of the Corporation (i) is a duly organized and validly existing corporation, partnership or limited liability company in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate, partnership or limited liability company power and authority to own its properties and assets and to conduct its business as it is currently being conducted and (iii) is duly qualified and in good standing to do business as a foreign corporation, partnership or limited liability company in each jurisdiction in which the nature of its business as currently conducted or the ownership of its properties or assets makes such qualification necessary, except where the failure to be so organized, validly existing, in good standing or qualified has not had, or would not reasonably be expected to have a Material Adverse Effect.

(c)                The Corporation has made available to Parent true and complete copies of the Organizational Documents of the Corporation as in effect as of the date of this Agreement.

Section 5.02.                      Authority; Binding Effect. The Corporation has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which the Corporation is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Transaction Documents to which the Corporation is or will be a party by the Corporation, and the consummation of the transactions contemplated hereby and thereby by the Corporation, have been duly authorized by all necessary corporate actions on the part of the Corporation, and no other corporate action on the part of the Corporation is required to authorize the execution, delivery and performance hereof and thereof by the Corporation, and the consummation of the transactions contemplated hereby and thereby by the Corporation, except for filing the Certificate of Merger pursuant to the DGCL. This Agreement and the Transaction Documents to which the Corporation is or will be a party have been or will be duly executed and delivered by the Corporation and, assuming that this Agreement and the Transaction Documents to which the Corporation is or will be a party have been duly authorized, executed and delivered by each of the other parties hereto or thereto, as applicable, constitutes the valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Enforceability Limitations”).

Section 5.03.                      Financial Statements. Attached hereto as Schedule 5.03(a) are copies of (A) the unaudited consolidated balance sheet, as of March 31, 2023, of the Corporation and its Subsidiaries, and the unaudited consolidated statement of operations and comprehensive income, changes in shareholders’ equity and cash flows of Jazz Acquisition, Inc. and its Subsidiaries, for the three-month period then ended (such statements, the “Latest Financial Statements”), and (B) the audited consolidated balance sheet, as of December 31, 2022 (the “Audited Balance Sheet Date”), of Jazz Acquisition, Inc. and its Subsidiaries and the audited consolidated statements of operations and comprehensive income, changes

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in shareholders’ equity and cash flows of Jazz Acquisition, Inc. and its Subsidiaries, together with the notes thereto, for the fiscal year ended December 31, 2022 (such audited statements and notes, the “Audited Financial Statements,” and together with the Latest Financial Statements, the “Financial Statements”). The Financial Statements fairly present, in all material respects, the consolidated financial position of Jazz Acquisition, Inc. and its Subsidiaries, as of the date thereof, and the consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows of Jazz Acquisition, Inc. and its Subsidiaries, for the periods set forth therein in accordance with GAAP as in effect on the date thereof, except as otherwise noted therein and subject, in the case of the Latest Financial Statements, to normal and recurring year-end adjustments and the absence of footnote disclosures none of which are material individually or in the aggregate. Jazz Acquisition, Inc. and its Subsidiaries do not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, the accounting controls of Jazz Acquisition, Inc. and its Subsidiaries have been during the periods reflected in the Financial Statements and are as of the date hereof sufficient to provide reasonable assurances that (A) all transactions are executed in accordance with management’s general or specific authorization and (B) all transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP and to maintain proper accountability for such items.

Section 5.04.                      Absence of Certain Changes or Events.

(a)                Except (i) as required by Law or any Exigency Action or (ii) for the transactions contemplated by this Agreement, since the date of the Latest Financial Statements through the date hereof, the Corporation and its Subsidiaries have each conducted their businesses, in all material respects, in the ordinary course.

(b)                Since the date of the Latest Financial Statements, there has not occurred any event that has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 5.05.                      Ownership of Shares; Capitalization.

(a)                All of the outstanding equity interests of the Corporation have been duly authorized and validly issued and have not been issued in violation of, and, except as set forth in the Organizational Documents of the Corporation, are not subject to, any preemptive rights or rights of first refusal. Schedule 5.05(a) sets forth all authorized and outstanding equity interests of the Corporation and the name and number of equity interests owned of record by each holder thereof.

(b)                There are no outstanding (A) securities of the Corporation convertible into or exercisable or exchangeable for shares of capital stock or other equity interests of the Corporation, or (B) options, warrants, rights to subscribe to, purchase rights, calls, commitments or other rights or agreements to acquire from the Corporation, or other obligation of the Corporation to issue, transfer or sell any shares of capital stock or other equity interest in the Corporation. There is no obligation of the Corporation to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Corporation (other than as set forth in the Organizational Documents of the Corporation or in a Plan). Except as set forth in the Organizational Documents of the Corporation, there are no voting trusts, proxies or other Contracts with respect to the voting or restricting the transfer of any corporate or other equity interests of the Corporation, and there are no preemptive rights, anti-dilutive rights, rights of first refusal or similar rights held by any Person with respect to the corporate or other equity interests of the Corporation, in each case, to which the Corporation is a party or by which the Corporation is bound. The Corporation has no outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or

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which are convertible into or exercisable for, or evidence the right to subscribe for or acquire, securities having the right to vote) with the holders of the Shares on any matter.

(c)                Except as would not reasonably be expected to have a Material Adverse Effect on the Corporation and its Subsidiaries taken as a whole each share of capital stock, limited liability company interest or other equity interest of each Subsidiary of the Corporation issued and outstanding as of the date hereof has been duly authorized and validly issued, is, to the extent applicable, fully paid and nonassessable, and has not been issued in violation of, and, except as set forth in its Organizational Documents, is not subject to, any preemptive rights or rights of first refusal.

(d)                With respect to each Subsidiary of the Corporation, (i) there are no outstanding (A) securities of such Subsidiary of the Corporation convertible into or exercisable or exchangeable for shares of capital stock or other equity interests of such Subsidiary of the Corporation, or (B) options, warrants, rights to subscribe to, purchase rights, calls, commitments or other rights or agreements to acquire from such Subsidiary of the Corporation, or other obligations of such Subsidiary of the Corporation to issue, transfer or sell any shares of capital stock or other equity interest in such Subsidiary of the Corporation, (ii) there is no obligation of such Subsidiary of the Corporation to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of such Subsidiary of the Corporation. Except as set forth in the Organizational Documents of a Subsidiary of the Corporation made available to Parent, there are no voting trusts, proxies or other Contracts with respect to the voting or restricting the transfer of any limited liability company or other equity interests of any Subsidiary of the Corporation, and there are no preemptive rights, anti-dilutive rights, rights of first refusal or similar rights held by any Person with respect to the limited liability company or other equity interests of such Subsidiary of the Corporation, in each case, to which such Subsidiary or the Corporation is a party or by which such Subsidiary or the Corporation is bound. No Subsidiary of the Corporation has any outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for, or evidence the right to subscribe for or acquire, securities having the right to vote) with the holders of equity interests of such Subsidiary of the Corporation on any matter.

(e)                The Corporation, alone or together with one or more of its Subsidiaries, is the beneficial owner of one hundred percent (100%) of the outstanding equity interests of each of its Subsidiaries, in each case free and clear of all Liens (other than Permitted Liens). The Corporation and its Subsidiaries do not own or hold any equity interests in any Person, other than the Subsidiaries of the Corporation.

Section 5.06.                      Consents and Approvals; No Violation.

(a)                Assuming the truth and accuracy of the representations and warranties set forth in Section 6.03(a), the execution and delivery of this Agreement and the Transaction Documents to which the Corporation is or will be a party does not, and the performance by the Corporation of this Agreement and the Transaction Documents to which the Corporation is or will be a party and the consummation of the transactions contemplated hereby and thereby by the Corporation will not, require the Corporation to obtain any consent, approval, clearance, authorization or permit of, or to make any filing with or notification to (“Consent”), any judicial, legislative, executive, regulatory, administrative authority, agency, bureau, department, commission, court or other governmental entity or authority, whether local, state, provincial, federal or foreign (any such governmental entity or authority, a “Governmental Authority”), except (i) for compliance with the applicable requirements, if any, of the HSR Act and any other Antitrust/FDI Laws, (ii) for such filings as may be required by any applicable federal or state securities or “blue-sky” Laws, (iii) for the filing of

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the Corporation Certificate of Merger with the Secretary of State of the State of Delaware and (iv) for those Consents the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

(b)                The execution and delivery of this Agreement and the Transaction Documents to which the Corporation is or will be a party by the Corporation does not, and the performance by the Corporation of this Agreement and the Transaction Documents to which the Corporation is or will be a party and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the Organizational Documents of the Corporation, (ii) conflict with or violate the Organizational Documents of any Subsidiary of the Corporation, (iii) assuming receipt of the Consents of Governmental Authorities referred to in Section 5.06(a) and Section 6.03(a), violate any Law, or any administrative decision or award, judgment, injunction, order, writ, ruling or decree of any arbitrator, mediator or Governmental Authority (“Order”), in each case, applicable to the Corporation or any of its Subsidiaries, (iv) result in the creation or imposition of any material Lien (other than Permitted Liens) upon any assets or any of the equity of the Corporation or any of its Subsidiaries or (v) result in any breach of, or constitute a material default (or an event that without notice or lapse of time or both would constitute a default) under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any Material Contract required to be disclosed pursuant to Sections 5.12(a) and 5.12(b), Lease or any Permit, FAA Permit, PMA, or DER Repair to which the Corporation or any of its Subsidiaries is a party, except in the case of clauses (ii) through (v) above, for such conflicts, violations, breaches or defaults that would not reasonably be expected to have a Material Adverse Effect.

Section 5.07.                      Absence of Litigation. (i) Since January 1, 2021 though the date hereof, there has been no action, arbitration, claim, suit, mediation, hearing, or proceeding, at law or in equity, commenced, brought, conducted or heard by or before any Governmental Authority, whether civil, criminal, administrative or otherwise (“Litigation”) pending, or to the knowledge of the Corporation, threatened in writing, against the Corporation or any of its Subsidiaries which has had or, if determined adversely to the Corporation or one of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect and (ii) neither the Corporation nor any of its Subsidiaries is in default under or violation of any Order applicable to the Corporation or such Subsidiary which default or violation has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.08.                      Affiliate Transactions. Except as set forth on Schedule 5.08, no executive officer or director of the Corporation or any of its Subsidiaries or any Existing Holder who beneficially owns 5.0% or more of the Shares (or any of such Person’s immediate family members or Affiliates) (collectively, “Related Persons”) (i) is a party to any current material Contract (other than any Contract with any portfolio company of Warburg Pincus LLC or any of its affiliated investments funds entered into in the ordinary course of business on arm’s length terms, any Organizational Documents of the Corporation or its Subsidiaries or any Contract relating to employment relationships) with or binding upon the Corporation or any of its Subsidiaries (each such Contract, an “Affiliate Agreement”) or (ii) owns any direct or indirect interest in any material property or material right, tangible or intangible, that is owned or used by the Corporation or any of its Subsidiaries, other than the Shares

Section 5.09.                      Permits; Compliance with Laws.

(a)                Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, the Corporation and each of its Subsidiaries are, and since January 1, 2021 have been, in compliance with all Permits (as defined below) and all Laws applicable to the conduct of the business of the Corporation or any such Subsidiary.

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(b)              Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, (i) the Corporation and each of its Subsidiaries possess all registrations, licenses, exemptions, authorizations, certificates, consents and permits of Governmental Authorities (collectively, the “Permits”) required under applicable Laws to carry on their respective businesses as currently being conducted; (ii) as of the date hereof, to the knowledge of the Corporation, no suspension, cancellation, material modification, revocation or nonrenewal of any Permit is pending or has been threatened in writing; and (iii) each holder of each Permit will continue to have the use and benefit of all Permits immediately following the consummation of the transactions contemplated by this Agreement.

Section 5.10.                      No Undisclosed Liabilities. Neither the Corporation nor any of its Subsidiaries has any liabilities required by GAAP to be set forth on a consolidated balance sheet of the Corporation, except for liabilities (i) that are specifically reflected or reserved against in the Latest Financial Statements (including the notes thereto), (ii) that have been incurred in the ordinary course of business since the date of the Latest Financial Statements (none of which is a liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) that have been incurred under, or contemplated by, this Agreement or liabilities incurred in connection with the transactions contemplated hereby, (iv) for future performance under existing contracts, or (v) liabilities as have not had, and would not reasonably be expected to have a Material Adverse Effect.

Section 5.11.                      Employee Benefit Plans; ERISA.

(a)                Schedule 5.11(a) sets forth a true and complete list, as of the date of this Agreement, of each material Plan (or with respect to any Plan that follows a form that has been made available to Parent, such form). With respect to each Plan, the Corporation has made available to Parent true and complete copies of each of the following documents (or to the extent no such copy exists, an accurate description thereof), as applicable: (i) a copy of the Plan (including all amendments thereto) and any related trust agreement or other funding instrument, or to the extent that the Plan follows a form, a copy of the applicable form (ii) a copy of the most recent annual report, if any, required under ERISA or the Code, (iii) a copy of the most recent Summary Plan Description, if any, and a summary of material modifications, (iv) if the Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination or opinion letter received from the IRS, (v) for the most recent plan year (A) Forms 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports, and (vi) all material correspondence with any Governmental Authority since January 1, 2021 through the date hereof regarding the operation or the administration of any Plan.

(b)                None of the Corporation, its Subsidiaries or any of their respective ERISA Affiliates contributes to or has in the past six (6) years maintained, sponsored, contributed to, or had any obligation to maintain, sponsor or contribute to, or had any liability or obligation, contingent or otherwise, in respect of (i) a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) covered by Title IV of ERISA, (ii) a multiemployer plan (as defined in Section 4001(a)(3) of ERISA), (iii) a multiple employer plan (within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code) or (iv) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), and, in each case, neither the Corporation nor any of its Subsidiaries nor any of their respective ERISA Affiliates would reasonably be expected to incur any such liability under Title IV or Section 302 of ERISA, contingent or otherwise.

(c)                No Plan provides for material post-employment or retiree health, life insurance or other welfare benefits, except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any similar state Law.

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(d)               Each Plan (i) was established and has been administered in accordance with its terms and in compliance with applicable Laws, including ERISA and the Code and all other applicable Laws, except for such instances that have not had, and would not reasonably be expected to have, a Material Adverse Effect and (ii) has not been involved in connection with any non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code, except for such instances that have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(e)                Each Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer and (ii) to the knowledge of the Corporation there are no facts or circumstances that would reasonably be expected to adversely affect the qualified status of any such Plan.

(f)                 (i) As of the date hereof, there is no pending or, to the knowledge of the Corporation, threatened since January 1, 2021 through the date hereof in writing, Litigation or audit by any Governmental Authority with respect to any Plan, by any employee or beneficiary covered under any Plan or otherwise involving any Plan, which if adversely determined would reasonably be expected to have a Material Adverse Effect and (ii) to the knowledge of the Corporation, no facts or circumstances exist that could give rise to any such Litigation or audit with respect to any Plan.

(g)                Except as set forth in Schedule 5.11(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or together with any other event which standing alone would not by itself trigger such entitlement or acceleration) will (i) entitle any current or former director, officer, employee, consultant or independent contractor of the Corporation or any of its Subsidiaries (each such individual, a “Service Provider”) to severance pay or any increase thereof from the Corporation or any such Subsidiary, (ii) result in any payment, compensation or benefit becoming due to any Service Provider, (iii) accelerate the time of payment, funding or vesting, or materially increase the amount of compensation or benefit due to any Service Provider, (iv) result in (A) the funding of any compensation or benefit due to a Service Provider or (B) any other liability or obligation pursuant to any of the Plans, or (v) limit or restrict the right of the Corporation’s or any Subsidiary’s ability to merge, amend or terminate any of the Plans; or (vi) result in the payment of any amount that could, individually or in combination with any other payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Neither the Corporation nor any of its Subsidiaries is a party to or has any obligation under any Plan or otherwise to compensate, gross-up or indemnify any person for Taxes, including those payable pursuant to Section 409A or 4999 of the Code.

(h)                Except for such instances that have not had, and would not reasonably be expected to have, a Material Adverse Effect, with respect to each Foreign Plan, (i) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing, with respect to all Service Providers or beneficiaries in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and no transaction contemplated by this Agreement shall cause such assets or

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insurance obligations to be less than such benefit obligations; (iii) if intended to qualify for special Tax treatment (or permitted to have been approved to obtain any beneficial Tax or other status), such Foreign Plan meets all requirements for such treatment; (iv) if intended to be filed, registered or approved by a competent Governmental Authority, has been duly and timely filed, registered or approved, as applicable; and (v) such Foreign Plan has been maintained in good standing with applicable Governmental Authorities and in compliance with all applicable Laws.

(i)                 The representations and warranties contained in Section 5.03, Section 5.07, Section 5.09 and Section 5.11(a) through Section 5.11(h) constitute the sole and exclusive representations and warranties of the Corporation relating to ERISA or other Laws relating to employee benefits matters.

Section 5.12.                      Material Contracts. Schedule 5.12 sets forth a list of all Material Contracts as of the date hereof. As used in this Agreement, “Material Contracts” means all of the following types of Contracts by which the Corporation or any of its Subsidiaries is bound:

(a)                any Contract pursuant to which the Corporation or any of its Subsidiaries received payments in excess of $5,000,000 during the calendar year ended December 31, 2022 or is reasonably expected to receive payments in excess of $5,000,000 during the calendar year ending December 31, 2023 (in each case, other than purchase orders entered into in the ordinary course of business);

(b)                any Contract pursuant to which the Corporation or any of its Subsidiaries made payments in excess of $5,000,000 during the calendar year ended December 31, 2022 or is reasonably expected to make payments in excess of $5,000,000 during the calendar year ending December 31, 2023 (in each case, other than purchase orders entered into in the ordinary course of business);

(c)                any Contract pursuant to which the Corporation or any of its Subsidiaries grants or receives a material license, covenant not to sue or other material rights in, to or with respect to any Intellectual Property, other than (A) intercompany licenses between the Corporation and any of its Subsidiaries, (B) licenses of Software that are generally commercially available on off-the-shelf standard terms that do not involve payments in excess of $1,000,000, (C) non-exclusive licenses granted by the Corporation or any of its Subsidiaries to, or received from, customers, service providers, suppliers, distributors or retailers, entered in the ordinary course of business (or vice versa) or (D) Contracts with (i) employees containing assignments or licensing of rights to the Corporation or any of its Subsidiaries or (ii) consultants or contractors containing assignments of rights to the Corporation or any of its Subsidiaries, in each case, entered in the ordinary course of business;

(d)                any Contract relating to indebtedness, or any guaranty by the Corporation or any of its Subsidiaries of an obligation, for borrowed money in excess of $5,000,000;

(e)                any Contract relating to any completed material business acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) by the Corporation or any of its Subsidiaries since January 1, 2021 or under which the Corporation or any of its Subsidiaries have continuing obligations, or to any pending material business acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise);

(f)                 any Contracts that are employment or consulting agreement with any employee that provide for annual base salary of at least $500,000;

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(g)             any Contract (x) with a customer or supplier set forth on Schedule 5.23 and (y) involving annual payments received or made by the Corporation or its Subsidiaries in excess of $5,000,000 that (i) limits or purports to limit the ability of the Corporation or any of its Subsidiaries to operate or compete in any line of business with any Person in any geographic area in which the Corporation and its Subsidiaries maintain material business operations that is material to the business of the Corporation and its Subsidiaries, taken as a whole, (ii) includes minimum purchase requirements, in each case in which payments by the Corporation and its Subsidiaries are in excess of the $5,000,000 in any calendar year during term of such Contract, or (iii) includes “most favored nations” pricing (with a customer set forth on Schedule 5.23) or provides for rebates or volume or similar discounts in excess of $1,000,000 per year (or which are reasonably expected to be in excess of $1,000,000 per year), except, in the case of clauses (i), (ii) and (iii), for any such Contract that may be cancelled without any termination payment by the Corporation or any such Subsidiary upon notice of 90 days or less (and in the case of clause (i), any such limitations terminate upon the termination of the Contract);

(h)                any Contract pursuant to which the Corporation of any of its Subsidiaries is a lessor or lessee of any personal property or holds or operates any tangible personal property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed $5,000,000, except, in each case, for any such Contract that may be cancelled without any termination payment by the Corporation or any such Subsidiary upon notice of (6) months or less;

(i)                 any Government Contract, other than any United States Government Contract solely for the supply or products pursuant to which the Corporation or any of its Subsidiaries did not receive payments in excess of $5,000,000 during the calendar year ended December 31, 2022 or is not reasonably expected to receive payments in excess of $5,000,000 during the calendar year ending December 31, 2023;

(j)                 any Contract that provides for any joint venture, partnership, strategic alliance, co-investment or similar arrangement;

(k)                any Contract relating to the settlement or other disposition of a material Litigation (including any Orders) since January 1, 2021 pursuant to which the Corporation or its Subsidiaries are subject to ongoing obligations (other than customary confidentiality and similar provisions) which are material to the Corporation and its Subsidiaries, taken as a whole; and

(l)                 any Affiliate Agreement that is material to the Corporation and its Subsidiaries, taken as a whole.

Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, each Material Contract is a valid and binding agreement of the Corporation or a Subsidiary of the Corporation, as applicable, enforceable against the Corporation or such Subsidiary in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, (i) neither the Corporation nor any of its Subsidiaries is (or has been during the twelve months prior to the date of this Agreement), or, to the knowledge of the Corporation, no other party is (or has been during the twelve months prior to the date of this Agreement), in default under any Material Contract, (ii) outside of the ordinary course of business and not for cause, during the twelve months prior to the date of this Agreement, no counterparty to a Material Contract has terminated or given written notice of an intent to terminate such Material Contract (other than any termination upon the expiration of the term of any such Material Contract in accordance with this terms) and (iii) to the knowledge of the Corporation, there has not occurred during the twelve

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months prior to the date of this Agreement, any event that with the lapse of time or the giving of notice or both would constitute such a default under any Material Contract.

Section 5.13.                      Environmental Matters.

(a)                Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, the Corporation and each of its Subsidiaries is and since January 1, 2021 has been in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Corporation and each of its Subsidiaries of all material Permits and other governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof).

(b)               There has been no Release of any Hazardous Materials at, in, on or under any Owned Realty or currently leased real property of the Corporation or its Subsidiaries or any other real property except for such a Release that has not had and would not reasonably be expected to have a Material Adverse Effect.

(c)                As of the date hereof, (i) there is no Litigation pursuant to any Environmental Law pending or, to the knowledge of the Corporation, threatened in writing against the Corporation or any of its Subsidiaries which, if adversely determined, would reasonably be expected to have a Material Adverse Effect and (ii) neither the Corporation nor any of its Subsidiaries is a party to or subject to, or in default under, any Order issued pursuant to an Environmental Law that would reasonably be expected to have a Material Adverse Effect.

(d)               The Corporation and its Subsidiaries have provided all material environmental reports, investigations, audits and assessments in their possession or control related to the Owned Realty, any currently Leased Realty of the Corporation or otherwise related to the operations of the Corporation, in each case to the extent created since January 1, 2021.

(e)                The representations and warranties set forth in Section 5.03, Section 5.07, Section 5.09 and Section 5.13 are the sole and exclusive representations and warranties of the Corporation regarding Environmental Laws or related matters.

Section 5.14.                      Real Property.

(a)                Schedule 5.14(a) sets forth a complete and accurate list, as of the date of this Agreement, of all real property owned by the Corporation or any of its Subsidiaries (the “Owned Realty”), and for each parcel of Owned Realty identifies the street address of such Owned Realty. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, (i) the Corporation and its Subsidiaries hold good and valid title to all of the Owned Realty, free and clear of all Liens other than Permitted Liens, and (ii) neither the Corporation nor any of its Subsidiaries has leased, licensed or otherwise granted the right to use or occupy any of the Owned Realty to any Person.

(b)                Schedule 5.14(b) sets forth a complete and accurate list, as of the date of this Agreement, of all real property leased, subleased, licensed, sublicensed or otherwise occupied (as lessee, sublessee, licensee, sublicensee or occupant) by the Corporation or any of its Subsidiaries that is material to the Corporation and its Subsidiaries, taken as a whole (such leases, including all amendments, modifications, extensions, guaranties and other agreements relating thereto, the “Leases”, and such real property, the “Leased Realty”), and for each Lease of material Leased Realty identifies the street address of the Leased Realty associated with such Lease. The

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Corporation has made available to Parent complete and correct copies of all of the Leases. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, (i) each Lease is in full force and effect and is the valid and binding obligation of the Corporation or a Subsidiary of the Corporation, and to the knowledge of the Corporation each other party thereto, in accordance with its terms, (ii) the Corporation and its Subsidiaries hold good and valid leasehold interests in all of the Leased Realty, free and clear of all Liens other than Permitted Liens, and (iii) neither the Corporation nor any of its Subsidiaries has subleased, licensed, sublicensed or otherwise granted the right to use or occupy any of the Leased Realty to any Person, except for any such sublease, license, sublicense or grant entered into in the ordinary course of business which does not materially and adversely affect the use of such Leased Realty by the Corporation or its Subsidiaries. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, (x) there is not, under any Lease, any material default by the Corporation or any of its Subsidiaries or, to the knowledge of the Corporation, any other party thereto, and (y) no event has occurred or condition exists that with notice or lapse of time, or both, would constitute a material default by the Corporation or any of its Subsidiaries, or to the knowledge of the Corporation, by any other party thereto, under any of the Leases.

(c)                The Owned Realty and the Leased Realty constitute all of the material real property used or occupied by the Corporation and its Subsidiaries.

(d)                As of the date hereof, there is no pending, or to the knowledge of the Corporation, threatened, appropriation, condemnation or like action, or sale or other disposition in lieu thereof, affecting the Owned Realty or any part thereof, or, to the knowledge of the Corporation, the Leased Realty or any part thereof.

Section 5.15.                      Labor Matters.

(a)                Neither the Corporation nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with a labor union respecting the employees of the Corporation or any of its Subsidiaries. No labor union or Corporation Service Provider has made a pending demand for recognition or certification of a bargaining representative of any such employees in respect of their employment with the Corporation and its Subsidiaries, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Corporation’s knowledge, threatened to be brought or filed with or before the National Labor Relations Board or any other labor relations Governmental Authority with respect to representation of any such employees in respect of their employment with the Corporation and its Subsidiaries. Since January 1, 2021, there have been no organizing activities, union election activity or attempts to bargain collectively relating to any employees of the Corporation and its Subsidiaries in respect of their employment with the Corporation and its Subsidiaries. Since January 1, 2021, there have been no strikes, work stoppages, slowdowns, picketing, concerted refusal to work overtime, handbilling, demonstrations, leafletting, lockouts, arbitrations or grievances (in each case involving labor matters) or other material labor disputes pending or, to the Corporation’s knowledge, threatened against the Corporation or any of its Subsidiaries. Neither the Corporation nor any of its Subsidiaries has entered into any agreement, arrangement or understanding, whether written or oral, with any labor union, trade union, works council or other employee representative body or any material number or category of its employees that would prevent or materially restrict or impede the consummation of the transactions contemplated by this Agreement.

(b)                The Corporation and its Subsidiaries have not incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations

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promulgated thereunder or any similar state, local or foreign Law (the “WARN Act”) that remains unsatisfied. Within the last three months, there has not been any plant closing or mass layoff (as such terms are defined in the WARN Act).

(c)                The Corporation and its Subsidiaries are in, and since January 1, 2021 have been in, material compliance with all applicable Laws relating to labor or employment relations or practices, except for any failure to comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, there is no proceeding, claim or action presently pending or, to the knowledge of the Corporation threatened, against the Corporation or any of the Corporation’s Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, brought by or on behalf of any applicant for employment, any Service Provider, any current or former leased employee, intern, volunteer or “temp” of the Corporation or any of its Subsidiaries, or any person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Authority, alleging: (i) violation of any labor, employment or immigration Laws; (ii) breach of any collective bargaining agreement; (iii) breach of any express or implied contract of employment; (iv) wrongful termination of employment; or (v) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission.

(d)                The Corporation has made available to Parent a complete and correct list of all employees of the Corporation and each of its Subsidiaries, as of the most recently available date prior to the date hereof, indicating each employee’s: (i) name or identification number; (ii) title or position; (iii) full time, part time or temporary status; (iv) hire date; (v) work location; (vi) classification as exempt or non-exempt; (vii) hourly rate of pay or base annual salary; or (viii) commission, incentive or discretionary bonus amounts for the prior fiscal year and the current year’s target opportunities; status if on leave and when eligible to return to work under the Corporation’s policies, specifying the type of leave (such as, family and medical leave, medical leave, military leave or short-term disability or pregnancy leave, approved or unapproved) and the anticipated return date from such leave.

(e)              Since January 1, 2021, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or threatened against the Corporation, any Subsidiary of the Corporation or any of the current or former directors of the Corporation or any of its Subsidiaries (to the extent applicable) or any employees of the Corporation or any of its Subsidiaries with a title of Vice President or above, and (ii) neither the Corporation nor any Subsidiary of the Corporation has entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct, except, in the case of each of the foregoing clauses (i) and (ii), for any such instance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)                 The representations and warranties contained in Section 5.15(a) through Section 5.15(d) constitute the sole and exclusive representations and warranties of the Corporation relating to collective bargaining matters or labor related Laws or related matters.

Section 5.16.                      Intellectual Property.

(a)                Schedule 5.16(a) contains a true and complete list of all material Corporation-Owned Intellectual Property that is registered, issued or applied for with a Governmental Authority or domain name registrar (the “Registered Corporation Intellectual Property”).

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(b)              All material Registered Corporation Intellectual Property is subsisting, unexpired, and to the knowledge of the Corporation, enforceable and valid. Neither the Corporation nor any of its Subsidiaries have received written notice of any opposition, cancellation or other Litigation pending against the Corporation or its Subsidiaries concerning the ownership, validity, or enforceability of any material Registered Corporation Intellectual Property. The Corporation or a Subsidiary of the Corporation is the sole and exclusive owner of all right, title and interest in and to all material Corporation-Owned Intellectual Property free and clear of all Liens (except for Permitted Liens). Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, (i) no Corporation-Owned Intellectual Property is subject to any Order adversely affecting the use thereof or rights thereto by the Corporation or any of its Subsidiaries; (ii) the Corporation Intellectual Property is sufficient to carry on the businesses of the Corporation and its Subsidiaries from and after the Closing Date as currently conducted and consistent with the past practice of the Corporation and its Subsidiaries; and (iii) the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereunder will not result in a loss of rights by the Corporation and its Subsidiaries in, to or under any Corporation-Owned Intellectual Property.

(c)                There is no pending Litigation brought by the Corporation or any of its Subsidiaries against any Person alleging infringement, dilution, misappropriation or other violation of Corporation-Owned Intellectual Property, and to the knowledge of the Corporation, since January 1, 2021, no Person has infringed, diluted, or misappropriated or otherwise violated any material Corporation-Owned Intellectual Property.

(d)                The conduct of the businesses of the Corporation and its Subsidiaries as conducted since January 1, 2021 does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any Person, except as has not had, and would not reasonably be expected to have, a Material Adverse Effect. As of the date hereof, there is no pending or, to the knowledge of the Corporation, threatened in writing Litigation (including “cease and desist” letters) to which the Corporation or any of its Subsidiaries is a party asserting in writing that the Corporation’s or any of its Subsidiaries’ conduct of the businesses of the Corporation and its Subsidiaries, their respective products and services, or use of the Corporation Intellectual Property infringes, dilutes, misappropriates or otherwise violates the Intellectual Property of any Person, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(e)                The Corporation and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the material Trade Secrets included in the Corporation-Owned Intellectual Property, and, except as has had not had, and would not reasonably be expected to have, a Material Adverse Effect, since January 1, 2021, to the knowledge of the Corporation, there has been no unauthorized access, unauthorized acquisition or disclosure, or any loss or theft, of any such material Trade Secret. Except as would not reasonably be expected to have a Material Adverse Effect, all Persons who created or invented Intellectual Property for the Corporation or any of its Subsidiaries have assigned to the Corporation or its applicable Subsidiaries their rights in and to the same that do not vest initially in the Corporation or its Subsidiaries by operation of Law.

(f)                 Except as would not reasonably be expected to have a Material Adverse Effect, (A) the Corporation and its Subsidiaries are in compliance with the terms and conditions of all licenses for open source Software; and (B) neither the Corporation nor any of its Subsidiaries use, distribute or modify any open-source Software or have incorporated any open-source Software into any Software the rights to which are included in the Corporation-Owned Intellectual Property (such Software, “Corporation Software”), in each case, in a manner that would obligate the Corporation

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or any of its Subsidiaries to (i) disclose any material Corporation Software in source-code form, (ii) license or otherwise make available any material Corporation Software on a royalty-free basis or otherwise limit the Corporation’s or its Subsidiaries’ freedom to seek full compensation in connection with their marketing, licensing, sale or distribution of material Corporation Software, or (iii) to the extent not duplicative of (ii), grant any rights in any material Corporation Software to any Person.

(g)                Except as would not reasonably be expected to have a Material Adverse Effect, neither the Corporation nor any of its Subsidiaries is a member or promoter of, or a contributor to, or has made any commitments or agreements regarding any patent pool, industry standards body, standard-setting organization or other similar organization, in each case that requires or obligates the Corporation or any of its Subsidiaries to grant or offer to any other Person any license or other right to any Corporation-Owned Intellectual Property.

(h)                The IT Assets operate and perform in all material respects as is necessary for the businesses of the Corporation and its Subsidiaries as currently conducted, and such IT Assets owned by the Corporation or its Subsidiaries do not contain any material faults, viruses or hardware components designed to permit unauthorized access to or to disable or otherwise harm any Software. To the knowledge of the Corporation, since January 1, 2021, there has been no material failure of IT Assets which has not been fully resolved and no Person has gained unauthorized access to the IT Assets, except as has had not had, and would not reasonably be expected to have, a Material Adverse Effect.

(i)                 The representations and warranties contained in Section 5.07, Section 5.09 and Section 5.16(a) through Section 5.16(h) constitute the sole and exclusive representations and warranties of the Corporation relating to Intellectual Property, Contracts relating to Intellectual Property or IT Asset matters.

Section 5.17.                      Data Privacy.

(a)                Except as would not reasonably be expected to have a Material Adverse Effect, since January 1, 2021, there has been no (i) incident in which any information that identifies any individual, or that otherwise constitutes “personal data” or “personal information” under applicable Laws (“Personal Data”) stored or processed by or on behalf of the Corporation was stolen or subject to any unauthorized access, disclosure, processing or use; or (ii) a cyberattack or ransomware attack that resulted in unauthorized access to, or materially disrupted the operations of, the Corporation’s or a Subsidiaries’ information technology systems. The Corporation and each of its Subsidiaries have implemented commercially reasonable security policies, procedures, measures and controls regarding data security, data privacy, and the processing of data (including Personal Data), that are designed to protect and maintain the security of Personal Data and confidential information owned, maintained, controlled or processed by or on behalf of the Corporation or any of its Subsidiaries against any accidental, unlawful, improper or unauthorized access, use, loss, alteration, destruction, disclosure, compromise, or other unauthorized processing, and have in place written incident response and disaster recovery plans.

(b)                Except as has not had and would not reasonably be expected to have a Material Adverse Effect, the Corporation and each of its Subsidiaries are and since January 1, 2021 have been compliant in all material respects with all applicable Laws, and the terms of any contracts (including but not limited to any contracts with the U.S. Department of Defense) to which they are a party, governing the security of data, or the collection, processing, use, storage, security, transfer or disclosure (whether electronically or in any other form or medium) of Personal Data, including

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any use of Personal Data in marketing or social media, and with their external privacy policies. Since January 1, 2021, neither the Corporation nor any of its Subsidiaries is or has been a party to or subject to any lawsuit, or received any written claims, or the knowledge of the Corporation and its Subsidiaries, been subject to any investigation, alleging that the Corporation or any of its Subsidiaries has violated any such Laws or policies.

(c)                Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 5.03, Section 5.07, Section 5.09 and Section 5.17(a) and Section 5.17(b) constitute the sole and exclusive representations and warranties of the Corporation relating to data privacy matters.

Section 5.18.                      Taxes.

(a)                Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect:

(i)                 The Corporation and each of its Subsidiaries has (A) properly and timely filed or caused to be filed (taking into account any extension of time within which to file) with the appropriate Governmental Authorities all Tax Returns required to be filed by it and (B) fully and timely paid (taking into account any extension of time within which to pay) all amounts in respect of Taxes shown as due on such Tax Returns to the appropriate Governmental Authority. All such Tax Returns (including information provided therewith or with respect to thereto) are true, complete and correct in all respects. The Audited Financial Statements have made adequate provision for any amounts of Taxes that are not yet due and payable, for all taxable periods, or portions thereof, ending on or before the Audited Balance Sheet Date.

(ii)                The Corporation and each of its Subsidiaries has given or otherwise made available to Parent true and complete copies of all income or franchise Tax Returns, for taxable periods for which the applicable statutory periods of limitations have not expired. No claim in writing has been made by a Governmental Authority in a jurisdiction where the Corporation or any of its Subsidiaries does not file Tax Returns that the Corporation or such Subsidiary is or may be subject to taxation by that jurisdiction.

(iii)               The Corporation and each of its Subsidiaries has withheld and paid over to the appropriate Governmental Authority all amounts of Taxes that it was required to withhold from amounts paid or owing to any employee, creditor, independent contractor, the Partnership, or other third party, and all IRS Forms W-2 and 1099 required to be filed with respect thereto have been properly completed in all respects and timely filed (taking into account any extension of time within which to file).

(iv)               Except as set forth on Schedule 5.18(a)(iv), to the knowledge of the Corporation and its Subsidiaries, (A) no audits or other administrative proceedings by any Governmental Authority has been formally commenced, is presently pending or has been threatened in writing with regard to any material Taxes or Tax Returns of the Corporation or any of its Subsidiaries for which the Corporation or its Subsidiaries has not made adequate provisions (in accordance with GAAP) on the Latest Financial Statements and (B) since the Audited Balance Sheet Date, no written notification has been received by the Corporation or any of its Subsidiaries that such an audit or other proceeding has been proposed or threatened in writing. All deficiencies for Taxes asserted or assessed in writing against the Corporation or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the Audited Financial Statements. Except as set forth on Schedule 5.18(a)(iv), there are no outstanding agreements extending or waiving the

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statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, amounts of Taxes due from or Tax Returns of the Corporation or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(v)                There are no Liens for Taxes upon the assets or properties of the Corporation or any of its Subsidiaries, except for Permitted Liens.

(vi)               Neither the Corporation nor any of its Subsidiaries is a party to, is bound by or has any express or implied obligation for Taxes of another Person under any material Tax sharing, allocation or indemnification agreement with respect to Taxes (other than pursuant to customary commercial contracts entered into in the ordinary course of business and not primarily related to Taxes).

(vii)              Neither the Corporation nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6706A(c) of the Code and Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or foreign Tax Law).

(viii)             Neither the Corporation nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, any pre-paid amount received prior to Closing, any closing agreement, Section 481 of the Code or comparable provisions of state, local or foreign Tax Law.

(ix)               Neither the Corporation nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code.

(x)                The Corporation has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xi)                For U.S. federal income Tax purposes, the entity classification of the Corporation and each of its Subsidiaries is set forth on Schedule 5.18(a)(xi). The Corporation and each of its Subsidiaries has had such entity classification since formation. The Corporation has at all times received properly executed and complete IRS Form W-9 from the Partnership.

(b)              (i) The representations and warranties contained in Section 5.03, Section 5.07, Section 5.09 and Section 5.18(a)(i) constitute the sole and exclusive representations and warranties of the Corporation and its Subsidiaries relating to any Taxes or Tax Returns or related matters and (ii) nothing in this Agreement (including this Section 5.18) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including methods of accounting) of the Corporation or any of its Subsidiaries.

Section 5.19.                      Insurance. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, (i) all material insurance policies of the Corporation and its

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Subsidiaries are in full force and effect, (ii) as of the date hereof, no written notice of default or termination has been received by the Corporation or any of its Subsidiaries in respect of any such material insurance policy, (iii) neither the Corporation nor any of its Subsidiaries has failed to give any notice or present any claim that is material to the Corporation or any of its Subsidiaries, taken as a whole, under any insurance policy as required by the terms thereof and (iv) all premiums due on such material insurance policies have been paid. As of the date hereof, there is no material claim pending under any of such policies or binders as to which coverage has been questioned, denied or disputed by the underwriters of such policies or binders.

Section 5.20.                      Anti-Corruption Matters. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect:

(a)                Since January 1, 2021, neither the Corporation nor any of its Subsidiaries has taken any action that would cause the Corporation or any such Subsidiary to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) or any similar anti-bribery Law or regulations applicable to the Corporation or any of such Subsidiaries (collectively, the “Anticorruption Laws”). Since January 1, 2021 through the date hereof, no Governmental Authority has notified the Corporation or any of its Subsidiaries of any actual or alleged violation or breach of any Anticorruption Law or any-money laundering Law.

(b)               Neither the Corporation nor any Subsidiary of the Corporation is nor, to the knowledge of the Corporation, is any director or officer of either the Corporation or any Subsidiary of the Corporation, the target of Sanctions, including any Sanctions administered by OFAC or the United States State Department. To the knowledge of the Corporation, neither the Corporation nor any Subsidiary of the Corporation conducts in violation of Sanctions any business or has since January 1, 2021 conducted in violation of Sanctions any business with any Person that is the target of Sanctions as of the date of this Agreement, including any Person that appears on the SDN List.

(c)                The representations and warranties contained in Section 5.03, Section 5.07, Section 5.09, Section 5.20(a) and Section 5.20(b) constitute the sole and exclusive representations and warranties of the Corporation relating to Anti-Corruption Laws, Sanctions and related matters.

Section 5.21.                      Aviation Administration Matters.

(a)                Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, the Corporation and its Subsidiaries are in, and since January 1, 2021 have been in, compliance in all material respects with all United States Federal Aviation Administration (“FAA”) Laws applicable to it, as well as all applicable foreign aviation Laws, including the Laws of the European Aviation Safety Agency (“EASA”).

(b)                Schedule 5.21(b) sets forth a true and complete list of all FAA or foreign aviation Governmental Authority permits, licenses, approvals (other than any parts manufacturer approvals as designated by the FAA or any foreign aviation Governmental Authority (“PMAs”) and designated engineering representative repairs (“DER Repairs”)), certificates, registrations, notices or other authorizations necessary for the Corporation and its Subsidiaries to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Aviation Permits”). Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, the Corporation and its Subsidiaries are in, and since January 1, 2021 have been in, compliance in all material respects with all such Aviation Permits. Since the Audited Balance Sheet Date through the date hereof, no suspension, cancellation, modification, revocation

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or nonrenewal of any Aviation Permit is pending or threatened in writing, which has had, or would reasonably be expected to have, a Material Adverse Effect.

(c)                Schedule 5.21(c) includes all parts manufacturer approvals (“PMAs”) issued to the Corporation or any of its Subsidiaries by the FAA or by any foreign aviation Governmental Authority and that are currently valid, with respect to each PMA (A) identifies the type of part permitted to be manufactured and (B) which business unit or Subsidiary holds the approval. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, as of the date hereof, the Corporation and its Subsidiaries are in compliance in all material respects with all such PMAs. Since the Audited Balance Sheet Date through the date hereof, no suspension, cancellation, modification, revocation or nonrenewal of any PMA is pending or threatened in writing, which has had or would reasonably be expected to have a Material Adverse Effect.

(d)                Schedule 5.21(d) includes all DER Repairs held by the Corporation and, with respect to each DER Repair (A) identifies the type of part permitted to be repaired and (B) which business unit or Subsidiary holds the approval. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, the Corporation and its Subsidiaries are in, and since January 1, 2021 have been in, compliance in all material respects with all such DER Repairs. Since the Audited Balance Sheet Date through the date hereof, no suspension, cancellation, modification, revocation or nonrenewal of any DER Repair is pending or threatened in writing, which has had, or would reasonably be expected to have, a Material Adverse Effect.

(e)               The Corporation and its Subsidiaries have not received any Airworthiness Directives (as such term is defined in the Federal Aviation Regulations, 14 C.F.R. § 39, as amended) issued by the FAA (or, with respect to such issuances by any foreign aviation Governmental Authority, the foreign equivalent thereof) pursuant to which a known safety deficiency was found in any of the products of the Corporation or any of its Subsidiaries at any time since January 1, 2021 through the date hereof, and, since January 1, 2021 through the date hereof, no such Airworthiness Directives are pending or, to the knowledge of the Corporation, threatened, except as has not had, and would not reasonably be expected to have, a Material Adverse Effect. As of the date hereof, neither the FAA nor any foreign aviation Governmental Authority has issued any Order that compromises the acceptability of the Corporation or its Subsidiaries’ part services, except as has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(f)                 Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, the Corporation (x) has retained all records as required by all applicable FAA or similar non-United States Laws, including regulations promulgated by any Governmental Authority related to the FAA or similar non-United States regulatory authority, with respect to the Permits held by each of them; and (y) does retain and has retained design drawings and inspection records for all parts manufactured under PMAs or all repair work done under a DER Repair, in each case, to the extent required by FAA or similar non-United States regulations.

(g)                The representations and warranties contained in Section 5.03, Section 5.07, Section 5.09, Section 5.21(a) through Section 5.21(f) constitute the sole and exclusive representations and warranties of the Corporation relating to any aviation administration matters, FAA Laws, EASA Laws or other aviation Laws or related matters.

Section 5.22.                      Brokers. Except for the Bankers’ Fees, no investment banker, broker or finder retained by or on behalf of the Corporation or any of its Subsidiaries is entitled to receive

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any commission, brokerage, finder’s fee or other similar compensation from the Corporation or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

Section 5.23.                      Top Customers; Top Suppliers. Schedule 5.23 sets forth (a) a list of (i) the top ten (10) customers of the Corporation and its Subsidiaries on a consolidated basis by volume of sales to such customers and (b) a list of the top ten (10) suppliers of the Corporation of the Corporation and its Subsidiaries on a consolidated basis by dollar value of cost of goods sold for such suppliers, in each case, for the twelve (12)-month period ended December 31, 2022. As of the date hereof, neither the Corporation nor its Subsidiaries has received any written notice from any of the customers listed on Schedule 5.23 to the effect that any such customer will stop or materially decrease the rate of buying products from the Corporation or any of its Subsidiaries. As of the date hereof, neither the Corporation nor any of its Subsidiaries has received any written notice from any of the suppliers listed on Schedule 5.23 to the effect that any such supplier will stop or materially decrease the rate of supplying products or services to the Corporation or any of its Subsidiaries.

Section 5.24.                      Warranties; Product Liability. Since January 1, 2021 through the date hereof, there has been no Litigation against the Corporation or any of its Subsidiaries concerning any product shipped, sold, stored or delivered by or on behalf of the Corporation relating to or resulting from any alleged defect in manufacture, any failure to warn, improper labeling or any breach of implied representations and warranties, in each case, which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.25.                      Title to Tangible Assets. The Corporation or one of its Subsidiaries own good and valid title, free and clear of all Liens, other than Permitted Liens, to all of the personal property and assets shown as being owned by the Corporation or any of its Subsidiaries on the Latest Financial Statements, except (i) for properties and assets sold or disposed of by the Corporation or its Subsidiaries since the date of the Latest Financial Statements in the ordinary course of business, consistent with past practice or (ii) where the failure to hold such good and valid title has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.26.                      No Other Representations and Warranties.

(a)                The Corporation acknowledges and agrees that, other than the representations and warranties expressly set forth in Article VI of this Agreement, none of Parent or Merger Sub or any of their respective Affiliates or representatives has made or makes any other representation or warranty, written or oral, express or implied, at law or in equity, including any representation or warranty as to the accuracy or completeness of any information regarding Parent or the Merger Sub or their respective Subsidiaries or Affiliates made available or otherwise provided to the Corporation and its representatives in connection with this Agreement.

(b)                The Corporation further acknowledges and agrees that the Corporation will have no right or remedy (and Parent and Merger Sub and their respective Subsidiaries and Affiliates or the Parent Related Parties will have no liability whatsoever) arising out of, and the Corporation expressly disclaims any reliance upon, any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to Parent or Merger Sub or their respective Subsidiaries or Affiliates, including in any information regarding Parent or Merger Sub or their respective Subsidiaries or Affiliates made available or otherwise provided to the Corporation or its representatives in connection with this Agreement, other than the representations and warranties expressly set forth in Article VI of this Agreement.

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Article VI

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Corporation as follows:

Section 6.01.                      Organization and Qualification. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of its state of organization and has all requisite corporate power and authority to own all of its properties and assets and to conduct its business as it is currently being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the ownership of its properties or assets makes such qualification necessary, except where the failure to be so qualified or in good standing has not had and could not reasonably be expected to a Parent Material Adverse Effect.

Section 6.02.                      Authority; Binding Effect.

(a)                Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which such Person is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Transaction Documents to which such Person is or will be a party by each of Parent and Merger Sub, and the consummation of the transactions contemplated hereby and thereby by each of Parent and Merger Sub, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, as the case may be, and no other action, corporate or otherwise, on the part of Parent or Merger Sub or their respective holders of equity interests is required to authorize the execution, delivery and performance hereof and thereof by Parent or Merger Sub, as applicable, and the consummation of the transactions contemplated hereby and thereby by Parent and Merger Sub (including the issuance of the Aggregate Stock Consideration), as applicable, except for the filing of the Certificate of Merger pursuant to the DGCL. This Agreement and the Transaction Documents to which such Person is or will be a party has been or will be duly executed and delivered by each of Parent and Merger Sub and, assuming that this Agreement and the Transaction Documents to which such Person is or will be a party has been duly authorized, executed and delivered by the other parties hereto or thereto, constitutes the valid and binding obligation of Parent or Merger Sub, as applicable, enforceable against such Person in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations.

(b)                The sole stockholder of Merger Sub has, in accordance with the Organizational Documents of the Merger Sub, duly and timely adopted resolutions approving this Agreement, the performance of the obligations of the Merger Sub hereunder and the consummation by the Merger Sub of the transactions contemplated hereby.

Section 6.03.                      Consents and Approvals; No Violation.

(a)                Assuming the truth and accuracy of the representations and warranties set forth in Section 5.06(a), the execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub (including the issuance of the Aggregate Stock Consideration) will not, require Parent or Merger Sub to obtain any Consent of any Governmental Authority, except (i) for compliance with the applicable requirements of the HSR Act and any other applicable Antitrust/FDI Laws, (ii) for such filings as may be required by

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any applicable federal or state securities or “blue-sky” Laws and NYSE approval, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iv) for those consents the failure of which to be obtained or made would not reasonably be expected to have a Parent Material Adverse Effect.

(b)                The execution and delivery of this Agreement and the Transaction Documents to Parent or Merger Sub is or will be a party, as applicable, by Parent and Merger Sub does not, and the performance of this Agreement and the Transaction Documents to which such Person is or will be a party by such Person and the consummation of the transactions contemplated hereby and thereby, as applicable, will not, (i) conflict with or violate, in any respect, the Organizational Documents of Parent or Merger Sub, (ii) assuming receipt of the Consents of Governmental Authorities referred to in Section 6.03(a), conflict with or violate any Law or Order applicable to Parent or Merger Sub or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, result in the termination or acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice or consent under any contract or Permit to Parent or Merger Sub is a party or by or to which Parent or Merger Sub is bound or subject, except, in the case of clauses (ii) and (iii) above, for such conflicts, violations, breaches or defaults that would not reasonably be expected to have a Parent Material Adverse Effect.

Section 6.04.                      Absence of Litigation. Since the Audited Balance Sheet Date, (a) there is no Litigation pending, or to the knowledge of Parent threatened in writing, against Parent or Merger Sub which has had or would reasonably be expected to have a Parent Material Adverse Effect and (b) none of Parent or Merger Sub is a party to or subject to, or in default under, any Order, in each case, which has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 6.05.                      Compliance with Laws. Except as would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, (a) each of Parent and Merger Sub is in compliance with all Laws and Orders applicable to it and (b) as of the date hereof, none of Parent or Merger Sub has received any notice alleging, and to the knowledge of Parent and Merger Sub, none of Parent or Merger Sub is under investigation with respect to any noncompliance with any such Laws or Orders.

Section 6.06.                      Available Funds.

(a)                Parent will have at the Closing, unrestricted immediately available funds sufficient for Parent and the Surviving Corporation to consummate the transactions contemplated by this Agreement, including to pay the Closing Cash Merger Consideration, any repayment or refinancing of Indebtedness contemplated by this Agreement (including payment of the Debt Payoff Amount), any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and all related fees and expenses of Parent and Merger Sub. There are no circumstances or conditions, to the knowledge of Parent, that could be expected to prevent or delay the availability of such funds at the Closing.

(b)                Notwithstanding anything herein express or implied to the contrary, each of Parent and the Merger Sub hereby acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement is not contingent on or otherwise subject to or conditioned on Parent, the Merger Sub or any of their Affiliates obtaining any financing, the availability, grant, provision or extension of any financing to Parent, the Merger Sub or any of their Affiliates or the consummation of any financing arrangement by Parent, the Merger Sub or any of their Affiliates.

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Section 6.07.                      Solvency. Assuming the truth and accuracy, in all material respects, of the representations and warranties contained in Article V and that all closing conditions have been satisfied or waived, immediately after giving effect to the transactions contemplated by this Agreement, including the Merger and the payment of the Closing Cash Merger Consideration and issuance of the Aggregate Stock Consideration, any repayment or refinancing of Indebtedness contemplated by this Agreement (including payment of the Debt Payoff Amount), payment of any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and payment of all related fees and expenses of Parent and Merger Sub, the Surviving Corporation and each of its Subsidiaries will be Solvent (on a consolidated basis) as of the Effective Time and immediately after the consummation of the transactions contemplated by this Agreement. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) without duplication of (i), the amount that will be required to pay the liabilities of such Person on its debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities (including contingent and other liabilities) as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities (including contingent and other liabilities) as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. Each of Parent and Merger Sub represents that, in connection with the transactions contemplated under this Agreement, (i) no transfer of property is being made or will be made after the Closing and no obligation is being incurred or will be incurred after the Closing with the intent to hinder, delay or defraud either present or future creditors of Parent or Merger Sub or the Corporation and (ii) Parent and Merger Sub have not incurred, and will not incur or cause the Surviving Corporation to incur, debts beyond their ability to pay as they become due.

Section 6.08.                      Merger Sub. Merger Sub has not (a) engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby or (b) incurred any liabilities other than in connection with its formation and the transactions contemplated hereby. All of the issued and outstanding equity interests of the Merger Sub are owned directly or indirectly by Parent, free and clear of all Liens.

Section 6.09.                      Investment Representation. Parent is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Parent acknowledges that it is informed as to the risks of the transactions contemplated hereby and of its ownership of the equity interests of the Surviving Corporation, and further acknowledges that the equity interests of the Surviving Corporation have not been registered under the U.S. federal securities Laws or under any state or foreign securities Laws, and that the equity interests of the Surviving Corporation may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transaction is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration thereunder.

Section 6.10.                      Foreign Control. Each of Parent, Merger Sub and each of their respective directors, officers, and other individuals having primary management or supervisory responsibilities of Parent or Merger Sub, as applicable, (a) is a U.S. citizen or company, (b) is not subject

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to foreign ownership, control or influence as the terms are used in the NISPOM and (c) is not, and is not controlled by, a “foreign person” as that term is used in 31 C.F.R. Part 800 et seq.

Section 6.11.                      Brokers. No investment banker, broker or finder retained by or authorized to act on behalf of Parent or Merger Sub is entitled to receive any commission, brokerage, finder’s fee or other similar compensation from the Corporation or any of its Affiliates in connection with the consummation of the transactions contemplated by this Agreement.

Section 6.12.                      Capitalization.

(a)                The authorized capital stock of Parent consists of 150,000,000 shares of Common Stock (par value $0.01 per share) of Parent (“Parent Common Stock”), 150,000,000 shares of Class A Common Stock (par value $0.01 per share) (“Parent Class A Common Stock”) and 10,000,000 shares of preferred stock (par value $0.01 per share). As of the close of business on May 11, 2023 there are (i) no shares of preferred stock issued and outstanding, (ii) 54,705,934 shares of Parent Common Stock issued and outstanding, (iii) 82,284,931 shares of Parent Class A Common Stock issued and outstanding (iv) zero (0) shares of Parent Common Stock and zero (0) shares of Parent Class A Common Stock held in treasury, and (v) 2,731,973 shares of Parent Common Stock or Parent Class A Common Stock preserved for issuance the Parent Stock Plan. For purposes of this Agreement, the “Parent Stock Plan” means the HEICO Corporation 2018 Incentive Compensation Plan. All of the outstanding equity interests of Parent (“Parent Equity Securities”) have been duly authorized and validly issued and have not been issued in violation of, and, except as set forth in the Organizational Documents of Parent, are not subject to, any preemptive rights or rights of first refusal. Except as set forth in this Section 6.12(a), as of May 11, 2023, there are no Parent Equity Securities issued or outstanding and neither Parent nor any Subsidiary of Parent has any obligation to issue any Parent Equity Securities. Other than with respect to voting rights, and except as may be required by Law, the rights, privileges, preferences and obligations of Parent Common Stock and Parent Class A Common stock as set forth in Parent’s Certificate of Incorporation are identical, in all material respects, with respect to dividends, liquidation preferences and the consideration payable in the event of a business combination transaction.

(b)               The Aggregate Stock Consideration has been duly authorized by all necessary corporate action on the part of Parent. At the Closing Date, the Aggregate Stock Consideration will be validly issued, fully paid, nonassessable, and will not be subject to or issued in violation of any applicable Law, purchase option, call option, right of first refusal, preemptive right, anti-dilutive rights, rights of first refusal, subscription right or any similar right under any provision of applicable Law or otherwise and good and valid legal and beneficial title to the Aggregate Stock Consideration will pass to the Partnership, free and clear of any and all Liens except for those created by the Partnership or arising out of ownership of the Aggregate Stock Consideration by the Partnership or under applicable securities Laws.

Section 6.13.                      Absence of Certain Changes or Events.

(a)                Except (i) as required by Law or any Exigency Action or (ii) for the transactions contemplated by this Agreement, since January 31, 2023 through the date hereof, Parent and its Subsidiaries have each conducted their businesses, in all material respects, in the ordinary course.

(b)                Since January 31, 2023, there has not occurred any event that has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

Section 6.14.                      Parent Filed SEC Documents.

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(a)               Since January 1, 2021, Parent has timely filed or received the appropriate extension of time within which to file all reports, schedules, forms, statements and other documents with the SEC required to be filed by Parent (the “Parent Filed SEC Documents”). As of their respective dates of filing or, in the case of a registration statement under the Securities Act, as of the date such registration statement is declared effective by the SEC, or, if amended (or deemed amended), as of the date of the last amendment or deemed amendment prior to the date hereof, the Parent Filed SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes Oxley Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable thereto. None of the Parent Filed SEC Documents, including any financial statements or schedules included or incorporated by reference therein, at the time filed or transmitted (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has made available to the Company copies of all comment letters received by Parent from the SEC since January 1, 2021 and relating to the Parent Filed SEC Documents, together with all written responses of Parent thereto, to the extent that such comment letters and written responses are not publicly available on EDGAR. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by Parent from the SEC. As of the date of this Agreement, to the knowledge of Parent, none of the Parent Filed SEC Documents is the subject of any ongoing review by the SEC. No principal executive officer or principal financial officer of Parent has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes Oxley Act with respect to the applicable Parent Filed SEC Documents. None of Parent’s Subsidiaries is, or since January 1, 2021 has been, required to file periodic reports with the SEC pursuant to the Exchange Act other than as part of Parent’s consolidated group.

(b)                The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Filed SEC Documents (including the related notes, where applicable) (the “Parent Financial Statements”) fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries, as of the date thereof, and the consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows of Parent and its Subsidiaries, for the periods set forth therein in accordance with GAAP as in effect on the date thereof, except as otherwise noted therein. Parent and its Subsidiaries do not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K. Except as has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, the accounting controls of Parent and its Subsidiaries have been during the periods reflected in the Parent Financial Statements and are as of the date hereof sufficient to provide reasonable assurances that (A) all transactions are executed in accordance with management’s general or specific authorization and (B) all transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP and to maintain proper accountability for such items

(c)                As of the date hereof, Deloitte & Touche LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(d)                Neither Parent nor any of its Subsidiaries has any liabilities required by GAAP to be set forth on a consolidated balance sheet of Parent, except for liabilities (i) that are specifically reflected or reserved against in the Parent Financial Statements (including the notes thereto), (ii) that have been incurred in the ordinary course of business since January 31, 2023 (none of which

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is a liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) that have been incurred under, or contemplated by, this Agreement or liabilities incurred in connection with the transactions contemplated hereby, (iv) for future performance under existing contracts, or (v) liabilities as have not had, and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 6.15.                      Registration Statement. Parent is eligible to register the resale by the Partnership and any Existing Holder of the shares of Aggregate Stock Consideration issuable pursuant to Article II under an automatic shelf registration statement on Form S-3 promulgated under the Securities Act and is a “well-known seasoned issuer” within the meaning of Rule 405 of the Securities Act.

Section 6.16.                      No Other Representations and Warranties.

(a)                Each of Parent and the Merger Sub acknowledges and agrees that, other than the representations and warranties expressly of the Corporation set forth in Article V of this Agreement, none of the Corporation, the Partnership, the Existing Holders, the Seller Related Parties or any of their respective Affiliates or representatives has made or makes any other representation or warranty, written or oral, express or implied, at law or in equity, including any representation or warranty as to (A) the value, merchantability or fitness for a particular use or purpose or for ordinary purposes of any asset, tangible or intangible, or the business of the Corporation or its Subsidiaries, (B) the operation or probable success or profitability of the Corporation’s or its Subsidiaries’ or Affiliates’ business following the Closing or (C) the accuracy or completeness of any information regarding Corporation or its Subsidiaries or their respective Affiliates made available or otherwise provided to Parent or Merger Sub and their representatives in connection with this Agreement or their investigation of the Corporation and its Affiliates (including any estimates, forecasts, budgets, projections or other financial information with respect to the Corporation and its Affiliates).

(b)                Each of Parent and the Merger Sub further acknowledges and agrees that Parent and the Merger Sub will have no right or remedy (and Corporation, the Partnership, the Existing Holders and their respective Subsidiaries and Affiliates will have no liability whatsoever) arising out of, and each of Parent and the Merger Sub expressly disclaims any reliance upon, any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to Corporation or its Subsidiaries or Affiliates including in any information regarding the Corporation or its Subsidiaries or Affiliates made available or otherwise provided to Parent, Merger Sub and their representatives in connection with this Agreement or their investigation of the Corporation and its Subsidiaries or Affiliates (including any estimates, forecasts, budgets, projections or other financial information with respect to the Corporation and its Subsidiaries or Affiliates), or any errors therein or omissions therefrom, in each case, other than the representations and warranties expressly set forth in Article V of this Agreement.

Article VII

COVENANTS

Section 7.01.                      Conduct of Business. Except (i) as set forth on Schedule 7.01, (ii) as required by any Law or Order, (iii) for any Exigency Action, (iv) as expressly permitted, required or contemplated by this Agreement or (v) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article IX (the “Pre-Closing Period”), the Corporation shall, and the Corporation shall cause each of its Subsidiaries to use commercially reasonable efforts to (A) conduct their respective businesses in the ordinary course of

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business in all material respects, it being understood that no action or inaction by the Corporation or any of its Subsidiaries with respect to the matters addressed by any of the provisions of the following sentence shall be deemed to be a breach of this sentence unless such action or inaction would constitute a breach of such other provisions and (B) (1) preserve their respective business organizations, operations and goodwill and key employee, customer, vendor and other material business relationships and (2) operate in compliance in all material respects with applicable Law. Without limiting the generality of the foregoing, and except (i) as set forth on Schedule 7.01, (ii) as required by any Law or Order, (iii) for any Exigency Action, (iv) as expressly permitted, required or contemplated by this Agreement or (v) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) during the Pre-Closing Period, the Corporation shall not, and shall cause its Subsidiaries not to:

(a)                amend (i) with respect to the Subsidiaries of the Corporation, in any material respect, its Organizational Documents and (ii) with respect to the Corporation, its Organizational Documents;

(b)                issue, reissue, sell, encumber or pledge, or authorize the issuance, reissuance, sale, encumbrance or pledge of, any of its equity interests, or any securities convertible into its equity interests (other than to the Corporation or a wholly owned Subsidiary of the Corporation), or grant or enter into any rights, warrants, options, agreements or commitments with respect to the issuance of such equity interests, other than issuances, sales or grants of any of the foregoing to Corporation Employees in the ordinary course of business consistent with past practice;

(c)                split, reverse split, combine, subdivide, reclassify, redeem, repurchase or otherwise acquire ’s, the Corporation’s or any of its Subsidiaries’ capital stock or other equity securities, or any options, warrants, convertible securities or similar rights related thereto or other rights of any kind to acquire any capital stock or other equity securities of the Corporation or any of its Subsidiaries, other than repurchases or redemptions of the foregoing from Corporation Employees in the ordinary course of business following termination of employment;

(d)                declare, set aside or pay any dividend or other distribution in respect of any of its equity interests, in each case, other than dividends and distributions (i) payable solely in cash and paid prior to the Measurement Time or (ii) by a Subsidiary of the Corporation to the Corporation or another wholly owned Subsidiary of the Corporation;

(e)                sell, lease, pledge, encumber, transfer, divest or otherwise dispose of any of its properties or assets (other than Corporation-Owned Intellectual Property, which shall be subject to and governed by Section 7.01(l)) that are material to the business of the Corporation and its Subsidiaries, taken as a whole, other than sales, leases, transfers, divestitures or dispositions (i) by one Subsidiary of the Corporation to the Corporation or another, wholly owned Subsidiary of the Corporation, (ii) of obsolete or unsalable inventory or equipment or (iii) of other properties or assets (other than test equipment) in the ordinary course of business in an amount not to exceed $5,000,000 individually or $10,000,000 in the aggregate;

(f)                 create, incur, assume or guarantee any Indebtedness for borrowed money, other than (i) to fund working capital requirements or capital expenditures in the ordinary course of business consistent with past practice and, in the case of capital expenditures, consistent with the CapEx Budget, (ii) pursuant to inter-company arrangements among or between the Corporation and one or more of its Subsidiaries or among or between its Subsidiaries, (iii) to the extent permitted under the Credit Agreements or (iv) pursuant to a refinancing of amounts outstanding under the Credit Agreements, in the case of clauses (iii) and (iv), provided that such indebtedness will be repaid prior to or on the Closing Date;

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(g)               change in any material respect any of the accounting principles, practices or methods used by the Corporation or any of its Subsidiaries, except as may be required by GAAP or applicable Law;

(h)                acquire any interest in any Person or by purchasing any division, assets, properties, businesses or equity securities thereof (including by merger, consolidation or acquisition of stock or assets), other than (i) any transactions with a purchase price not in excess of $5,000,000 individually or $10,000,000 in the aggregate, (ii) acquisitions of inventory, raw materials, replacement equipment and other business expenses relating to working capital, in each case, in the ordinary course of business consistent with past practice, (iii) acquisitions or purchases by the Corporation or a Subsidiary of the Corporation in or from another wholly-owned Subsidiary of the Corporation; provided, however, that the Corporation shall use reasonable best efforts to provide Parent with reasonably prompt notice of any material acquisition of interest in any Person or any division, assets, properties, businesses or equity securities thereof outside of the ordinary course of business consistent with past practice;

(i)                 make any capital expenditure or enter into any Contract for a capital expenditure, individually or in the aggregate, materially in excess of the Corporation’s existing capital expenditure budget set forth on Schedule 7.01(i) (the “CapEx Budget”), other than such expenditures or commitments relating to the maintenance or repair of its assets in the ordinary course of business that are not in excess of $5,000,000 (on an annualized basis) or expenditures or commitments relating to growth in the ordinary course of business that are not in excess of $4,000,000 (on an annualized basis);

(j)                 make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances or capital contributions by the Corporation or any of its Subsidiaries (i) to any Subsidiary of the Corporation or (ii) to any employee in connection with the advancement of expenses and commissions in the ordinary course of business;

(k)                make, change or revoke any material Tax election, file any amended Tax Return or fail to file any material Tax Return, file any material Tax Return inconsistent with past practice, fail to pay any material Taxes, enter into any closing or other Tax agreement with any Governmental Authority, consent to any extension or waiver of the limitation period applicable to any Tax liability or assessment, settle or compromise any material Tax liability, audit, or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(l)                 (i) omit to take any commercially reasonable action necessary to maintain or renew, as applicable, any material Registered Corporation Intellectual Property, (ii) disclose any material Trade Secret, except in the ordinary course of business consistent with past practice and subject to a confidentiality agreement, or (iii) other than in the ordinary course of business of the Corporation and its Subsidiaries, sell, assign, transfer, exclusively license, abandon, allow to lapse, create any Lien on (other than Permitted Liens) or otherwise dispose of any material Corporation-Owned Intellectual Property;

(m)              except, in each case, in the ordinary course of business (i) materially amend or terminate (except for a termination resulting from the expiration of a Contract in accordance with its terms) or (ii) enter into (x) any Contract that would have been a Material Contract if in effect on the date hereof or (y) any Contract containing a change of control or similar provision triggered by the Closing or a subsequent change of control (provided that the Corporation shall use reasonable best efforts to consult with Parent prior to entering into any Material Contract containing, or amending any Material Contract to contain, (x) any restrictive covenants prohibiting the

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Corporation or any of its Affiliates from selling any PMA product or (y) any change of control provision pursuant to which the consummation of the transactions contemplated by this Agreement would result in a breach, default or acceleration of any right of the counterparty; provided further that nothing in this clause (m) shall be deemed to require the Parent’s consent in order for the Corporation or any of its Subsidiaries to enter into any such Material Contract in the ordinary course of business);

(n)                enter into or materially amend any Affiliate Agreement;

(o)                (A) grant or provide any change-in-control, retention, severance or termination compensation or benefits to any Service Provider, other than severance in the ordinary course of business consistent with past practice in connection with any involuntary termination of any Service Provider, (B) increase the compensation or benefits payable to any Service Provider, except for (x) increases to base compensation in the ordinary course of business consistent with past practice not to exceed 15% of such employee’s base salary in effect as of the date hereof and 8% of the annual base compensation paid to all employees in the aggregate, (y) increases in compensation and benefits in the ordinary course of business consistent with past practice to any Service Provider below the level of Vice President or (z) in connections with promotions, increases in base salary and target annual cash incentive opportunities in the ordinary course of business consistent with past practice, with any such increase to promoted employees at a level similar to similarly situated employees in such promoted position, (C) establish, adopt, amend, renew, announce, waive any rights with respect to, modify, or terminate (or commit to do any of the preceding in respect of) any Plan, except for renewals or amendments in the ordinary course of business consistent with past practice that do not materially increase the cost of such Plan, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Plan, (E) grant or forgive any loans to any Service Provider, (F) hire or engage any employee or any independent contractor with an annual base salary in excess of $200,000, other than to fill any open position or replace any such employee that ceases to be employed by the Corporation or any its Subsidiaries, (G) terminate any Service Provider other than for cause or terminations of employees that do not have a title set forth on Schedule 5.01(o) in the ordinary course of business consistent with past practice or (H) adopt or enter into any collective bargaining agreement or other similar arrangement relating to unions, works councils, similar entities or other organized employees, or recognize any new union, works council or similar entities or other organized employees;

(p)                materially amend, renew or fail to renew (other than renewals in the ordinary course of business consistent with past practice), or terminate any material Lease;

(q)                waive, release, assign, settle or compromise any material Litigation (i) involving payments in excess of $1,000,000 individually or $10,000,000 in the aggregate; or (ii) in which equitable relief is imposed and as a result of which the operations of the Corporation or any of its Subsidiaries would reasonably be expected to be materially and adversely impacted or restricted;

(r)                 dissolve, wind-up or liquidate the Corporation; or

(s)                enter into any Contract or other agreement, or cause any of its Subsidiaries to enter into any Contract or other agreement, to take any of the foregoing actions.

Section 7.02.                      Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Corporation or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the

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Corporation and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over their respective operations.

Section 7.03.                      Reasonable Best Efforts/Cooperation. During the Pre-Closing Period, each of the Corporation, Parent and the Merger Sub shall use its respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein, in which case such standard of performance shall apply) to take, or cause to be taken, all actions, and to do, or cause to be done all things, necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including satisfaction, but not waiver, of the conditions to Closing set forth in Article VIII. The Corporation, Parent and the Merger Sub’s obligations with respect to the HSR Act and any other Antitrust/FDI Laws shall be governed solely by Section 7.05. Notwithstanding the foregoing or anything herein to the contrary other than Section 7.05, none of Parent, Merger Sub, the Corporation, any of their respective Subsidiaries or any holder of Shares shall have any obligation to agree to pay any fee to any third party (other than customary filing fees paid to a Governmental Authority) in connection with their obligations under this Section 7.03.

Section 7.04.                      Consents. Without limiting the generality of Section 7.03 hereof, each of the Corporation, Parent and the Merger Sub shall use their reasonable best efforts to obtain, and Parent shall cause its Affiliates (as applicable) to use their reasonable best efforts to obtain, all Consents of all Governmental Authorities and other Persons as may be necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing. The parties shall use reasonable best efforts to supply such reasonable assistance as may be reasonably requested by any other party in connection with the foregoing. Notwithstanding the foregoing or anything herein to the contrary other than Section 7.05, none of Parent, Merger Sub, the Corporation, any of their respective Subsidiaries or any holder of Shares shall have any obligation to agree to (i) amend or modify any Contract (unless such amendment or modification is conditioned upon the consummation of Closing) or (ii) pay any fee to any third party (other than customary filing fees paid to a Governmental Authority) for the purpose of obtaining any such Consent, or any costs and expenses of any third party resulting from the process of obtaining such Consent. Each of the Corporation, Parent and the Merger Sub shall timely make or cause to be made, and Parent shall cause its Affiliates (as applicable) to timely make or cause to be made, all filings and submissions under applicable Laws and regulations applicable to it as may be required for the consummation of the transactions contemplated by this Agreement. Each of Parent and the Merger Sub acknowledges that, notwithstanding anything herein to the contrary, pursuant to certain Contracts to which the Corporation or a Subsidiary of the Corporation is a party, certain Consents and waivers with respect to the transactions contemplated by this Agreement may be required from the parties to such Contracts and that obtaining such Consents is not a condition to Parent’s or the Merger Sub’s obligations hereunder or the consummation of the transactions contemplated hereby. The Corporation, Parent and the Merger Sub’s obligations with respect to the HSR Act and any other Antitrust/FDI Laws shall be governed solely by Section 7.05.

Section 7.05.                      Antitrust Notifications and Other Regulatory Approvals.

(a)               Each of the Corporation, Parent and Merger Sub shall, and Parent and the Corporation shall cause its Affiliates to, cooperate with each other and shall use, and Parent shall cause its Affiliates to use, their respective reasonable best efforts to prepare and file any filings required under the HSR Act and any other Antitrust/FDI Laws for the jurisdictions set forth on Schedule 7.05(a) as expeditiously as possible following the date of this Agreement, but with respect to the Notification and Report Forms under the HSR Act in no event later than ten (10) Business Days after the date hereof. All filings made in connection with the foregoing sentence shall be made in compliance with the requirements of applicable Antitrust/FDI Law, including the HSR Act and any other applicable Law, and shall request early termination of the applicable waiting period or other expedited treatment to the extent available under applicable Antitrust/FDI Laws. Each of

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the Corporation, Parent and Merger Sub shall make, as expeditiously as possible following the date hereof, and Parent and the Corporation shall cause their respective Affiliates (as applicable) to make, such other filings and submissions as are necessary, if any, in other jurisdictions in order to comply with all applicable Antitrust/FDI Laws for the jurisdictions set forth on Schedule 7.05(a) and all other applicable Laws and shall promptly provide any supplemental information or documentation requested by any Governmental Authority relating thereto. All filing fees payable in connection with the notifications, filings, registrations, submissions or other materials contemplated by this Section 7.05 shall be paid entirely by Parent. Subject to the Confidentiality Agreement and applicable Laws, each of the Corporation, Parent and the Merger Sub shall, and Parent shall cause its Affiliates (as applicable) to, coordinate and cooperate fully and promptly with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including those under the HSR Act. Without limiting the other provisions of this Section 7.05, Parent shall be entitled to take the lead, subject to advance consultation and cooperation in good faith with the Corporation, in the development and implementation of the strategy for obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Authority undertaken in accordance with the provisions of this Section 7.05.

(b)                To the extent not prohibited by applicable Law, each of the Corporation, Parent and the Merger Sub shall promptly notify and furnish the other parties copies of (i) any filing such party or any of its Affiliates submits to any Governmental Authority and (ii) any material correspondence or communication between it or any of its Affiliates or any of their respective representatives, on the one hand, and any Governmental Authority, on the other hand, in each case relating to the subject matter of this Section 7.05 or the transactions contemplated by this Agreement (and, in the case of any material oral communication, a summary of such communication) and shall consult with and permit the other parties to review in advance any proposed filing and any material written or oral communication or correspondence by such party to any Governmental Authority relating to the subject matter of this Section 7.05 or the transactions contemplated by this Agreement, and shall take into account, in good faith, the views of such party in connection with any proposed filing and any material written or oral communication or correspondence to any Governmental Authority, including the FTC or the DOJ relating to the subject matter of this Section 7.05 or the transactions contemplated by this Agreement. No party to this Agreement shall agree to, or permit any of its Affiliates or any of its or their respective representatives to, participate in any meeting or discussion with any Governmental Authority in respect of any filings, investigation, inquiry or any other matter contemplated by this Section 7.05 or any transaction contemplated by this Agreement unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate in such meeting or discussion. Any such provisions of information, rights to participate or consultations between the parties may be made on a counsel-only or outside counsel-only basis to the extent required under applicable Law or as appropriate to protect sensitive business information or maintain attorney-client or other privilege. For the avoidance of doubt, this Section 7.05 shall not apply to any filings, communications or correspondence regarding Taxes.

(c)                Notwithstanding anything in this Agreement to the contrary (but subject to Section 7.05(d)), Parent shall, and shall cause its Affiliates to, use their respective reasonable best efforts to obtain all Consents under or in connection with any Antitrust/FDI Laws, and to enable all waiting periods under any Antitrust/FDI Law to expire, and to avoid or eliminate each and every impediment under all Antitrust/FDI Laws, in each case, to cause the Merger and the other transactions contemplated hereby to occur as expeditiously as reasonably possible following the

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date of this Agreement and, in any event, prior to the Termination Date, including, in each case (i) promptly comply with or modifying any requests or inquiries for additional information or documentation (including any second request) by any Governmental Authority, (ii) offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or businesses of the Corporation and its Subsidiaries, (B) the termination or restructuring of existing relationships, ventures, contractual or governance rights or obligations or other arrangements of the Corporation or its Subsidiaries or (C) any other restrictions on the activities of the Corporation or its Subsidiaries; provided that in no event shall the Corporation (and the Corporation shall not permit any of its Affiliates to) propose, negotiate, effect or agree to any such actions contemplated by this clause (ii) without the prior written consent of Parent, and (iii) contesting, defending and appealing any threatened or pending Litigation or preliminary or permanent injunction or other Order or Law that would adversely affect the ability of any party hereto to consummate, or otherwise delay the consummation of, the transactions contemplated hereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof.

(d)                Notwithstanding anything in this Section 7.05 to the contrary, (i) Parent and its Affiliates shall not be required to offer, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or businesses of Parent and its Affiliates (other than the Corporation and its Subsidiaries), (B) the termination or restructuring of existing relationships, ventures, contractual or governance rights or obligations, or other arrangements of Parent or any of its Affiliates (other than the Corporation and its Subsidiaries) or (C) any other restrictions on the activities of Parent and its Affiliates (other than the Corporation and its Subsidiaries), and (ii) Parent and its Affiliates shall not be required to offer, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or businesses of the Corporation and its Subsidiaries, (B) the termination or restructuring of existing relationships, ventures, contractual or governance rights or obligations, or other arrangements of the Corporation or its Subsidiaries or (C) any other restrictions on the activities of the Corporation or its Subsidiaries, in each case contemplated by this clause (ii), to the extent any such action would, individually or in the aggregate, have a Material Adverse Effect (without regard to clause (i) of the definition of that term) on the Corporation and its Subsidiaries taken as a whole. Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall (x) any party or any of its respective Affiliates be obligated to commit to take any action otherwise required by Section 7.05(d), the consummation of which is not conditioned on the consummation of the Closing, and (y) the Corporation or any of their Affiliates be obligated to pay any fee (other than any legal, consultant or advisor fees associated with obtaining any Consent or the expiration of the required waiting periods under any Antitrust/FDI Law) or grant any concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the transactions contemplated hereby prior to the Closing.

(e)                During the Pre-Closing Period, Parent shall not, and shall cause its Affiliates not to, agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner (including through any joint venture or other contractual arrangement), any assets or Person, if the execution and delivery of a definitive agreement relating to, or the consummation of, such transaction would reasonably be expected to materially hinder, materially delay or prevent the obtaining of clearance or any Consent or the expiration of the required waiting periods under any Antitrust/FDI Law or other applicable Law or otherwise materially hinder, materially delay or prevent the consummation of any of the transactions contemplated hereby.

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Section 7.06.                      Access to Information.

(a)                For purposes of furthering the transactions contemplated by this Agreement and for integration and transition planning purposes, subject to the terms of the Confidentiality Agreement and applicable Laws (including any Exigency Actions), during the Pre-Closing Period, the Corporation shall permit, and shall cause its Subsidiaries to permit, Parent and its advisors, accountants, attorneys and authorized representatives to have reasonable access, during normal business hours, upon reasonable advance notice and in compliance with any Exigency Actions, to the executive-level employees, offices, facilities and books and records of the Corporation and its Subsidiaries. All access and investigation pursuant to this Section 7.06 shall be coordinated through the Corporation’s Chief Financial Officer and/or General Counsel or the designee thereof and shall be conducted at Parent’s expense in compliance with all applicable Exigency Actions and Laws and in such a manner as not to interfere with the normal operations of the businesses of the Corporation and its Subsidiaries. Notwithstanding anything to the contrary contained herein or otherwise, neither the Corporation nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to (i) jeopardize the attorney-client privilege or other immunity or protection from disclosure of the Corporation or its Subsidiaries, (ii) contravene any (x) Law or (y) Contract or any obligation of confidentiality or data protection, in the case of this clause (y), in existence as of the date hereof or entered into in the ordinary course of business after the date hereof, (iii) result in the disclosure of competitively sensitive information, (iv) in light of COVID-19, any Exigency Actions, jeopardize the health or safety of any employee of the Corporation or any other Person or relate to the Corporation’s sale process, including any information related to proposals from other Persons relating to any other potential transaction with the Corporation or any of its Subsidiaries; provided, that in the case of clauses (i) through (v) the Corporation shall use commercially reasonable efforts to make alternative arrangements to disclose such information in a manner that does not lead to the consequences described in clauses (i) through (v). Notwithstanding anything to the contrary contained herein or otherwise, during the Pre-Closing Period, (A) without the prior written consent of the Corporation, Parent shall not, and shall cause its Affiliates and its representatives not to, contact any distributor, supplier, vendor, customer or partner of the Corporation or any of its Subsidiaries regarding the business, operations, assets, financial condition or prospects of the Corporation or this Agreement or the transactions contemplated hereby and (B) no rights under this Section 7.06 may be exercised by Parent or any of its advisors, accountants, attorneys or authorized representatives to prepare for or initiate, or otherwise in connection with any actual Litigation related to this Agreement or any of the transactions contemplated hereby. Nothing in this Section 7.06 shall be construed to require the Corporation, any of its Subsidiaries or any of their respective representatives to prepare any reports, analyses, appraisals or opinions or to otherwise provide any information which is not prepared by the Corporation or its Subsidiaries in the ordinary course of business. The Corporation shall have the right to have one or more of its representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 7.06.

(b)                The parties agree that the terms of the Confidentiality Agreement shall continue in full force and effect until the Closing, at which point the Confidentiality Agreement shall automatically terminate. Parent and Merger Sub shall hold, and shall cause each of their respective Representatives (as defined in the Confidentiality Agreement) to hold, any Evaluation Material (as defined in the Confidentiality Agreement) and other information provided to them in connection with the transactions contemplated by this Agreement in confidence in accordance with the terms of the Confidentiality Agreement, which terms shall apply to Parent and Merger Sub as if they were parties thereto.

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(c)                Parent shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Corporation or any of its Subsidiaries without the prior written consent of the Corporation (in its sole discretion).

Section 7.07.                      Public Statements. Except as otherwise agreed by Parent and the Corporation, and except as required by applicable Law or the rules and regulations of any applicable stock exchange, in which event the parties shall consult with each other in advance and provide the non-disclosing party a reasonable opportunity to review and comment thereon, no press release or other public announcement, statement or comment relating to the transactions contemplated by this Agreement shall be issued, made or permitted to be issued or made by any party to this Agreement or any of its Affiliates or representatives (it being understood and agreed that the final form and content of any such required release, announcement, statement or comment shall be at the final discretion of the disclosing party); provided, however, that (i) Warburg Pincus LLC and any of its Affiliates and managed investment funds may disclose the transactions contemplated by this Agreement and any term hereof to its limited partners, shareholders and prospective limited partners or other investors who are subject to customary confidentiality restrictions in connection with their ordinary course business operations, including private equity/fund-formation, fundraising, marketing, syndication or reporting activities, (ii) nothing in this Section 7.07 shall prohibit any disclosure required under the Credit Agreements, and (iii) a party may, without the prior consent of any other party, issue such press release or make such public statement so long as such statements are consistent with previous public statements made jointly by or otherwise agreed to between Parent and the Corporation.

Section 7.08.                      Indemnification of Directors and Officers.

(a)                Parent and Merger Sub agree that all rights provided in the Organizational Documents of the Corporation or its Subsidiaries in effect as of the date hereof or in any other agreement in place as of the date hereof and made available to Parent with respect to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby) in favor of each individual who at the Effective Time is, or at any time prior to the Effective Time was, (i) a director, manager, officer or employee of the Corporation or any of its Subsidiaries or (ii) serving as a director, manager, officer or employee of any other Person at the request of the Corporation or any of its Subsidiaries (each Person referred to in clause (i) or (ii), a “D&O Indemnified Person”) shall survive the Merger and shall continue in full force and effect. For a period of six (6) years after the Effective Time, (A) Parent shall not, and shall not permit the Surviving Corporation or any of its Subsidiaries to, amend, repeal or modify any provision in the Surviving Corporation’s or any of its respective Subsidiaries’ Organizational Documents in a manner adverse to the D&O Indemnified Persons relating to the exculpation, indemnification or advancement of expenses of any D&O Indemnified Person with respect to acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), unless and only to the extent required by applicable Law, it being the intent of the parties that all such D&O Indemnified Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted by Law and that no change, modification or amendment of such documents or arrangements may be made that will adversely affect any such D&O Indemnified Person’s right thereto without the prior written consent of that D&O Indemnified Person and (B) Parent shall cause the Surviving Corporation and its Subsidiaries to, maintain any indemnification agreements in place as of the date hereof and made available to Parent of the Corporation and its Subsidiaries with any D&O Indemnified Person.

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(b)                In addition to the other rights provided for in this Section 7.08 and not in limitation thereof, from and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries (each, a “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable Law and the Organizational Documents of the Corporation or its Subsidiaries in effect as of the date hereof or in any other agreement in place as of the date hereof and made available to Parent with respect to exculpation, indemnification and advancement of expenses, (i) indemnify and hold harmless (and exculpate and release from any liability to Parent, the Surviving Corporation or any of its Affiliates) the D&O Indemnified Persons against all D&O Expenses (as defined below) and all losses, claims, damages, judgments, fines, penalties, liabilities and amounts paid in settlement (“D&O Losses”) in respect of any threatened, pending or completed investigation, claim, action, inquiry, suit, proceeding or judgment, whether criminal, civil, administrative or investigative, based on, arising out of, relating to or in connection with the fact that such Person is or was a director, officer, manager, employee or other fiduciary of the Corporation or any of its Subsidiaries or any other entity arising out of or relating to acts or omissions occurring or existing (or alleged to have occurred or existed) at or prior to the Effective Time (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (a “D&O Indemnifiable Claim”) and (ii) advance, in accordance with the terms and procedures contained in the Organizational Documents of the Corporation or its Subsidiaries in effect as of the date hereof or in any other agreement in place as of the date hereof and made available to Parent with respect to exculpation, indemnification and advancement of expenses, to such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party is otherwise entitled to assume the defense of such claim and has assumed such defense) promptly after receipt of statements therefor; provided that Parent and the Surviving Corporation’s obligations pursuant to clause (ii) hereunder are subject to the requirement that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law, the D&O Indemnifying Party’s Organizational Documents or any other agreement in place as of the date hereof and made available to Parent with respect to exculpation, indemnification and advancement of expenses, to repay such advances if it is ultimately determined by final non-appealable adjudication that such Person is not entitled to indemnification. Advance payment of D&O Expenses in connection with any D&O Indemnifiable Claims shall continue, in accordance with the terms and procedures contained in the Organizational Documents of the Corporation or its Subsidiaries in effect as of the date hereof or in any other agreement in place as of the date hereof with respect to exculpation, indemnification and advancement of expenses until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim become final and nonappealable and are fully and finally satisfied. For the purposes of this Section 7.08, “D&O Expenses” shall include attorneys’ fees, expert fees, arbitrator and mediator fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or otherwise participating in (including on appeal or in response to a non-party subpoena), or preparing to defend, to be a witness in or otherwise participate in, any D&O Indemnifiable Claim.

(c)                The Corporation shall cause the Surviving Corporation as of the Effective Time to obtain, and Parent shall fully pay for, a “tail” insurance policy with a claims period of at least six (6) years from and after the Effective Time, from an insurance carrier with the same or better credit ratings as the Corporation’s current insurance carrier with respect to officers’ and directors’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), for the persons who are covered by the existing D&O Insurance of the Corporation and any of its Subsidiaries, with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable as such existing D&O Insurance with respect to matters arising out of or relating to acts or omissions occurring or existing (or alleged to have occurred or existed) at, prior to or after the Effective Time (including in connection with this Agreement and the

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transactions contemplated hereby), and Parent shall cause the Surviving Corporation to maintain such D&O Insurance in full force and effect for its full term; provided, that in no event shall the premium of the D&O Insurance exceed 300% of the Corporation’s and its Subsidiaries’ most recent annual premium allocation for applicable existing policies as of the Closing (the “D&O Policy Cap”). If the Corporation and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, Parent shall cause the Surviving Corporation to continue to maintain in effect the Corporation’s existing D&O Insurance, at no expense to the beneficiaries, for a period of at least six (6) years from and after the Effective Time, for the persons who are covered by the Corporation’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable as provided in the Corporation’s existing D&O Insurance as of the date of this Agreement, or, if such insurance is unavailable, Parent shall, or shall cause the Surviving Corporation to purchase the best available D&O Insurance for such six (6) year period from an insurance carrier with the same or better credit rating as the Corporation’s current insurance carrier with respect to the Corporation’s existing D&O Insurance with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable as provided in the Corporation’s existing D&O Insurance as of the date of this Agreement, a copy of which has been made available to Parent; provided, that in no event shall the aggregate annual cost of the D&O Insurance exceed the D&O Policy Cap.

(d)                In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys fifty percent (50%) or more of its properties and other assets to any Person (including by liquidation, dissolution or assignment for the benefit of creditors or similar action), then, and in each such case, Parent or the Surviving Corporation, as the case may be, shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.08.

(e)                The Surviving Corporation shall be a full indemnitor of first resort, shall be required to advance the full amount of all D&O Expenses incurred by a D&O Indemnified Person (as defined below) and shall be liable for the full amount of all D&O Losses, in each case, to the extent legally permitted and required in the Organizational Documents of the Corporation or its Subsidiaries in effect as of the date hereof or in any other agreement in place as of the date hereof and made available to Parent with respect to exculpation, indemnification and advancement of expenses, without regard to any rights a D&O Indemnified Person may have against any other Person (collectively, the “Other Indemnitors”) or otherwise or any insurer providing insurance coverage under an insurance policy issued to any other direct or indirect holder of Shares or any of their respective Affiliates. Each of Parent and the Surviving Corporation further agrees that no advancement or payment by any Other Indemnitor with respect to any D&O Indemnifiable Claim or any D&O Expenses shall alter or limit the obligations of the Surviving Corporation hereunder and that any Other Indemnitor shall have a right of contribution and be subrogated to the extent of such advancement or payment to all of the rights of recovery of the D&O Indemnified Person against the Surviving Corporation and its Subsidiaries with respect thereto, and the Surviving Corporation and its Subsidiaries hereby irrevocably waive, relinquish and release the Other Indemnitors for contribution, subrogation or any other recovery in respect thereof.

(f)                 Notwithstanding anything to the contrary contained herein or otherwise, the rights and benefits of the D&O Indemnified Persons under this Section 7.08 shall not be terminated or modified in any manner as to adversely affect any D&O Indemnified Person without the prior written consent of such D&O Indemnified Person. The provisions of this Section 7.08 are intended

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to be for the benefit of, and shall be enforceable by each D&O Indemnified Person, his or her heirs and his or her executors, administrators and legal representatives, each of whom is an intended third-party beneficiary of this Section 7.08 and are in addition to, and not in substitution for, any other rights, including any rights to indemnification or contribution that any such Person may have by Contract or otherwise. The provisions of this Section 7.08 shall survive the consummation of the Mergers.

Section 7.09.                      Employee Benefits.

(a)                Except where applicable Law or the provisions of a Contract in effect as of the date of this Agreement and made available to Parent require a more favorable treatment, for at least twelve (12) months following the Closing Date, Parent shall, or shall cause the Surviving Corporation to, provide to each employee of the Surviving Corporation or any of its Subsidiaries that is employed with the Corporation or any of its Subsidiaries immediately prior to the Closing (collectively, the “Corporation Employees”) (i) a salary or wage level at least equal to the salary or wage level to which such Corporation Employee was entitled immediately prior to the Closing Date, (ii) cash incentive opportunities (including annual target bonus opportunity) that are at least equal to the cash incentive opportunities (including annual target bonus opportunity) such Corporation Employee was eligible for immediately prior to the Closing Date and (iii) employee benefits (excluding equity and equity-based arrangements), perquisites and other terms and conditions of employment that are substantially comparable in the aggregate to the employee benefits (excluding equity and equity-based arrangements), perquisites and other terms and conditions that such Corporation Employee was eligible to participate in or entitled to receive immediately prior to the Closing Date. Notwithstanding the foregoing sentence (but not in limitation thereof), following the Closing Date, the Surviving Corporation may terminate or cause to be terminated the employment of any Corporation Employee subject to following adequate procedures under applicable Law and payment and satisfaction of severance benefits, notice, termination payments and any other entitlements of such Corporation Employee in connection with such termination and/or under any applicable employment Contract, collective bargaining agreement or Law.

(b)                Without limiting the generality of Section 7.09(a), except where applicable Law or the provisions of a Contract in effect as of the date of this Agreement and made available to Parent require a more favorable treatment, Parent shall, or shall cause the Surviving Corporation to, (i) keep in effect for at least twelve (12) months following the Closing Date severance plans, practices and policies applicable to each Corporation Employee that are not less favorable than the severance plans, practices and policies in effect immediately prior to the Closing Date with respect to such Corporation Employee, and (ii) with respect to each Corporation Employee eligible for an annual bonus with respect to the fiscal year in which the Closing occurs, pay such Corporation Employee an annual bonus for such year at the time such payment is regularly scheduled to be made that is no less than the greater of (x) such Corporation Employee’s target annual bonus opportunity for such year and (y) the annual bonus such Corporation Employee would otherwise receive for such year based on actual performance; provided that the payment of any such annual bonus shall be subject to the applicable Corporation Employee’s continuous employment through such payment date.

(c)                From and after the Closing Date, (i) Parent shall, or shall to cause the Surviving Corporation to ensure that all Corporation Employees receive credit for prior service with the Corporation or any of its Subsidiaries (or any predecessor entities) for purposes of eligibility to participate, vesting credit, eligibility to commence benefits and severance, but not for benefit accrual or early retirement subsidies, under any employee benefit or compensatory plan, program

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or arrangement of Parent, the Surviving Corporation or any of its or their respective Affiliates in which the Corporation Employees are eligible to participate, except to the extent such credit would result in the duplication of benefits (or any funding thereof) for the same period of service; and (ii) Parent shall use commercially reasonable efforts to, (x) with respect to the applicable plan year in which the Closing Date occurs, ensure that any pre-existing conditions or limitations, eligibility waiting periods, actively-at-work requirements or required physical examinations under any welfare benefit plans of Parent, the Surviving Corporation or any of its or their respective Affiliates will be waived with respect to the Corporation Employees and their eligible spouses and dependents; and (y) with respect to the applicable plan year in which the Closing Date occurs, ensure that the Corporation Employees and their eligible spouses, dependents and beneficiaries will receive credit under any welfare benefit plans of Parent, the Surviving Corporation or any of its or their respective Affiliates in which they participate following the Closing Date towards applicable deductibles, coinsurances and annual out-of-pocket limits for expenses incurred prior to the Closing Date.

(d)                Parent shall cause the Surviving Corporation to assume and honor in accordance with the applicable terms thereof (i) all Plans and (ii) all other Contracts and agreements that are in effect as of immediately prior to Closing and to which any Corporation Employee, on the one hand, and the Corporation or any of its Subsidiaries, on the other hand, are parties, in each case, that have been set forth on Schedule 5.11(a).

(e)                Nothing in this Agreement, whether express or implied, shall: (i) confer upon any Corporation Employee any rights or remedies, including any right to employment or continued employment for any period or terms of employment, (ii) be interpreted to prevent or restrict the Surviving Corporation from modifying or terminating the employment or terms of employment of any Corporation Employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Closing Date, subject to the provisions of this Section 7.09 or (iii) be treated as an amendment or other modification of any Plan or other employee benefit plan or arrangement.

Section 7.10.                      Section 280G Approval. The Corporation or its applicable Subsidiaries shall, as soon as practicable following the date of this Agreement and in no event later than five (5) Business Days prior to the Closing Date, (i) use commercially best efforts to secure from each disqualified individual (within the meaning of Section 280G of the Code) a waiver, subject to the approval described in clause (ii), of such Person’s rights to all “parachute payments” (within the meaning of Section 280G of the Code) that are equal to or in excess of three times such Person’s “base amount” (within the meaning of Section 280G of the Code) less one dollar (the “Waived 280G Benefits”) and (ii) solicit the approval of the stockholders of the Corporation or its Subsidiaries, as applicable, to the extent and in the manner required under Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, of any Waived 280G Benefits.  No later than three (3) Business Days prior to the Closing Date, the Corporation shall deliver to the Parent (and the Parent’s legal counsel) a written certification that either (A) the requisite vote was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (B) the 280G Approval was not obtained and, as a consequence, the Waived 280G Benefits have not been and shall not be made or provided, and any previously paid or provided Waived 280G Benefits shall be returned or recovered.  The Corporation shall provide the Parent with drafts of any material relating to such vote (including any waivers, consents or disclosure statements) (which shall be subject to the Parent’s reasonable review and comment for five (5) Business Days prior to the distribution of such materials) along with its analysis under Section 280G of the Code.  Nothing in this Section 7.10 shall be construed as requiring any specific outcome to the vote described herein. The Corporation and Parent shall cooperate in good faith with respect to calculating the value of any arrangements entered into at the direction of Parent or between Parent and its Affiliates, on the one hand, and any disqualified individual, on the other hand (“Parent

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Arrangements”); provided, however, that if such Parent Arrangements are not provided or are provided to the Corporation fewer than ten (10) Business Days prior to the Closing Date, compliance with the remainder of this Section 7.10 shall be determined as if such Parent Arrangements had not been entered into. In no event shall the Partnership be deemed to be in breach of this Section 7.10 or any other provision in this Agreement if any disqualified individual refuses to execute a 280G waiver, the 280G Approval is not available or the 280G Approval is not obtained.

Section 7.11.                      401(k) Plan Termination(a). If requested by the Parent in writing and delivered to the Corporation not less than ten (10) Business Days prior to the Closing Date, the Corporation and each of its Subsidiaries shall adopt resolutions and take all such corporate action as is necessary to terminate each 401(k) plan maintained, sponsored or contributed to by the Corporation or any of its Subsidiaries (collectively, the “Corporation 401(k) Plans”), in each case, effective as of the day immediately prior to the Closing Date, and the Corporation shall provide Parent with evidence that such Corporation 401(k) Plans have been properly terminated.  To the extent the Corporation 401(k) Plans are terminated pursuant to Parent’s request, Corporation Employees shall be eligible to participate in a 401(k) plan maintained by Parent or any of its Subsidiaries immediately as of the Closing Date (giving effect to the service crediting provisions of Section 7.09(c)), and shall be entitled to effect a direct rollover of any eligible rollover distributions (as defined in Section 402(c)(4) of the Code and including loans), in the form of cash, notes (in the case of loans) or a combination thereof, in an amount equal to the full account balance distributed or distributable to Corporation Employees from the Corporation 401(k) Plan to such 401(k) plan maintained by Parent or its Subsidiaries. The Parties agree that there shall be no gap in participation by Corporation Employees in a tax-qualified defined contribution plan.

Section 7.12.                      Payoff of Indebtedness. No later than two (2) Business Days prior to the Closing Date, the Corporation shall deliver to Parent customary payoff letters in connection with the repayment of the Closing Indebtedness under each of the Credit Agreements (the “Debt Payoff Letters”), which will provide for the termination of the respective Credit Agreement and related loan documents (other than those provisions that expressly survive the termination thereof) and the release of all guarantees, Liens and other security over the properties and assets of the Corporation and its Subsidiaries securing all obligations under the Credit Agreements (subject to delivery of funds as arranged by Parent as contemplated by Section 2.11(a)).

Section 7.13.                      Tax Matters.

(a)                Parent and the Partnership agree to each bear 50% of any and all transfer, documentary, excise, sales, use, real property, stamp, registration, recording and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with the Merger. Parent and the Partnership shall reasonably cooperate in filing all Tax Returns and other documentation in connection with any Transfer Taxes and in paying such Transfer Taxes when due and shall reimburse the other party in connection with their portion of such Transfer Taxes.

(b)                Intended Tax Treatment. For U.S. federal and applicable state, local and non-U.S. Tax purposes, the parties shall treat the Merger as a disposition of Shares by the Partnership in exchange for the consideration received by the Partnership hereunder that is a taxable sale subject to Section 1001 of the Code.

Section 7.14.                      Preservation of Books and Records. For a period of seven (7) years from the Closing Date (or longer if required by applicable Law):

(a)                Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, preserve and keep the records held by the Surviving Corporation and its Subsidiaries relating to the

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respective businesses of the Corporation and its Subsidiaries (the “Books and Records”). Parent shall not and shall cause the Surviving Corporation and Parent’s and the Surviving Corporation’s respective Affiliates not to dispose of or destroy any of the Books and Records without first offering to turn over possession thereof to the Representative by written notice to the Representative at least sixty (60) days prior to the proposed date of such disposition or destruction.

(b)                Upon reasonable request by the Representative for purposes of complying with any applicable Tax, financial reporting or regulatory requirements or for purposes for complying with any requests from Governmental Entities with respect to periods or occurrences prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation and the Surviving Corporation’s Subsidiaries to, (i) provide the Representative and its representatives with electronic access to any portions of the Books and Records that are available in electronic format, (ii) allow the Representative and its representatives reasonable access to all other Books and Records on reasonable notice and at reasonable times at the Surviving Corporation’s principal place of business or at any location where any Books and Records are stored and permit the Representative and its representatives, at their own expense, to make copies of such Books and Records and (iii) make available the Surviving Corporation’s and its Subsidiaries’ employees and representatives whose assistance or participation is reasonably required by the Representative and its representatives in anticipation of, or preparation for, existing or future Litigation, Tax contest, audit, investigation, insurance claims or other matters in which the Representative or any of its respective Affiliates are involved related to Pre-Closing Periods, other than, in each case of clauses (ii) and (iii), in connection with any Litigation brought by (x) the Representative or any of its respective Affiliates against Parent, Merger Sub or any of their Affiliates (including, from and after the Effective Time, the Surviving Corporation and its Subsidiaries), or (y) Parent, Merger Sub or any of their Affiliates (including, from and after the Closing, the Surviving Corporation and its Subsidiaries, against the Representative); provided, that such access does not interfere with the normal operations of the Surviving Corporation or its Subsidiaries and is permissible under applicable Law (including Exigency Actions). Notwithstanding anything to the contrary contained herein or otherwise, none of Parent, the Surviving Corporation nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to (A) jeopardize the attorney-client privilege or other immunity or protection from disclosure of the Surviving Corporation or its Subsidiaries, (B) contravene any (x) Law or (y) Contract or any obligation of confidentiality or data protection, in the case of this clause (y), in existence as of the date hereof or entered into in the ordinary course of business after the date hereof, (C) result in the disclosure of competitively sensitive information, (D) in light of COVID-19, any Exigency Actions, jeopardize the health or safety of any employee of the Surviving Corporation or any other Person; provided, that in the case of clauses (A) through (D) the Surviving Corporation shall use commercially reasonable efforts to make alternative arrangements to disclose such information in a manner that does not lead to the consequences described in clauses (A) through (B).

Section 7.15.                      RWI Policy. Parent acknowledges and agrees that, from and after the Closing, the RWI Policy obtained by Parent (whether or not such RWI Policy is sufficient to cover the applicable losses) shall, other than in the case of Fraud, be the sole and exclusive remedy of Parent and its Affiliates (including, from and after the Closing, the Surviving Corporation) and the Parent Related Parties, in Law, equity or otherwise, arising out of, or related to any inaccuracy or breach of any representation or warranty regarding the Corporation contained in this Agreement or in any certificates delivered with respect thereto, and Parent, its Affiliates (including, from and after the Closing, the Surviving Corporation), the Parent Related Parties and the insurers under the RWI Policy shall have no recourse against any Seller Related Party with respect thereto, other than in the case of Fraud. Parent agrees that it shall cause the RWI Policy to expressly exclude rights of subrogation against the Seller Related Parties, other than in the case of Fraud.

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Section 7.16.                      Financing.

(a)                Upon the request of Parent, the Corporation and its Subsidiaries shall use its commercially reasonable efforts to take any actions reasonably requested by Parent that are necessary to facilitate the payoff by Parent (or in the case of letters of credit, facilitate the cash collateralization thereof) on the Closing Date and termination on the Closing Date (to the extent provided therein and pursuant to the terms thereof) (the “Debt Payoff”) of the Existing Credit Agreements, including using commercially reasonable efforts to obtain a payoff letter in connection therewith; provided, that any such action described above shall not be required unless it can be and is conditioned on the occurrence of the Closing, and it being understood that at the Closing, Parent shall provide all funds required to actually effect such payoff and termination. Upon the request of Parent, the Corporation shall use commercially reasonable efforts to cooperate with and provide such assistance to Parent reasonably requested by Parent in connection with obtaining the execution of such documents by the other parties required to execute such instruments in connection with the Debt Payoff.

(b)                Prior to the Closing, the Corporation shall use commercially reasonable efforts to, and the Corporation shall cause each of its Subsidiaries to use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause its and their representatives (including their auditors) to use commercially reasonable efforts to, cooperate with the Parent as necessary, to the extent reasonably requested by Parent, in connection with the offering, arrangement, issuance or sale of any notes issued in the capital markets, term loans, bridge loans, or any combination thereof, of Parent in connection with the transactions contemplated hereby (all such financing, including, but not limited to the debt financing to be provided pursuant to the Debt Commitment Letter, collectively referred to herein as the “Debt Financing”), pursuant to which the agents, arrangers, lenders and other entities party thereto (each, a Debt Financing Source: and collectively the “Debt Financing Sources”), intend to provide financing for the purposes of, among other things, financing the transactions contemplated hereby, including using commercially reasonable efforts to:

(i)                 (x) participate in a reasonable number of lender meetings and due diligence presentations on a telephonic or other remote basis, (y) furnish Parent and its financing sources with financial and other information regarding the Corporation that is customary for acquisition financings or is required in connection with the Debt Financing and (z) provide all customary and reasonable documentation and other information about each of the members of the Corporation and its Subsidiaries and each of their respective directors, officers, employees, partners, managers, stockholders, consultants, financial advisors, counsel, accountants and other representatives required under applicable “know your customer” and anti-money-laundering rules and regulations in connection with the Debt Financing;

(ii)               comment on (and to the extent reasonably requested by Parent and reasonably available to the Corporation, provide information and materials to be used in the preparation of) customary confidential information memoranda or similar offering documents (including prospectuses and prospectus supplements), customary rating agency presentations, and customary lender presentations, in each case for the Debt Financing;

(iii)             prepare (A) consolidated audited financial statements of the Corporation for the fiscal year ended December 31, 2022 and each subsequent fiscal year ending more than 75 days prior to the Closing Date; (B) if requested by Parent in writing, commencing with the fiscal quarter ending March 31, 2023, consolidated unaudited quarterly financial statements of the Corporation for each fiscal quarter (other than the fourth quarter in any fiscal year) ending more than 45 days prior to the Closing Date and (C) such other quarterly financial data regarding the Corporation that is reasonably requested in writing by Parent, that is reasonably available to the Corporation and is

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of a type that is tracked by the Corporation in the ordinary course of business (the financial statements and data described in clauses (A) through (C) above, the “Required Information”), provided that delivery of the Required Information shall not be a condition to Parent’s or Merger Sub’s obligation to consummate the Closing;

(iv)              to the extent that audited financial statements contemplated by Section 7.16(b)(iii) above are delivered by the Corporation to Parent prior to Closing, and if requested to do so in writing by Parent, (A) request that the Corporation's independent accountants consent to the inclusion of their audit reports with respect to the financial statements furnished pursuant to Section 7.16(b)(iii) and the applicable audited annual financial statements of the Corporation in any registration statement of the Parent filed with the SEC, if any, relating to the Debt Financing (and reasonably cooperate with the Corporation’s independent accountants in connection with such request) and (B) request that such independent accountants provide customary comfort letters (including “negative assurance” comfort, if appropriate) in connection with any debt capital markets transaction comprising a part of the Debt Financing to the applicable underwriters, initial purchasers or placement agents thereof (and reasonably cooperate with the Corporation’s independent accountants in connection with such request), in each case of clause (A) and (B), on customary terms and consistent with the customary practice of such independent accountants, provided that delivery of such consent and comfort letters (and "negative assurance" comfort, as applicable) shall not be a condition to Parent’s or Merger Sub’s obligation to consummate the Closing; and

(v)                cooperate reasonably with customary due diligence of the sources of the Debt Financing (subject to the limitations and procedures set forth in Section 7.06).

(c)                Notwithstanding anything to the contrary contained herein, nothing in this Section 7.15 shall require any such cooperation or assistance to the extent that it would: (i) require the Corporation to waive or amend any terms of this Agreement or agree to pay any commitment or other fees or reimburse any expenses prior to the Closing Date, or incur any liability or give any indemnities to any third party or otherwise commit to take any similar action, in each case, that is not contingent on the Closing or, in the case of normal costs, for which it is not reimbursed or indemnified by Parent, (ii) materially or unreasonably interfere with the ongoing business or operations of the Corporation or any of its Subsidiaries or be inconsistent with any Exigency Action, (iii) require the Corporation or any of its Subsidiaries to commit to take any action that is not contingent on the Closing, (iv) require the Corporation or any of its Subsidiaries or Affiliates, or any of their or their Affiliates’ representatives to take any action that would (A) subject any director, member, manager, equity holder, general partner, officer or employee of the Corporation or any of its Subsidiaries or Affiliates or the Existing Holders or any of their Affiliates to any actual, or that could reasonably be expected to result in actual, personal liability, (B) conflict with, violate or result in a breach of or default under any organizational documents of the Corporation or any of its Subsidiaries or Affiliates, any Contract or any Law (including any Exigency Action), (C) require providing access to or disclosing information that the Corporation determines could reasonably be expected to jeopardize any attorney-client privilege, cause the disclosure of any materials that constitute attorney work-product of, or conflict with any confidentiality requirements applicable to, the Corporation or any of its Subsidiaries or Affiliates; or (D) require the Corporation or any of its Subsidiaries to change any fiscal period, (v) require any director, manager or other governing body of the Corporation or any of its Subsidiaries to pass resolutions or consents to approve or authorize the execution of any documentation in connection with the Debt Financing, (vi) cause any representation and warranty in this Agreement to be inaccurate or breached, (vii) cause or result in any closing condition to fail to be satisfied or (viii) otherwise cause or result in the breach of this Agreement or any Contract.

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(d)               Parent shall (i) promptly on request by the Corporation, reimburse the Corporation for all reasonable out-of-pocket fees, costs and expenses (including, to the extent incurred at the request or consent of Parent, reasonable legal fees) incurred by the Corporation or any of its Subsidiaries in connection with the cooperation or assistance contemplated by this Section 7.15 and (ii) indemnify, defend and hold harmless the Corporation, its Subsidiaries and its and their Representatives from and against any losses suffered or incurred by them in connection with the arrangement of any financing, any action taken by them at the request of Parent pursuant to this Section 7.15 and any information used in connection therewith, other than to the extent such losses are a direct result of the Corporation acting in bad faith through the knowing, intentional and material breach of the Corporation’s obligations under this Section 7.15. Without limiting the foregoing, the Corporation and its Subsidiaries shall not be required, under the provisions of this Section 7.15 or otherwise in connection with the Debt Financing (A) to pay any commitment or other fee prior to the Closing or (B) to incur any fees, costs or expenses, unless such fees, costs or expenses is reimbursed by Parent on the earlier of the Closing and the termination of this Agreement in accordance with Article IX.

(e)                Notwithstanding anything to the contrary in this Agreement, other than in cases of Intentional Breach, no breach of, or non-compliance with, this Section 7.15 by the Corporation or any of its Subsidiaries shall be taken into consideration in determining whether the conditions precedent to the consummation of the transactions contemplated by this Agreement set forth in Article VIII have been, or will be, satisfied.

Section 7.17.                      Termination of Affiliate Agreements. The Corporation shall take all actions reasonably necessary to terminate, or shall cause to be terminated, all Affiliate Agreements in full on or prior to the Closing without any liability or obligation of any kind thereunder to Parent or any of its Affiliates (including the Surviving Corporation or any of its Subsidiaries) following the Closing, other than any Affiliate Agreements set forth on Schedule 7.17.

Section 7.18.                      Exclusive Dealing. During the Pre-Closing Period, the Corporation shall not, and shall not authorize, permit or cause any of their respective Affiliates, or any of its or their respective representatives to, directly or indirectly: (a) encourage, solicit, initiate, cooperate with, facilitate or continue any inquiries, offers or proposals regarding an Acquisition Proposal, (b) enter into, continue or participate in discussions or negotiations with any Person (other than Parent, its Affiliates or any of their respective representatives in their capacities as such) concerning a possible Acquisition Proposal, (c) knowingly provide or make available any non-public financial or other confidential or proprietary information regarding the Corporation or any of its Subsidiaries to any Person (other than Parent, its Affiliates or any of their respective representatives in their capacities as such), or knowingly provide or afford access to any Person to the properties, assets, officers or employees of the Corporation or any of its Subsidiaries, in each case in connection with an Acquisition Proposal (d) approve, endorse, recommend or propose to approve, endorse or recommend any Acquisition Proposal or (e) enter into any agreements or other instruments (whether or not binding) regarding any Acquisition Proposal. The Corporation shall, and shall cause all of its Affiliates and their and their respective representatives to, promptly (and in any event within five (5) Business Days of the date hereof) instruct each Person (other than Parent, its Affiliates or any of their respective Representatives) who received non-public financial or other confidential or proprietary information regarding the Corporation or any of its Subsidiaries in connection with any possible Acquisition Proposal to promptly return or destroy such information subject to and in accordance with any applicable non-disclosure or confidentiality agreement. The Corporation shall as soon as reasonably practicable following the execution of this Agreement terminate access for any Person (other than the Corporation, its Subsidiaries, Parent, the Merger Sub and their respective Affiliates and representatives) to any data room.

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Section 7.19.                      Aggregate Stock Consideration Amount. Parent undertakes from the date of this Agreement until such time as the Aggregate Stock Consideration shall have been issued to the Partnership in accordance with the terms of this Agreement, that Parent shall reserve for issuance and ensure that it has, at all times, sufficient authorized but unissued Purchaser Class A Common Stock to issue the Aggregate Stock Consideration to the Partnership.

Section 7.20.                      NYSE Listing. Parent shall cause the shares of the Aggregate Stock Consideration to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing.

Section 7.21.                      Registration Statement; Registration Rights Agreement.

(a)                From the date hereof through the one-year anniversary of the Closing, Parent will use best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities laws;

(b)                Parent shall use best efforts to deliver to the Corporation, promptly and in any event within twenty (20) days following the date hereof, for the Corporation’s review and comment, a draft Form S-3 automatic shelf registration statement (or if such form is not available for purposes of registering the Registerable Securities, then a Form S-3 or another appropriate form) (the “Registration Statement”) to register for resale by the Partnership and the Existing Holders the shares of Aggregate Stock Consideration (the “Registerable Securities”). Parent shall include in the Registration Statement all information required to be included with respect to the Corporation, the Partnership and the Existing Holders and shall incorporate the Corporation’s reasonable comments with respect thereto. Parent shall use best efforts to file the Registration Statement with the SEC to register the resale of all of the Registrable Securities as contemplated by this Section 7.21(b) immediately following the Closing.

(c)                Parent shall use best efforts to: (i) keep the Registration Statement effective until the earlier of (a) the date on which all Registrable Securities included in the Registration Statement have been sold and (b) such time as such shares can be freely sold pursuant to Rule 144 promulgated under the Securities Act without limitation on volume or manner of sale (provided that if during the one-year period following the Closing, Parent breaches its obligations under Section 7.21(a), Parent shall use best effort to keep the Registration Statement effective until the first anniversary of the Closing); (ii) prepare and file with the SEC such amendments to the Registration Statement and amendments or supplements to the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registrable Securities included in the Registration Statement; (iii) furnish to each Existing Holders such number of copies of any prospectus (including any preliminary prospectus and any amended or supplemented prospectus) in conformity with the requirements of the Securities Act as each Existing Holders may reasonably request in order to effect the offering and sale of the Registrable Securities to be offered and sold by such Existing Holders thereunder, but only while Parent shall be required under the provisions hereof to cause the Registration Statement to remain effective; (iv) register or qualify the Registrable Securities covered by the Registration Statement under the securities or blue sky laws of such jurisdictions as each Parent Equityholder shall reasonably request; provided, however, that Parent shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction where it has not been qualified or is not otherwise subject to a general consent for service of process); (v) in the event of the issuance of any stop order suspending the effectiveness of the Registration Statement, or of any order suspending or preventing the use of

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any related prospectus or suspending the qualification of any Registrable Securities included in the Registration Statement for sale in any jurisdiction, obtain promptly the withdrawal of such order; and (vi) list all Registrable Securities included in the Registration Statement on the NYSE.

(d)                All costs and expenses incurred in connection with any registration of Registrable Securities pursuant to this Section 7.21, including all SEC fees, blue sky registration and filing fees, NYSE notices and filing fees, printing fees and expenses, transfer agents’ and registrars’ fees and expenses, and all reasonable fees and expenses of Parent’s outside counsel and independent accountants shall be paid by Parent, provided that Parent shall not be responsible for any legal fees for the Partnership or any Existing Holders or any selling expenses of the Partnership or any Existing Holders (including any broker’s fees or commissions).

(e)                Parent shall prepare or direct Parent’s outside counsel to prepare such documents as are required by Parent's transfer agent to facilitate the prompt settlement of any transactions by the Partnership or any Existing Holder pursuant to the Registration Statement and shall take such steps to remove any restrictive legends from the shares of Common Stock issued as Aggregate Stock Consideration at such time as such shares can be freely sold pursuant to Rule 144 promulgated under the Securities Act without limitation on volume or matter of sale.

(f)                 As soon as reasonably practicable following the date hereof, and in any event prior to the Closing, Parent and the Partnership shall use best efforts to enter into a definitive registration rights agreement (the “Registration Rights Agreement”) to be entered into by the Parent, the Partnership, such Affiliates of the Partnership that the Partnership shall determine and the Existing Holders, that is reasonably satisfactory to the Partnership and Parent on customary terms and conditions to effect the terms and conditions provided in Section 7.21(a)-(e), provided that the Registration Rights Agreement will contain the following terms: (i) a term of one year following Closing; (ii) Warburg Pincus shall be entitled to an unlimited number of shelf takedowns from the Registration Statement, provided each such transaction must be a minimum size of $20 million; (iii) subject to compliance with applicable securities laws, Warburg Pincus and all Existing Holders shall have the right to sell Registrable Securities in customary market and brokerage trades through any national exchange or over the counter market at any time; (iv) neither Warburg Pincus nor any other Existing Holder shall be subject to any trading blackouts for any reason; (v) the Existing Holders shall not be required to agree to any lockup or other restriction on their ability to freely trade the securities (unless the Existing Holders are entitled to piggyback registration rights under clause (vi) below and such Existing Holders exercise such piggyback registration rights in connection with an underwritten offering and participate in such underwritten offering, such participating Existing Holders may be required to agree to a customary underwriter’s lockup not to exceed 180 days (or such lesser period imposed on Parent or any other participant) ; (vi) in the event that Parent does not then have an effective Registration Statement available for the sale of the Registrable Securities on Form S-3, and the Registrable Securities may not be freely sold pursuant to Rule 144 promulgated under the Securities Act without limitation on volume or manner of sale limitations (subject to requirements under Rule 144 that Parent has filed all required applicable reports under the Securities Exchange Act of 1934, as amended), (A) WPXI Finance, LP and Warburg Pincus XI Partners, L.P. (together with their affiliated transferees, “Warburg Pincus”) shall be entitled to two (2) long form demand registrations; provided each such transaction must be a minimum size of $20 million; (B) Warburg Pincus and all Existing Holders will be entitled to piggyback registration rights on any registered offering of Class A Common Stock of Parent (whether a primary offering by Parent or a resale offering by any other person holding Parent securities); provided that no person (including any Existing Holders) will have piggyback registration rights on any overnight block trade effected by Warburg Pincus; provided, that in the event that the number of securities requested to be included in any registered offering of Parent

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exceeds the amount that can be sold in such offering, (x) in the case of an offering of securities held by any Person, Warburg Pincus shall be entitled to participate first for the full amount of securities that it proposes to include in such offering, then the other Existing Holders shall be entitled to participate for the full amount of securities that they propose (and are entitled) to include in such offering, then the Parent and any other Person may allocate the remaining amount of securities that may be included in such offering (if any) in any manner as they may agree and (y) in the case of a primary offering of securities by the Parent, the Parent, Warburg Pincus and the Existing Holders shall be entitled to participate pro rata based on the number of securities each of Parent, Warburg Pincus and the Existing Holders that it proposes to include in such offering and any other Person may allocate the remaining amount of securities that may be included in such offering (if any) in any manner as they may agree..

(g)                The Partnership and the Existing Holders shall be a third party beneficiary of this Section 7.21; provided that only the Representative or the Partnership may enforce any such rights on behalf of the Existing Holders.

Article VIII

CONDITIONS TO CLOSING

Section 8.01.                      Mutual Conditions to the Obligations of the Parties. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted, waiver in writing at or prior to the Closing of each of the following conditions:

(a)                No Injunctions or Legal Prohibitions. (i) No temporary restraining order, preliminary or permanent injunction or other Order issued by a court of competent jurisdiction which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect, and (ii) no Law shall have been enacted or promulgated by any Governmental Authority which prevents, or makes illegal, the consummation of the transactions contemplated hereby.

(b)                Antitrust Clearance. Any applicable waiting period under the HSR Act shall have expired or been terminated and all approvals required pursuant to applicable Antitrust/FDI Laws set forth on Schedule 8.01(b) shall have been obtained, with respect to the transactions contemplated by this Agreement.

Section 8.02.                      Conditions to the Obligations of Parent and the Merger Sub. The obligations of Parent and the Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted, waiver in writing at the Closing, of each of the following conditions:

(a)                Representations and Warranties. The representations and warranties of the Corporation (i) set forth in Section 5.01(a) (Organization and Qualification), Section 5.02 (Authority; Binding Effect), Section 5.05(a) (Ownership of Shares; Capitalization), Section 5.05(b) (Ownership of Shares; Capitalization) and Section 5.22 (Brokers) shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) set forth in Section 5.04(b) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date; and (iii) set forth in Article V other than

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those representations and warranties specifically identified in clauses (i) or (ii) of this Section 8.02(a), without giving effect to any materiality or “Material Adverse Effect” qualifications therein (except that the word “material” in the defined term “Material Contract”, shall not be disregarded for any of such purposes), shall be true and correct as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct as of such date would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                Performance. The Corporation shall have performed and complied, in all material respects, with all agreements, covenants and obligations required by this Agreement to be performed or complied with by the Corporation on or prior to the Closing Date.

(c)                Officer’s Certificates. The Corporation shall have delivered to Parent a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Corporation, certifying the satisfaction of the conditions set forth in Section 8.02(a) and Section 8.02(b).

Section 8.03.                      Conditions to the Obligations of the Corporation. The obligation of the Corporation to consummate the transactions contemplated by this Agreement is subject to the satisfaction or, to the extent permitted, waiver in writing at or prior to the Closing of each of the following conditions:

(a)                Representations and Warranties. The representations and warranties of Parent and Merger Sub shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date).

(b)                Performance. Parent and Merger Sub shall have performed and complied, in all material respects, with all agreements, covenants and obligations required by this Agreement to be performed or complied with by Parent or Merger Sub, as the case may be, on or prior to the Closing Date.

(c)                Officer’s Certificate. Parent and Merger Sub shall have delivered to the Corporation a certificate, dated as of the Closing Date, executed by a duly authorized officer of each of Parent and Merger Sub, certifying to the satisfaction of the conditions set forth in Section 8.03(a) and Section 8.03(b) hereof.

(d)                NYSE Listing. The shares of the Aggregate Stock Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e)                Registration Statement. (i) The Registration Rights Agreement shall have been executed and delivered by Parent to the Corporation and shall be in full force and effect, (ii) the Registration Statement shall be in form and substance reasonably satisfactory to the Corporation; and (iii) Parent shall have irrevocably confirmed to the Corporation that it is ready, willing and able to file the Registration Statement at the time required by Section 7.21(b), and such Registration Statement will be effective immediately upon filing with the SEC.

Section 8.04.                      Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s breach of this Agreement, including failure to use its reasonable best efforts to cause the Closing to occur, as required by Section 7.03, or to satisfy its obligations under Section 7.04 or Section 7.05.

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Article IX

SURVIVAL; TERMINATION

Section 9.01.                      Survival. The parties, intending to modify any applicable statute of limitations, agree that (a)(i) the representations and warranties in this Agreement and in any certificate delivered pursuant hereto and (ii) the covenants in this Agreement only requiring performance prior to the Closing shall, in each case, terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party in respect thereof and (b) the covenants in this Agreement that contemplate performance after the Closing or expressly by their terms survive the Closing shall survive the Closing in accordance with their respective terms.

Section 9.02.                      Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing only as follows:

(a)                by mutual written agreement of the Corporation and Parent;

(b)                by either the Corporation or Parent at any time after 5:00 p.m. New York City time on February 14, 2024 (the “Termination Date”), if the Closing shall not have occurred on or prior to such time on such date; provided, however, that a party shall not have the right to terminate this Agreement pursuant to this Section 9.02(b) if (x) the Corporation’s (in the case of the Corporation) or (y) Parent’s or Merger Sub’s (in the case of Parent) failure to perform or comply with any covenants or agreements of such Person set forth in this Agreement (including under Section 2.02), has been the primary cause of the failure of the Closing to occur prior to the Termination Date; provided, further, that the Termination Date may be extended (i) one time by either Parent, on the one hand, or by the Corporation, on the other hand, by written notice to the other (which written notice must be received by the non-extending party by 5:00 p.m. New York City time on the then-current Termination Date), to a date that is 90 days after the then-current Termination Date, which shall be deemed the new Termination Date hereunder, and (ii) a second time by either Parent, on the one hand, or by the Corporation, on the other hand, by written notice to the other (which written notice must be received by the non-extending party 5:00 p.m. New York City time on the then-current Termination Date), to a date that is 90 days after the then-current Termination Date, which shall be deemed the new Termination Date hereunder, in the case of each of the foregoing clauses (i) and (ii), only if, as of 5:00 p.m. New York City time on the Business Day immediately preceding the then-current Termination Date, either (x) in the event that the extending party is Parent, the conditions to the Corporation’s obligation to consummate the Closing have been satisfied (other than (1) those conditions that by their nature are to be satisfied at the Closing, (2) the condition set forth in Section 8.01(a) (to the extent such Law or Order arises under any Antitrust/FDI Law) and (3) the condition set forth in Section 8.01(b)) or (y) in the event that the extending party is the Corporation, the conditions to Parent and Merger Sub’s obligation to consummate the Closing have been satisfied (other than (1) those conditions that by their nature are to be satisfied at the Closing, (2) the condition set forth in Section 8.01(a) (to the extent such Law or Order arises under any Antitrust/FDI Law) and (3) the condition set forth in Section 8.01(b));

(c)                by the Corporation or Parent, if any Order or Law of the type that would give rise to the failure of the condition to the Closing set forth in Section 8.01(a) to be satisfied and permanently prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.02(c) if (x) the Corporation’s (in the case of the Corporation) or (y) Parent’s or Merger Sub’s (in the case of Parent) failure to perform or comply

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with any covenants or agreements of such Person set forth in this Agreement (including Section 7.05) has been the primary cause of the failure of the condition to the Closing set forth in Section 8.01(a) to be satisfied;

(d)                by Parent, if any representation or warranty of the Corporation set forth in Article V shall be or shall have become inaccurate or the Corporation shall have breached or failed to perform any of its respective covenants or other agreements set forth in this Agreement, which inaccuracy, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 8.02(a) or Section 8.02(b), and which inaccuracy, breach or failure to perform cannot be cured by the Corporation or, if capable of being cured, shall not have been cured prior to the earlier of (i) the last Business Day prior to the Termination Date and (ii) the date that is thirty (30) calendar days after receipt by the Corporation of notice in writing from Parent specifying the nature of such inaccuracy, breach or failure to perform and requesting that it be cured; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.02(d) if any of Parent or Merger Sub has breached this Agreement such that any of the conditions to Closing set forth in Section 8.01 or Section 8.03 would not then be satisfied as a result of such breach;

(e)                by the Corporation, if any representation or warranty of Parent or Merger Sub set forth in Article VI shall be or shall have become inaccurate or Parent or Merger Sub shall have breached or failed to perform any of their respective covenants or other agreements set forth in this Agreement, which inaccuracy, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 8.03(a) or Section 8.03(b), and which inaccuracy, breach or failure to perform cannot be cured by Parent or the Merger Sub, as the case may be, or, if capable of being cured, shall not have been cured prior to the earlier of (i) the last Business Day prior to the Termination Date and (ii) the date that is thirty (30) calendar days after receipt by Parent of notice in writing from the Corporation specifying the nature of such inaccuracy, breach or failure to perform and requesting that it be cured; provided, however, that the Corporation shall not have the right to terminate this Agreement pursuant to this Section 9.02(e) if the Corporation has breached this Agreement such that any of the conditions to Closing set forth in Section 8.01 or Section 8.02 would not then be satisfied as a result of such breach; or

(f)                 by the Corporation if (i) all conditions set forth in Section 8.01 and Section 8.02 (other than those conditions that by their nature are to be satisfied at the Closing, but each of which is capable of being satisfied at the Closing) have been satisfied or waived at the time when the Closing should have occurred in accordance with Section 2.02, (ii) the Corporation has notified Parent in an irrevocable writing that the Corporation stands ready, willing and able to consummate the Closing, and (iii) Parent fails to consummate the Closing by 5:00 p.m. ET on the third (3rd) Business Day following the receipt of such written notice from the Corporation.

(g)                The party desiring to terminate this Agreement pursuant to any of clause (b), (c), (d), (e) or (f) of this Section 9.02 shall give written notice of such termination to the other party in accordance with Section 10.01 specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 9.03.                      Effect of Termination; Damages.

(a)                In the event of the termination of this Agreement in accordance with Section 9.02, (i) this Agreement shall thereafter become void and have no effect and the transactions contemplated hereby shall be abandoned, except that this Section 9.03, Section 5.26, Section 6.16, Section 7.07, Article X and the Confidentiality Agreement shall survive termination of this

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Agreement and remain valid and binding obligations of each of the parties, and (ii) subject to the terms and conditions of the surviving provisions of this Agreement, there shall be no liability or obligation on the part of Parent, Merger Sub or the Corporation. Notwithstanding the immediately preceding sentence of this Section 9.03, termination of this Agreement pursuant to Section 9.02 shall not release any party hereto from any liability (x) pursuant to the Confidentiality Agreement or the sections specified in this Section 9.03 that survive such termination or (y) for any Intentional Breach by a party of its representations, warranties, covenants or agreements that occurred prior to such termination. In determining losses or damages recoverable by a party hereunder, the parties hereto acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include consequential damages and the benefit of any bargain lost by a party hereunder and, in the case of the Corporation, its direct and indirect equityholders, including the Partnership and the Existing Holders, taking into consideration all relevant matters (including other opportunities and the time value of money), which shall be deemed to be damages of the Corporation hereunder; provided that, in no event will any party have any liability for monetary damages (including for Intentional Breach, Fraud or otherwise) in excess of the Maximum Liability Amount, subject in all respects to the terms of this Section 9.03 and Section 10.13.

(b)                If this Agreement (i) is terminated pursuant to Section 9.02(c) and the Order or Law giving rise to the termination right thereunder arises under or relates to any Antitrust/FDI Law or (ii) Section 9.02(b) and, at the time of such termination pursuant to Section 9.02(b), any condition set forth in Section 8.01(a) (as it relates to any Antitrust/FDI Laws or if the Order or Law arises under any Antitrust/FDI Laws) or Section 8.01(b) was not satisfied, but all other conditions to the Closing set forth in Section 8.01 and Section 8.02 have been satisfied or waived (other than those conditions that (A) by their nature are to be satisfied at the Closing, but which conditions are capable of being satisfied or (B) the failure of which to be satisfied was primarily caused by the material breach by Parent or Merger Sub of Section 7.05), or (iii) Section 9.02(e) in connection with the material breach by Parent or Merger Sub of Section 7.05, then, in the case of (i), (ii) or (iii) Parent shall pay to the Corporation by wire transfer of immediately available funds the Parent Regulatory Termination Fee (x) in the case of any such termination by Parent, prior to or concurrently with, and as a condition to, such termination or (y) in the case of any such termination by the Corporation, within two (2) Business Days of such termination.

(c)                If Parent fails to pay when due any amount payable by Parent under Section 9.03(b), then: (i) Parent shall reimburse the Corporation for all fees, costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the Corporation of its rights under Section 9.03 and (ii) Parent shall pay to the Corporation interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the Corporation in full) at a rate per annum equal to the “prime rate” (as published by the Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(d)                Notwithstanding anything to the contrary herein but subject in all respects to this Section 9.03, Section 10.13 and Section 10.15 (including, in each case, the limitations set forth therein), the parties acknowledge and agree that under no circumstances (i) can a party receive both (A) a grant of specific performance to cause the parties to consummate the Closing and (B) monetary damages for breach of this Agreement (including for the other party’s Intentional Breach of this Agreement or Fraud) and/or, in the case of the Corporation, the Parent Regulatory Termination Fee; (ii) except in the event of a material breach of Section 7.05 which material breach was a primary cause of the failure of the conditions set forth in Section 8.01(a) or Section 8.01(b)

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to be satisfied by Parent or Merger Sub, can the Corporation receive both (A) monetary damages for Parent’s or the Merger Sub’s Intentional Breach of this Agreement or Fraud and (B) the Parent Regulatory Termination Fee; (iii) shall Parent be required to pay the full Parent Regulatory Termination Fee on more than one occasion. The right of the parties (i) to receive an injunction, specific performance or other equitable relief as expressly provided for, and subject to the terms and conditions of, Section 10.13 and (ii) validly terminate this Agreement pursuant to Section 9.02 and receive (A) monetary damages for a non-terminating party’s Intentional Breach of this Agreement or Fraud and (B) in the case of the Corporation, if, as and when required pursuant to Section 9.03(b), receipt and payment of the Parent Regulatory Termination Fee (in each case subject to the limitations set forth in the immediately preceding sentence) shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of the Corporation, the Partnership, the Representative, the Existing Holders, Parent, Merger Sub, their respective Affiliates or any of the Seller Related Parties, the Parent Related Parties and the Nonparty Affiliates and any other Person against Parent, Merger Sub, the Corporation, the Existing Holders, the Seller Related Parties, the Parent Related Parties or any Nonparty Affiliates for any breach, liability, cost, expense, obligation, loss or damage suffered as a result thereof or in connection therewith or related thereto.

(e)                Without limiting the right of the parties to seek specific performance and other equitable relief but subject to Section 9.03(d), the maximum aggregate liability of Parent and the Merger Sub, on the one hand, and the Corporation, on the other hand, for any loss suffered as a result of any breach of this Agreement, or the failure of the transactions contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, shall be limited to Total Enterprise Value (the “Maximum Liability Amount”), and in no event shall the Corporation, Parent or the Merger Sub, as applicable, seek or be entitled to (and the Corporation, Parent and the Merger Sub, as applicable, shall cause their Affiliates and their direct and indirect equityholders not to seek and the foregoing shall not be entitled to) any money damages (including consequential, special, indirect or punitive damages) in excess of the Maximum Liability Amount.

Article X

MISCELLANEOUS

Section 10.01.                    Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Person for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service (with signed confirmation of receipt), or if sent by email (with confirmed receipt if so requested, which confirmation shall promptly be provided by the recipient if so requested), to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To the Corporation:

Jazz Parent, Inc.

416 Dividend Drive

Peachtree City, Georgia 30269
Attention:  J. Shawn Trogdon, CEO
Email:  shawn.trogdon@wencorgroup.com

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with a copy (which shall not constitute notice) to:

Warburg Pincus LLC

450 Lexington Avenue

New York, New York 10017

Attention: General Counsel

Email: notices@warburgpincus.com

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: David Leinwand; Matthew P. Salerno
Email: dleinwand@cgsh.com; msalerno@cgsh.com

To Parent, Merger Sub or the Surviving Corporation:

HEICO Corporation
825 Brickell Bay Drive, 16th Floor
Miami, FL 33131Attention: Joseph Pallot
Email: JPallot@heico.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019

Attention:	Robert B Schumer Cullen L. Sinclair
Email:	rschumer@paulweiss.com csinclair@paulweiss.com

To the Representative:

c/o Warburg Pincus LLC

450 Lexington Avenue

New York, New York 10017

Attention: General Counsel

Email:	notices@warburgpincus.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: David Leinwand; Matthew P. Salerno
Email: dleinwand@cgsh.com; msalerno@cgsh.com

Any such notification shall be deemed delivered (i) upon receipt, if delivered personally, (ii) on the next Business Day, if sent by national courier service for next business day delivery or (iii) the Business Day received, if sent by email or any other permitted method (provided that any notice received

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by email transmission at the addressee’s location on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day). Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 10.02.                   Amendment/Waiver, Etc. Any provision of this Agreement may be amended, modified, supplemented or waived if, and only if, such amendment, modification, supplement or waiver is in writing and signed, in the case of an amendment, modification or supplement, by Parent, Merger Sub, the Corporation, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Notwithstanding anything to the contrary in this Agreement, this Section 10.02 and Sections 7.16 and Section 10.22 (and any other provision of this Agreement to the extent an amendment, restatement, supplement or other modification of such provision would modify the substance of such Sections) may not be amended, restated, supplemented or otherwise modified in any manner materially adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source.

Section 10.03.                    Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto and any attempt to assign this Agreement without such consent shall be void and of no effect; provided, that Parent and the Merger Sub may assign their rights hereunder to an Affiliate or to a debt financing source solely for purposes of creating a security interest herein or otherwise assigning as collateral is respect of a debt financing, but no such assignment shall relieve Parent or the Merger Sub of any of its obligations hereunder.

Section 10.04.                    Entire Agreement. This Agreement (including all Schedules and Exhibits hereto), together with the Escrow Agreement, Confidentiality Agreement, the Registration Rights Agreement and all other agreements, instruments, certificates and documents contemplated hereby or executed in connection herewith (collectively, the “Transaction Documents”), contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Section 10.05.                    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.06.                    Fulfillment of Obligations. Any obligation of any party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party. Parent shall cause Merger Sub to comply with all of its obligations hereunder.

Section 10.07.                    Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, other than the provisions of (a) Article II, Section 3.02, Section 7.21 and Section 9.03, to the extent that they apply to the Partnership or the Existing Holders, which holders shall be express third party

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beneficiaries of, and shall be entitled to rely on, such sections (subject to the penultimate sentence of this Section 10.07); (b) Section 7.13(a) and Section 7.14, to the extent they apply to Existing Holders and their respective Affiliates, which Existing Holders and Affiliates shall be express third-party beneficiaries of, and shall be entitled to rely on, such sections (subject to the penultimate sentence of this Section 10.07); (c) Section 7.08, to the extent it applies to D&O Indemnified Persons, which D&O Indemnified Persons (including the successors, assigns, heirs, executors, administrators and personal representatives of such D&O Indemnified Persons) shall be express third-party beneficiaries of, and shall be entitled to rely on, such section, (d) Section 10.15 and Section 10.19, to the extent they apply to Nonparty Affiliates and Released Persons, respectively, which Nonparty Affiliates and Released Persons shall be express third-party beneficiaries of, and shall be entitled to rely on, such respective sections and (e) Section 10.16, to the extent it applies to Cleary Gottlieb Steen & Hamilton LLP and Covington & Burling LLP (each, the “Identified Counsel”), which shall be express third-party beneficiaries of, and shall be entitled to rely on, such section, express or implied, is intended to confer upon any Person other than Parent, Merger Sub, the Corporation, the Corporation’s Subsidiaries or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement. Notwithstanding anything herein to the contrary, only the Corporation (prior to the Closing) and the Partnership and the Representative (after the Closing) shall have the right, on behalf of the Existing Holders (and no Existing Holder shall have the right), to pursue damages and other relief (including damages to such holders based on the loss of the economic benefits of the Merger (including the loss of premium offered to such holders) and equitable relief, which damages and other relief shall also be available to such holders (including in respect of any third party beneficiary rights under Article II, Section 3.02, Section 7.21 and Section 9.03) in the event of any breach of this Agreement by Parent or Merger Sub, which right is hereby acknowledged and agreed by Parent and Merger Sub. In addition, subject to the immediately preceding sentence, after the Closing, the provisions of Article X shall be for the benefit of, and shall be enforceable by, the Persons referenced in this Section 10.07.

Section 10.08.                    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

Section 10.09.                    Governing Law/Jurisdiction/Waiver of Jury Trial.

(a)                This Agreement, and any claim, suit, action or proceeding in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby (whether at law or in equity, and whether in contract or in tort or otherwise), shall be governed by and enforced pursuant to the Laws of the State of Delaware, without regard to or application of its rules with respect to conflict of laws. Each party hereby irrevocably agrees and consents to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any State of Delaware appellate court therefrom or, to the extent the Court of Chancery of the State of Delaware does not have subject matter jurisdiction or declines to accept personal jurisdiction over any party, any state or federal court within the State of Delaware and any appellate court therefrom (collectively, the “Chosen Courts”) in any claim, suit, action or proceeding described in the immediately preceding sentence of this Section 10.09(a) that is brought by any such party or its successors or assigns. Each party hereby irrevocably consents to the service of any and all process in any such claim, suit, action or proceeding by the delivery of such process in the manner provided in Section 10.01. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, claim or proceeding arising out of or relating to this Agreement, any other Transaction Document, the negotiation, execution or performance of this Agreement or any Transaction Document, or the transactions contemplated hereby (whether at law or in equity, and whether in contract or in tort or otherwise) in the Chosen Courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim

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in any Chosen Court that any such action, suit, claim or proceeding brought in any Chosen Court has been brought in an inconvenient forum. Each of the parties hereto hereby agrees that it will not bring or support, or permit any of its Affiliates to bring or support, any claim, suit, action or proceeding, cross-claim or third-party claim of any kind or description (whether at law or in equity, and whether in contract or in tort or otherwise) in any way relating to this Agreement, any other Transaction Document or any of the transactions contemplated by this Agreement or any other Transaction Document, in any forum other than the Chosen Courts, and that the provisions of Section 10.09(b) relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim. The parties further agree that any final and nonappealable judgment against any of them in any claim, suit, action or proceeding described in the first sentence of this Section 10.09(a) shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(b)                EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF CLAIM, SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.09(b).

Section 10.10.                    Counterparts, Etc. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, email in “portable document format” (“.pdf”) form, or by other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.11.                    Headings, Etc. The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reading only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any Article, Section, subsection or clause are to the corresponding Article, Section, subsection or clause of this Agreement, unless otherwise specified.

Section 10.12.                   Further Assurances. Subject to the terms and conditions of this Agreement, from time to time, at the request of any party hereto and, except as otherwise set forth herein, at the expense of the party so requesting, each other party shall execute and deliver to such requesting party

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such documents and take such other action as such requesting party may reasonably request that are required in order to consummate the transactions contemplated hereby.

Section 10.13.                     Remedies.

(a)                The parties understand and agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its terms and further agree that, although monetary damages may be available for the breach of such provisions, monetary damages would be an inadequate remedy therefor. Accordingly, each party hereto agrees, on behalf of itself and its Affiliates, that in the event of any breach or threatened breach by the Corporation, on the one hand, or Parent or Merger Sub, on the other hand, of any provision of this Agreement, the Corporation and the Representative, on the one hand, or Parent and the Merger Sub, on the other hand, shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the terms and provisions of this Agreement. Each of Parent and Merger Sub further agrees that, prior to the Closing, (i) Parent’s and Merger Sub’s sole and exclusive remedy pursuant to, arising out of or in connection with this Agreement or any Transaction Document shall be the remedies described in the immediately preceding sentence and (ii) in no event shall the Corporation, the Partnership or any of their respective Subsidiaries be liable for any monetary damages in respect of breach of this Agreement or any Transaction Document, except, in each case, with respect to any liability of the Corporation for Fraud or an Intentional Breach by the Corporation. Any party seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. In the event that any action, claim, suit or proceeding should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

(b)                To the extent any party hereto brings an action, claim, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement), the Termination Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action, claim, suit or proceeding or (ii) such other time period established by the court presiding over such action, claim, suit or proceeding.

Section 10.14.                    Knowledge. For purposes of this Agreement, (i) “knowledge” of the Corporation means the actual knowledge of the persons listed on Schedule 10.14(i) and (ii) “knowledge” of Parent or Merger Sub means the actual knowledge of the persons listed on Schedule 10.14(ii).

Section 10.15.                  Non-Recourse. Except to the extent otherwise set forth in the Confidentiality Agreement, all claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or any Transaction Document, or the negotiation, execution or performance of this Agreement or any Transaction Document (including any representation or warranty made in, with, or as an inducement to, this Agreement or such Transaction Document), may be made only against (and such representations and warranties are those solely of) the parties hereto or thereto. Notwithstanding anything that may be expressed or implied in this Agreement to the contrary, the parties agree and acknowledge that no recourse under this Agreement, any Transaction

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Document, or any documents or instruments delivered in connection with this Agreement or any Transaction Document, or any transaction contemplated by any of the foregoing, shall be had against any Seller Related Party or Parent Related Party (together, the “Nonparty Affiliates”, it being acknowledged and agreed, for the avoidance of doubt, and notwithstanding anything herein to the contrary, that none of Parent, the Merger Sub, the Corporation or the Surviving Corporation shall be Nonparty Affiliates hereunder), whether by the enforcement of any assessment or by any legal or equitable Litigation, or by virtue of any Law, or by virtue of any breach or alleged breach hereof or thereof, the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby or thereby or in respect of any other document or theory of law or equity or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith (whether at law or in equity, and whether in contract or in tort or otherwise), including any claim for Fraud, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Nonparty Affiliate for any obligation of any party under this Agreement, any Transaction Document, any documents or instruments delivered in connection with this Agreement or any Transaction Document, or any transaction contemplated by the foregoing, for any claim based on, in respect of or by reason of such obligations or their creation, in each case except to the extent any such Nonparty Affiliate is a named party to and has executed any such document or instrument (and in such instance, subject to any limitations contained therein).

Section 10.16.                    Waiver of Conflicts. Recognizing that the Identified Counsel has acted as legal counsel to the Corporation, its Subsidiaries, certain of the direct and indirect holders of the Shares and certain of their respective Affiliates prior to the date hereof, and that the Identified Counsel intends to act as legal counsel to certain of such direct and indirect holders of Shares and their respective Affiliates (which will no longer include the Corporation and its Subsidiaries) after the Closing, each of Parent, Merger Sub and the Corporation hereby waives, on its own behalf and agrees to cause its Affiliates, the Surviving Corporation and its Subsidiaries to waive, any conflicts that may arise in connection with the Identified Counsel representing any such direct or indirect holders of Shares or their respective Affiliates after the Closing as such representation may relate to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby. In addition, all communications prior to the Closing involving attorney-client confidences between such direct and indirect holders of Shares, the Corporation and its Subsidiaries and their respective Affiliates, on the one hand, and the Identified Counsel, on the other hand, to the extent related to the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to such direct and indirect holders of Shares and their respective Affiliates (and not the Corporation, the Surviving Corporation or its Subsidiaries). Accordingly, neither Parent, the Surviving Corporation nor any of their respective Subsidiaries shall have access to any such communications or to the files of the Identified Counsel to the extent relating to the negotiation, documentation and consummation of the transactions contemplated hereby from and after the Effective Time. Without limiting the generality of the foregoing, from and after the Effective Time, (i) Persons who were the direct and indirect holders of Shares and their respective Affiliates (and not the Surviving Corporation or any of its Subsidiaries or Affiliates) shall be the sole holders of the attorney-client privilege with respect to the negotiation, documentation and consummation of the transactions contemplated hereby, and none of Parent, the Surviving Corporation nor any of their respective Subsidiaries or Affiliates shall be a holder thereof, (ii) to the extent that files of the Identified Counsel in respect of the negotiation, documentation and consummation of the transactions contemplated hereby constitute property of the client, only the Persons who were direct and indirect holders of Shares and their respective Affiliates (and not the Surviving Corporation or any of its Subsidiaries or Affiliates) shall hold such property rights and (iii) the Identified Counsel shall not have any duty whatsoever to reveal or disclose any such attorney-client communications or files to Parent, the Surviving Corporation, or any of their respective Subsidiaries or Affiliates by reason of any attorney-client relationship between the Identified Counsel, on the one hand, and any of the Corporation or any of its Subsidiaries, on the other hand, or otherwise.

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Section 10.17.                 DISCLAIMER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE: (A) THE REPRESENTATIONS AND WARRANTIES OF THE CORPORATION EXPRESSLY SET FORTH IN ARTICLE V ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE WITH RESPECT TO THE CORPORATION AND ITS SUBSIDIARIES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND (B) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (A) ABOVE, NONE OF THE CORPORATION, ITS SUBSIDIARIES, ANY SELLER RELATED PARTY OR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE VALUE, MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE CORPORATION OR ITS SUBSIDIARIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE VALUE, MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE CORPORATION AND ITS SUBSIDIARIES, ARE HEREBY EXPRESSLY DISCLAIMED. PARENT AND MERGER SUB REPRESENT, WARRANT, COVENANT AND AGREE, ON BEHALF OF THEMSELVES AND THE PARENT RELATED PARTIES (1) THAT IN DETERMINING TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, THEY ARE NOT RELYING UPON, AND HAVE NOT BEEN INDUCED BY, ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE EXPRESSLY MADE BY THE CORPORATION AS SET FORTH IN ARTICLE V, (2) THAT NEITHER PARENT NOR MERGER SUB OR ANY PARENT RELATED PARTY WILL HAVE ANY RIGHT OR REMEDY (AND NONE OF THE CORPORATION, ITS SUBSIDIARIES OR ANY SELLER RELATED PARTY SHALL HAVE ANY LIABILITY WHATSOEVER) ARISING OUT OF ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN ARTICLE V, AND (3) THAT PARENT AND MERGER SUB, SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT AND THE REPRESENTATIONS AND WARRANTIES IN ARTICLE V, SHALL ACQUIRE THE CORPORATION AND ITS SUBSIDIARIES AND THEIR RESPECTIVE ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS AND “WITH ALL FAULTS”.

Without limiting the generality of the immediately preceding paragraph, it is understood and agreed by Parent and Merger Sub, on behalf of themselves and the Parent Related Parties, that any estimate, projection forecast, plan, budget or other prediction, any data, any financial information or any memoranda or offering materials or presentations, including any memoranda and materials provided by or on behalf of the Corporation or its Subsidiaries or any Seller Related Party, are not and shall not be deemed to be or to include representations or warranties, except to the extent explicitly set forth in Article V hereof as a representation and warranty by (and only by) the Corporation.

Section 10.18.                    Due Diligence Review. Each of Parent and Merger Sub acknowledges, covenants and agrees, on behalf of itself and each Parent Related Party: (a) that it has completed to its satisfaction its own due diligence investigation, and based thereon, formed its own independent judgment with respect to the Corporation and its Subsidiaries and businesses; (b) that it has

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been furnished with or given satisfactory access to such documents and information about the Corporation and its Subsidiaries and their respective businesses and operations as it and its representatives and advisors have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (c) that in entering into this Agreement, it has relied solely upon its own investigation and analysis and the representations and warranties of the Corporation expressly contained in Article V hereof; (d) that other than the representations and warranties of the Corporation expressly contained in Article V hereof, no representation or warranty has been or is being made related to this Agreement by the Corporation or any other Person as to any of the matters contemplated hereby or as to the accuracy or completeness of any of the information provided or made available to Parent or Merger Sub or any of their respective representatives and advisors; and (e) there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information, each of Parent and Merger Sub is familiar with such uncertainties, each of Parent and Merger Sub is taking full responsibility for making its own evaluations of the adequacy and accuracy of any and all estimates, projections, forecasts, plans, budgets and other materials or information that may have been delivered or made available to it or any Parent Related Party, none of Parent, Merger Sub or any Parent Related Party has relied or will rely on such information, and none of Parent or a Merger Sub will assert, and each will cause its respective Affiliates not to assert, any claims against the Corporation (or against its Subsidiaries or any Seller Related Party) with respect thereto.

Section 10.19.                    Release. As of the Closing, (a) Parent and the Merger Sub, on their own behalf and on behalf of the Parent Related Parties, the Surviving Corporation and its Subsidiaries (each of the foregoing, the “Parent Releasing Person”) and (b) the Partnership, on its own behalf and on behalf of the Seller Related Parties (each of the foregoing, a “Seller Releasing Person” and each of the Parent Releasing Persons and the Seller Releasing Persons, a “Releasing Person”), hereby release and forever discharge (x) in the case of the Parent Releasing Persons, each of the Existing Holders and their respective Affiliates (which, for the purposes of this Section 10.19, shall not include any portfolio company of Warburg Pincus LLC and its affiliated investment funds), successors and assigns, and each other Seller Related Party (each of the foregoing, a “Seller Released Person”) and (y) in the case of the Seller Releasing Persons, Parent, the Merger Sub and their respective Affiliates, successors and assigns, and each other Parent Related Party (each, a “Parent Released Person” and each of the Parent Released Persons and the Seller Released Persons, a “Released Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever (including arising under any Environmental Laws), of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, which have been or could have been asserted against any Released Person, which any Releasing Person has or ever had, which, in each case, arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Corporation and its Subsidiaries; provided that the parties acknowledge and agree that this Section 10.19 does not apply to and shall not constitute a release of (i) any claim for Fraud, (ii) any rights or obligations to the extent arising under any provision of this Agreement that survives the Closing in accordance with Section 9.01, (iii) in the case of the Seller Releasing Persons, any rights provided in the Organizational Documents of the Corporation or its Subsidiaries in effect as of the date hereof or in any other agreement in place as of the date hereof and made available to Parent with respect to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, or (iv) if such Releasing Person is an employee or service provider of the Corporation or any of its Subsidiaries, any claim arising out of or relating to such Releasing Person’s employment by the Corporation or any of its Subsidiaries, including, without limitation, any right to receive accrued but unpaid compensation or health, disability, life insurance or other employee benefits payable by the Corporation or any of its Subsidiaries (including any rights pursuant to any Plan).

Section 10.20.                    Interpretation. The words “hereof”, “herein”, “hereto”, “hereunder” and “hereinafter” and words of similar import, when used in this Agreement, shall refer to this Agreement

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as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. The term “dollars” and character “$” shall mean United States dollars. The term “including” shall mean including, without limitation, and the words “include” and “includes” shall have corresponding meanings and such words shall not be construed to limit any general statement that they follow to the specific or similar items or matters immediately following them. The term “or” is not exclusive, unless the context otherwise requires. The terms “party”, “parties”, “parties hereto”, “parties to this Agreement” and similar terms, when used in this Agreement, shall refer to Parent, the Merger Sub, the Representative, and/or the Corporation, as applicable, unless the context expressly otherwise requires. The term “made available” means such document has been uploaded and made available in the online “data rooms” established by Datasite for Project Magnolia on or before the date that is one (1) Business Day prior to the date hereof. The term “to the extent” means the degree by which, and not “if”. With respect to the determination of any period of time, the word “from” or “since” means “from and including” or “since and including” as applicable, and the words “to” and “until” each means “to but excluding”. References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any matter set forth in any section of any Schedule shall be deemed to be referred to and incorporated in all other sections of the Schedules to which such matter’s application or relevance is reasonably apparent on its face. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. Any reference in this Agreement to gender shall include all genders and the neuter. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Any agreement, instrument or statute defined or referred to herein or any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver of consent and (in the case of statutes) by succession or comparable successor statutes and references to all attachments thereto that have been made available to Parent and instruments incorporated therein that have been made available to Parent, except with respect to the Schedules and any amendments to agreements or other documents following the date of this Agreement. Any agreement referred to herein shall include reference to all exhibits, schedules and other documents or agreements attached thereto to the extent such exhibits, schedules and other documents or agreements have been made available. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any specific item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.

Section 10.21.                    Representative.

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(a)                The Partnership, on behalf of itself and on behalf of each Existing Holder, shall be deemed to have irrevocably constituted, appointed, authorized, directed and empowered, effective as of the Closing (and without regard to whether such holder has delivered a duly executed Letter of Transmittal) the Representative to act as sole and exclusive agent, attorney-in-fact and representative of such Existing Holder, with full power of substitution, with respect to all matters under this Agreement and the agreements ancillary hereto, including giving and receiving notices hereunder, entering into any amendment or modification hereof, engaging special counsel, accountants or other advisors or incurring such other expenses on behalf of the Existing Holders, holding back from disbursement to any Existing Holder any such funds to the extent it reasonably determines may be necessary or required under the terms and conditions of this Agreement or applicable Law, negotiating, settling, compromising or otherwise resolving any dispute hereunder (including any disputes relating to the Adjustment Escrow Amount) or doing any and all things and taking any and all actions, in each case that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement or any other documents or instruments entered into in connection herewith.

(b)                Neither the Representative nor any of its officers, directors, managers, employees, agents or representatives shall incur any responsibility or liability whatsoever to any Existing Holder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any such other agreement, instrument or document, except to the extent any act or failure to act constitutes fraud or willful misconduct. The Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue. The Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Each Existing Holder shall, severally and not jointly, indemnify, defend and hold harmless the Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s execution and performance of this Agreement and the agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the fraud or willful misconduct of the Representative, the Representative will reimburse the Existing Holders the amount of such indemnified Representative Loss to the extent attributable to such fraud or willful misconduct. If not paid directly to the Representative by the Existing Holders, any such Representative Losses may be recovered by the Representative from (i) the funds in the Representative Expense Fund and (ii) the amounts in the Adjustment Escrow Account at such time as remaining amounts would otherwise be distributable to the Existing Holders; provided, that while this section allows the Representative to be paid from the Representative Expense Fund and the Adjustment Escrow Account, this does not relieve the Existing Holders of their obligation to promptly pay such Representative Losses as they are suffered or incurred (consistent with the allocation in the immediately preceding sentence), nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. Notwithstanding anything to the contrary in this Agreement, in no event will the Representative be required to advance its own funds on behalf of the Existing Holders or otherwise. The Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel. The indemnity obligations of this Section 10.21(b) shall survive the Closing, the resignation or removal of the Representative or any termination of this Agreement pursuant to Section 9.02.

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(c)                Each of Parent and Merger Sub shall have the right to rely upon all actions taken or omitted to be taken by the Representative hereunder or in connection with this Agreement. All decisions, actions, consents and instructions of the Representative authorized to be made, taken or given pursuant to this Section 10.21(c) shall be final and binding upon all the Existing Holders, and no Existing Holder shall have any right to object, dissent, protest or otherwise contest the same.

(d)                At the Closing, Parent shall deliver to the Representative the Representative Expense Fund, to be held to cover and reimburse the fees, expenses and other monetary obligations incurred by the Representative in connection with the carrying out by the Representative of its duties under this Agreement. The Representative Expense Fund will be used for the purposes of paying directly, or reimbursing the Representative for, any third party expenses, charges or liabilities pursuant to this Agreement and any agreements ancillary hereto. The Existing Holders will not receive any interest or earnings on the Representative Expense Fund and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The Representative will not be liable for any loss of principal of the Representative Expense Fund other than as a result of its fraud or willful misconduct. The Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy.

(e)               As soon as practicable following the completion of the Representative’s responsibilities, the Representative will deliver (or will cause to be delivered) the balance of the Representative Expense Fund to the Existing Holders the portion of the balance of the Representative Expense Fund such holder is entitled to receive. In the event that any amount is owed to the Representative, whether for fees, expense reimbursement or indemnification, that is in excess of the amounts remaining in the Representative’s Expense Fund, the Representative shall be entitled to be reimbursed by the Existing Holders on a pro rata basis (consistent with the allocation in the immediately preceding sentence), and the Existing Holders shall so reimburse the Representative; provided, that for the avoidance of doubt, the aggregate of the applicable pro rata shares of all of the Existing Holders shall in all cases sum to 100%. Upon written notice from the Representative to the Existing Holders as to any such owed amount, including a reasonably detailed description as to such owed amount, each Existing Holder shall promptly deliver to the Representative full payment of his, her or its pro rata share of such owed amount (determined on a basis consistent with the allocation in the first sentence of this Section 10.21(e)). For Tax purposes, the Representative Expense Fund will be treated as having been received and voluntarily set aside by the Existing Holders at the time of Closing.

Section 10.22.                    Debt Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) agrees that it will not bring or support any person in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources (which defined term for the purposes of this provision shall include the Debt Financing Sources and their respective affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and representatives involved in the financing contemplated by the Debt Commitment Letter) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York; (ii) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Commitment Letter or the performance thereof or the financings

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contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, (a) the Corporation, the Representative, and their respective subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any Debt Financing Source, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and any such rights or claims are hereby waived, disclaimed, and released in full, and (b) no Debt Financing Source shall have any liability (whether in contract, in tort or otherwise) to any of the Corporation, the Representative, and their respective subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Debt Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of, Section 10.02 and this Section 10.22 (all of which may be enforced by such Debt Financing Sources).

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

JAZZ PARENT, INC.

By:	/s/ J. Shawn Trogdon
Name: J. Shawn Trogdon
Title: President and Chief Executive Officer

JAZZ TOPCO GP LLC,
solely in its capacity as the Representative

By:	/s/ J. Shawn Trogdon
Name: J. Shawn Trogdon
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

HEICO CORPORATION

By:	/s/ Carlos L. Macau, Jr.
Name: Carlos L. Macau, Jr.
Title: Chief Financial Officer and Treasurer

MAGNOLIA MERGECO INC.

By:	/s/ Carlos L. Macau, Jr.
Name: Carlos L. Macau, Jr.
Title: Treasurer

[Signature Page to Agreement and Plan of Merger]